Exhibit 10.21

CREDIT AGREEMENT
DATED AS OF JANUARY 14, 2015
BY AND AMONG
MONOGRAM RESIDENTIAL OP LP,
AS THE BORROWER,
KEYBANK NATIONAL ASSOCIATION,
THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT
AND
OTHER LENDERS THAT MAY BECOME
PARTIES TO THIS AGREEMENT,
KEYBANK NATIONAL ASSOCIATION,
AS THE AGENT,
JPMORGAN CHASE BANK, N.A.,
AS THE SYNDICATION AGENT,
AND
KEYBANC CAPITAL MARKETS INC.,
AND
J. P. MORGAN SECURITIES LLC,
AS CO-LEAD ARRANGERS AND BOOK RUNNERS

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”) is made as of January 14, 2015, by and among MONOGRAM RESIDENTIAL OP LP, a Delaware limited partnership (the “Borrower”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto as “Lenders” pursuant to §18, KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), JPMORGAN CHASE BANK, N.A., as Syndication Agent, and KEYBANC CAPITAL MARKETS INC., and J. P. MORGAN SECURITIES LLC, as Co-Lead Arrangers and Book Runners (the “Arrangers”).
R E C I T A L S
WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility to the Borrower; and
WHEREAS, the Agent and the Lenders are willing to provide such revolving credit facility to the Borrower on and subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

§1.	DEFINITIONS AND RULES OF INTERPRETATION.

§1.1	Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:
Additional Guarantor. Each additional Subsidiary of the Borrower which becomes a Subsidiary Guarantor pursuant to §5.5.
Adjusted Consolidated EBITDA. With respect to any period of determination, the sum of (a) Consolidated EBITDA for the applicable period, less (b) the amount equal to Capital Reserves for such period.
Adjusted Funds from Operations. See §8.7.
Adjusted Net Operating Income. On any date of determination for the applicable Real Estate and with respect to any period, the sum of (i) Net Operating Income from such Real Estate for the trailing four (4) calendar quarter period, less (ii) the Capital Reserves for such period. Notwithstanding the foregoing, for the calculation above for assets that were Development Properties that became Stabilized Properties within the prior four (4) calendar quarter period, the calculation of Net Operating Income shall be calculated (a) until the end of the second (2nd) full calendar month after becoming a Stabilized Property, by multiplying the pro forma Net Operating Income for such Real Estate (as reasonably approved by Agent) for the first (1st) full calendar month after such Real Estate becomes a Stabilized Property by twelve (12), and (b) thereafter until there are four (4) calendar quarters of actual results, by annualizing the actual Net Operating Income for such Real Estate for the full calendar months occurring after such Real Estate became a Stabilized Property.

Affected Lender. See §4.14(b).
Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, or (ii) a managing member’s or manager’s interest in a limited liability company.
Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.
Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.
Agent’s Special Counsel. McKenna Long & Aldridge LLP or such other counsel as selected by the Agent.
Agreement. This Credit Agreement, including the Schedules and Exhibits hereto.
Agreement Regarding Fees. See §4.2.
Applicable Law. All applicable provisions of constitutions, statutes, rules, regulations, guidelines and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators.
Applicable Margin. (a) On any date, the Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be a percentage per annum as set forth below based on the ratio of the Consolidated Total Indebtedness to Gross Asset Value:

Pricing Level	Ratio	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans
Pricing Level 1	Less than 50%	2.50%	1.50%
Pricing Level 2	Equal to or greater than 50% but less than 55%	2.75%	1.75%
Pricing Level 3	Equal to or greater than 55% but less than 60%	3.00%	2.00%
Pricing Level 4	Equal to or greater than 60%	3.25%	2.25%

The initial Applicable Margin shall be at Pricing Level 1. At such time as this subparagraph (a) is applicable, the Applicable Margin for each Base Rate Loan shall be determined by reference to the ratio of Consolidated Total Indebtedness to Gross Asset Value in effect from time to time, and the Applicable Margin for any Interest Period for all LIBOR Rate Loans comprising part of the same borrowing shall be determined by reference to the ratio of Consolidated Total Indebtedness to Gross Asset Value in effect on the first (1st) day of such Interest Period. The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by the REIT to the Agent of the Compliance Certificate after the end of a calendar quarter. In the event that the REIT shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin for Loans shall be at Pricing Level 4 commencing on the first (1st) Business Day following such failure and continuing until such failure is cured within any applicable cure period, or waived in writing by the Required Lenders, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.
In the event that the Agent, the REIT or the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period pursuant to this subparagraph (a) (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Agent the corrected financial statements for such Applicable Period, (b) the Applicable Margin shall be determined as if the Pricing Level for such higher Applicable Margin were applicable for such Applicable Period, and (c) the Borrower shall within three (3) Business Days of demand thereof by the Agent pay to the Agent the accrued additional amount owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with this Agreement.
(b)    From and after the date that Agent first receives written notice from Borrower that Borrower has first obtained an Investment Grade Rating and Borrower delivers a written notice to Agent irrevocably electing to have the Applicable Margin determined pursuant to this subparagraph (b), the Applicable Margin for the Base Rate Loans and LIBOR Rate Loans shall mean, as of any date of determination, a percentage per annum determined by reference to the Credit Rating Level as set forth below:

Pricing Level	Credit Rating Level	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans
I	Credit Rating Level 1	0.875%	0.00%
II	Credit Rating Level 2	0.925%	0.00%
III	Credit Rating Level 3	1.05%	0.05%
IV	Credit Rating Level 4	1.25%	0.25%
V	Credit Rating Level 5	1.65%	0.65%
At such time as this subparagraph (b) is applicable, the Applicable Margin for each Base Rate Loan shall be determined by reference to the Credit Rating Level in effect from time to time, and the Applicable Margin for any Interest Period for all LIBOR Rate Loans comprising part of the same borrowing shall be determined by reference to the Credit Rating Level in effect on the first day of such Interest Period; provided, however that no change in the Applicable Margin resulting from the application of the Credit Rating Levels or a change in the Credit Rating Level shall be effective until three (3) Business Days after the date on which the Agent receives written notice of the application of the Credit Rating Levels and Borrower’s irrevocable election to have the Applicable Margin determined pursuant to this subparagraph (b) or a change in such Credit Rating Level. From and after the first date that the Applicable Margin is based on Borrower’s Investment Grade Rating pursuant to this subparagraph (b), the Applicable Margin shall no longer be calculated by reference to the ratio of Consolidated Total Indebtedness to Gross

Asset Value (provided that any accrued interest payable at the Applicable Margin determined by reference to the ratio of Consolidated Total Indebtedness to Gross Asset Value prior to such date shall be payable as provided in §2.6).
Applicable Subsidiary Guarantor. See §7.7(a)(i).
Appraisal. An MAI appraisal of the value of a parcel of Real Estate, determined on an “as-is” market value basis, performed by an independent appraiser selected by the Agent who is not an employee of the REIT, the Borrower, any of their respective Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agent.
Appraised Value. The “as-is” market value of a parcel of Real Estate determined by the most recent Appraisal of such Real Estate obtained pursuant to this Agreement.
Arrangers. As defined in the preamble hereto.
Assignment and Acceptance Agreement. See §18.1.
Assignment of Leases and Rents. Each of the assignments of leases and rents from the Borrower or a Subsidiary Guarantor that is an owner of a Credit Support Property to the Agent, as it may be modified or amended, pursuant to which there shall be assigned to the Agent for the benefit of the Lenders a security interest in the interest of the Borrower or such Subsidiary Guarantor, as lessor with respect to all Leases of all or any part of each Credit Support Property, each such assignment to be in the form of the agreements executed on the Closing Date, with such changes thereto as Agent may reasonably require as a result of state law or practice or type of asset.
Authorized Officer. Any of the following Persons: with respect to the REIT, the chief executive officer, the chief financial officer, any executive vice president, senior vice president, treasurer or chief accounting officer of the REIT, and, with respect to the Borrower or any Subsidiary, the chief executive officer, the chief financial officer, any executive vice president, treasurer or chief accounting officer of General Partner and such other Persons as the Borrower shall designate in a written notice to the Agent.
Balance Sheet Date. September 30, 2014.
Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.
Base Rate. The greater of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, (b) one half of one percent (0.5%) above the Federal Funds Effective Rate, and (c) LIBOR for an Interest Period of one (1) month plus one percent (1.0%). The Base Rate is a reference rate used by the lender acting as Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the lender acting as the Agent or any other lender on any extension of credit to any debtor. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of 12:01 a.m. on the Business Day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans. Collectively, (a) the Revolving Credit Loans bearing interest calculated by reference to the Base Rate and (b) the Swing Loans.
Borrower. As defined in the preamble hereto.
Breakage Costs. The cost to any Lender of re-employing funds bearing interest at LIBOR incurred in connection with (a) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (b) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (c) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a LIBOR Rate Loan, but excluding from such calculations in all cases loss of margin.
Building. With respect to any Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.
Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.
Capital Reserve. For any period, an amount equal to the sum of (i) $250 per apartment unit multiplied by (b) the number of days in such period divided by three hundred sixty-five (365). Capital Reserves will be calculated by including Borrower’s Equity Percentage of apartment units of its Unconsolidated Affiliates and Subsidiaries that are not Wholly-Owned Subsidiaries.
Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.
Capitalized Interest. For any period of determination, interest paid or accrued on a development loan secured by a Development Property. Interest paid or accrued on such a development loan will not be considered to be Capitalized Interest after such time as the sum of (a) the Net Operating Income for such property for a period of three (3) consecutive months, minus (b) interest paid or accrued on such development loan during such period, exceeds zero.
Capitalized Value. With respect to any Stabilized Property owned by Borrower or any of its Subsidiaries or Unconsolidated Affiliates, an amount equal to (a) the Adjusted Net Operating Income from such Stabilized Property for the preceding four (4) calendar quarter period, divided by (b) six and one-fourth percent (6.25%).
Cash Collateral Agreement. The Cash Collateral Account and Control Agreement among Agent, KeyBank as depository, and the Subsidiary Guarantors which own Credit Support Properties.
Cash Equivalents. As of any date, (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (b) time deposits and certificates of deposits having maturities of not more than one (1) year from such date and issued by any domestic commercial bank having (i) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (ii) capital and surplus in excess of $100,000,000.00, (c) commercial paper rated at least A‑1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, (d) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s, (e) money market and overnight sweep accounts with any Lender or any U.S. commercial bank (or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S.) having membership in the FDIC, combined capital and surplus of not less than $100,000,000 and whose short-term securities are rated at least A-2 by S&P and P-2 by Moody’s, and (f) to the extent not included within (a)-(e) above, Investments permitted by §8.3(a)-(g).
CERCLA. The federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.
Change in Law. The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
Change of Control. A Change of Control shall exist upon the occurrence of any of the following:
(a)    any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or interests shall have different voting powers) of the voting stock or voting interests of the REIT equal to at least twenty-five percent (25%);
(b)    as of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of the REIT consists of individuals who were not either (i) directors or trustees of the REIT as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of the REIT of which a majority consisted of individuals described in clause (i) above, or (iii) selected or nominated to become directors or trustees by the Board of the REIT, which majority consisted of individuals described in clause (i) above and individuals described in clause (ii) above (excluding, in the case of both clauses (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or
(c)    the REIT, General Partner, Limited Partner or the Borrower consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §8.4); or
(d)    General Partner (or, if all of the General Partner’s interest in the Borrower is transferred to the REIT, the REIT) fails to (i) be the sole general partner of Borrower, (ii) own, directly or indirectly, free of any lien, encumbrance or other adverse claim, at least 0.01% of the economic, voting and beneficial interest of the Borrower, or (iii) control the Borrower;
(e)    the Borrower fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim (other than any Lien of the Agent granted pursuant to the Loan Documents), at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor; or
(f)    the REIT fails to (i) own directly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interest of General Partner (unless all of the General Partner’s interest in the Borrower has been transferred to the REIT) and Limited Partner, or (ii) control the General Partner (unless all of the General Partner’s interest in the Borrower has been transferred to the REIT), Limited Partner and Borrower, or (iii) own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least seventy-five percent (75%) of the economic, voting and beneficial interest of the Borrower.
Closing Date. The date of this Agreement.
Code. The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.
Collateral. All of the property, rights and interests of the Borrower and its Subsidiaries which are subject to the security interests, security title, liens and mortgages created by the Security Documents.
Collateral Account. A special deposit account established by the Agent pursuant to §12.6 and under its sole dominion and control.
Commitment. With respect to each Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Lender’s commitment to make or maintain Loans to the Borrower and to participate in Letters of Credit for the account of the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.
Commitment Increase. See §2.11(a).
Commitment Increase Date. See §2.11(b).
Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
Communications. See §7.4.
Compliance Certificate. See §7.4(c).

Condemnation Proceeds. All compensation, awards, damages, judgments and proceeds awarded to the Borrower or a Subsidiary Guarantor by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same, including, without limitation, reasonable and customary amounts expended in negotiating, litigating, if appropriate, or investigating the amount of such compensation, awards, damages, judgments and proceeds.
Connection Income Taxes. Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
Consolidated EBITDA. With respect to any period, an amount equal to the EBITDA of the REIT and its Subsidiaries for such period determined on a Consolidated basis (but excluding any Subsidiary that is not a Wholly-Owned Subsidiary and which is Consolidated with the REIT in accordance with GAAP) plus (without duplication) such Person’s Equity Percentage of EBITDA of its Unconsolidated Affiliates and Subsidiaries that are not Wholly-Owned Subsidiaries.
Consolidated Fixed Charges. With respect to any period, the sum of (a) Consolidated Interest Expense for such period, plus (b) all of the principal due and payable and principal paid with respect to Indebtedness of the REIT, the Borrower and their respective Wholly-Owned Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full and any voluntary prepayments, plus (c) all Preferred Distributions paid during such period. Such Person’s Equity Percentage in the fixed charges referred to above of its Unconsolidated Affiliates and Subsidiaries that are not Wholly-Owned Subsidiaries shall be included (without duplication) in the determination of Consolidated Fixed Charges.
Consolidated Interest Expense. With respect to any period, without duplication, (a) total Interest Expense of the REIT and its Subsidiaries determined on a Consolidated basis (but excluding any Subsidiary that is not a Wholly-Owned Subsidiary and which is Consolidated with the REIT in accordance with GAAP) in accordance with GAAP for such period, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates and Subsidiaries that are not Wholly-Owned Subsidiaries for such period.
Consolidated Tangible Net Worth. As of any date of determination, for the REIT and its Subsidiaries on a Consolidated basis, an amount equal to (a) Shareholders’ Equity of the REIT and its Subsidiaries on that date, minus (b) Intangible Assets of the REIT and its Subsidiaries on that date, plus (c) Intangible Liabilities of the REIT and its Subsidiaries on that date, plus (d) accumulated depreciation of the real estate assets of the REIT and its Subsidiaries.
Consolidated Total Indebtedness. All Indebtedness of the REIT and its Subsidiaries determined on a Consolidated basis (but excluding any Subsidiary that is not a Wholly-Owned Subsidiary and which is Consolidated with the REIT in accordance with GAAP) and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates and Subsidiaries that are not Wholly-Owned Subsidiaries.
Contribution Agreement. The Contribution Agreement dated as of even date herewith among the Borrower, General Partner, Limited Partner, the Subsidiary Guarantors that are a party thereto as of the Closing Date, and each Additional Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.

Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.
Credit Rating. As of any date of determination, the higher of the credit ratings (or their equivalents) then assigned to Borrower’s long-term senior unsecured non-credit enhanced debt by two of the Rating Agencies. A credit rating of BBB- from S&P or Fitch is equivalent to a credit rating of Baa3 from Moody’s and vice versa. A credit rating of BBB from S&P or Fitch is equivalent to a credit rating of Baa2 from Moody’s and vice versa. A credit rating of BBB+ from S&P or Fitch is equivalent to a credit rating of Baa1 by Moody’s and vice versa. A credit rating of A- from S&P or Fitch is equivalent to a credit rating of A3 from Moody’s and vice versa. It is the intention of the parties that if Borrower shall only obtain a credit rating from two of the Rating Agencies without seeking a credit rating from the third of the Rating Agencies, Borrower shall be entitled to the benefit of the Credit Rating Level for such credit rating. If Borrower shall have obtained a credit rating from more than one of the Rating Agencies, the highest of the ratings shall control, provided that the next highest rating for such Person is only one level below that of the highest rating. If the next highest rating for such Person is more than one level below that of the highest credit rating for such Person, the operative rating would be deemed to be one rating level higher than the lowest of the ratings. In the event that Borrower shall have obtained a credit rating from any or all of the Rating Agencies and shall thereafter lose such rating or ratings (whether as a result of withdrawal, suspension, election to not obtain a rating, or otherwise) from such Rating Agencies and as a result does not have a credit rating from two or more of the Rating Agencies, Borrower shall be deemed for the purposes hereof not to have a credit rating. Notwithstanding anything to the contrary contained herein, if at any time none of the Rating Agencies shall perform the functions of a securities rating agency, then Borrower and the Agent shall promptly negotiate in good faith to agree upon a substitute rating agency (and to correlate the system of ratings of such substitute rating agency with that of the rating agency being replaced), and pending such amendment, the Credit Rating of any Rating Agency in effect immediately prior to such time, shall continue to apply, provided that the designation of such replacement agency and such amendment are completed within forty-five (45) days of such event, and if not so completed within such forty-five (45) day period, Credit Rating Level 5 shall be the applicable Credit Rating Level until such time as Borrower obtains a Credit Rating from two or more Rating Agencies.
Credit Rating Level. One of the following five pricing levels, as applicable (determined in accordance with the definition of “Credit Rating”), and provided, further, that, from and after the time that Agent receives written notice that Borrower has first obtained an Investment Grade Rating and that Borrower has irrevocably elected to have the Applicable Margin determined pursuant to subparagraph (b) of the definition of Applicable Margin, during any period that Borrower has no Credit Rating Level, Credit Rating Level 5 shall be the applicable Credit Rating Level:
“Credit Rating Level 1” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A- by S&P, A3 by Moody’s or A- by Fitch;
“Credit Rating Level 2” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB+ by S&P, Baa1 by Moody’s or BBB+ by Fitch and Credit Rating Level 1 is not applicable;
“Credit Rating Level 3” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB by S&P, Baa2 by Moody’s or BBB by Fitch and Credit Rating Levels 1 and 2 are not applicable;

“Credit Rating Level 4” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch and Credit Rating Levels 1, 2 and 3 are not applicable; and
“Credit Rating Level 5” means the Credit Rating Level which would be applicable for so long as the Credit Rating is less than BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch or there is no Credit Rating.
Credit Support Property or Credit Support Properties. At the time of determination, the Real Estate owned by the Borrower or a Subsidiary Guarantor that is security for the Obligations pursuant to the Mortgages and which satisfies all of the conditions set forth in §7.19. The initial Credit Support Properties are described on Schedule 1.2 hereto.
Credit Support Property Value. As of any date of determination, the Credit Support Property Value for Credit Support Properties owned by the Borrower or any Subsidiary Guarantor that are subject to a Mortgage shall be the sum of the Appraised Values of each such Credit Support Property.
Credit Support Property Value Ratio. The ratio, expressed as a percentage, of (a) the aggregate Credit Support Property Values to (b) the Total Commitment.
Cross-Collateralized Debt. With respect to any Person, shall mean (a) the granting of a Lien by such Person on one or more assets of such Person to secure Indebtedness owing by such Person to a lender or other beneficiary and the granting of a Lien by such Person on the same group of assets to secure Indebtedness owing by such Person to (i) the same lender or other beneficiary under a different agreement, note or other instrument or (ii) one or more other lenders or beneficiaries, or (b) the granting of a Lien by such Person on more than one asset of such Person or the granting of a Lien by more than one Person on one or more assets of either Person to secure Indebtedness owing by such Person and/or other Persons to one or more lenders or beneficiaries under one agreement, note or other instrument, or (c) the granting of a Lien by such Person on all or a portion of its assets to secure Indebtedness owing by another Person. The Loans under this Agreement shall not constitute Cross-Collateralized Debt.
Default. See §12.1.
Default Rate. See §4.11.
Defaulting Lender. Any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, any Issuing Lender, any Swing Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect (unless, with respect to this clause (b), such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing in a manner reasonably acceptable to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that, notwithstanding the provisions of §2.13, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or assets; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person). Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.13(g)) upon delivery of written notice of such determination to the Borrower and each Lender.
Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement of similar type, including any such obligations or liabilities under any such master agreement.
Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).
Designated Person. See §6.31.
Development Property. Any Real Estate owned or acquired by the Borrower or its Subsidiaries or Unconsolidated Affiliates and on which construction, redevelopment or material rehabilitation of material improvements has commenced and is continuing to be performed; provided that any Real Estate will no longer be considered a Development Property upon the earlier of (a) for Development Properties with a total cost budget including land of less than $100,000,000.00, (i) such property reaching a stabilized occupancy of at least 85% for the most recent completed calendar quarter or (ii) twelve (12) months after substantial completion of construction and receipt of the certificate of occupancy; and (b) for Development Properties with a total cost budget including land of $100,000,000.00 or greater, (i) twenty-one (21) months after receipt of the certificate of occupancy of the first building of such project or (ii) eighteen (18) months after receipt of the certificate of occupancy for at least fifty percent (50%) of buildings constituting a part of such project. Upon meeting the defined thresholds above, the asset will be considered to be a “Stabilized Property”.
Directions. See §14.14.
Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of the REIT or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the REIT or any of its Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the REIT or any of its Subsidiaries now or hereafter outstanding. Distributions from any Subsidiary of the Borrower to, directly or indirectly, the Borrower or the REIT shall be excluded from this definition.
Dollars or $. Dollars in lawful currency of the United States of America.
Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.
Drawdown Date. The date on which any Loan is made or is to be made and, for purposes of §2.6(a), the date on which any LIBOR Rate Loan is converted to a Base Rate Loan in accordance with §4.1 or, for purposes of §2.6(b), is continued as a LIBOR Rate Loan in accordance with §4.1.
EBITDA. With respect to any Person for any period (without duplication): the sum of (a) Net Income (or Loss) on a Consolidated basis for such period plus (a) the following, to the extent deducted in calculating such Net Income: (i) such Persons’ Interest Expense plus other costs related to amortization of fees and expenses relating to the issuance of indebtedness for such period, (ii) the provision for Federal, state and local income taxes payable by such Persons for such period, (iii) such Persons’ depreciation and amortization expense for such period, and (iv) other non-cash expenses of such Persons reducing such Net Income for such and minus (b) the following to the extent included in calculating such Net Income: (i) Federal, state and local income tax credits of such Persons for such period, (ii) all non-cash items increasing such Persons’ Net Income for such period, and (iii) all gains (or plus all losses) attributable to any sales or other dispositions of assets, debt restructurings or early retirement of debt. EBITDA shall be adjusted to remove (x) any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R, (y) any EBITDA from a Subsidiary or Unconsolidated Affiliate that is in default of underlying Indebtedness, and (z) any EBITDA from a Development Property with Capitalized Interest.

Electronic System. See §7.4.
Eligible Real Estate. Real Estate which at all times satisfies the following requirements:
(a)    which is located in the United States;
(b)    which is improved by an income-producing Multifamily Property, as to which all improvements related to the development of the Multifamily Property have been completed and for which a certificate of occupancy or equivalent has been issued;
(c)    as to which all of the representations set forth in §6 of this Agreement and in the other Loan Documents concerning such Real Estate are true and correct; and
(d)    such Real Estate is in compliance with all of the covenants in this Agreement and the other Loan Documents (including without limitation §7.19) applicable to such Real Estate.
Eligible Real Estate Qualification Documents. See Schedule 5.3 attached hereto.
Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the REIT or any ERISA Affiliate, other than a Multiemployer Plan.
Environmental Engineer. Any firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.
Environmental Laws. As defined in the Indemnity Agreement.
Environmental Reports. See §6.19.
EPA. See §6.19(b).
Equity Interests. With respect to any Person, (a) any share of capital stock of (or other ownership or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of (i) any share of capital stock of (or other ownership or profit interests in) such Person, or (ii) any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests) and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination, and (c) any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.
Equity Offering. The issuance and sale after the Closing Date by the REIT or any of its Subsidiaries of any equity securities of such Person (other than equity securities issued to the REIT or any one or more of its Subsidiaries in their respective Subsidiaries); provided that any issuance and sale of equity securities of the REIT, the proceeds of which are used within ninety (90) days of such issuance and sale to retire Equity Interests in the REIT, shall not constitute an Equity Offering to the extent of the proceeds so used.
Equity Percentage. The aggregate ownership percentage of the REIT in each Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary, which shall be calculated as the REIT’s direct or indirect share of the liabilities or assets, as the case may be, of such Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary as reasonably determined by the Borrower based on Borrower’s direct or indirect economic interest in such Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary as of the date of determination.
ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidelines issued thereunder.
ERISA Affiliate. Any Person which is treated as a single employer with the REIT or its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA and any predecessor entity of any of them.
ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which the Borrower, a Guarantor or an ERISA Affiliate could have liability under Section 4062(e) or Section 4063 of ERISA.
Event of Default. See §12.1.
Excluded Hedge Obligation. With respect to any Guarantor, any Hedge Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
Excluded Subsidiary. Any Subsidiary of the Borrower which is prohibited from guaranteeing the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing Secured Indebtedness permitted by this Agreement, (ii) a provision of such Subsidiary’s organizational documents, which provision is included as a condition to the extension of such Secured Indebtedness, or (iii) any joint venture agreement with an unaffiliated third Person.
Excluded Taxes. Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by the Borrower under §4.14 as a result of costs sought to be reimbursed pursuant to §4.3 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
Extension Request. See §2.12(a)(i).
Facility Fee. See §2.3(b).
FATCA. Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
Federal Funds Effective Rate. For any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of Cleveland (or, if such Federal Reserve Bank does not publish such rate, the Federal Reserve Bank of New York) on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as reasonably determined by the Agent.
Fee Owner. The applicable owner of the fee interest in a Credit Support Property that is subject to a Ground Lease.
Fitch. Fitch, Inc., and any successor thereto.
Foreign Lender. If the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
Freddie Mac Facility. The $150,000,000 line of credit provided by the Federal Home Loan Mortgage Corporation (as successor by assignment from Northmarq Capital, LLC) to the Borrower and certain Subsidiaries of the Borrower from time to time secured by a pool of wholly-owned properties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
Fronting Exposure. At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or other credit support acceptable to the Swing Loan Lender shall have been provided in accordance with the terms hereof.
Funds from Operations. With respect to any Person for any period, on a Consolidated basis, an amount equal to (a) the Net Income (or Loss) of such Person computed in accordance with GAAP, calculated without regard to (i) gains (or losses) from debt restructuring and sales of property during such period, and (ii) charges for impairment of real estate, plus (b) depreciation of such Person with respect to real estate assets and amortization (other than amortization of deferred financing costs) for such period, plus (c) other non-cash items of such Person (other than amortization of deferred financing costs) for such period, all after adjustment for unconsolidated partnerships and joint ventures. Except as provided above, Funds from Operations shall be reported in accordance with NAREIT policies as amended from time to time.
GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.
General Partner. Monogram Residential, Inc., a Delaware corporation.
Governmental Authority. Any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law, and including any supra-national bodies such as the European Union or the European Central Bank.
Gross Asset Value. At any time and on a Consolidated basis for the REIT and its Subsidiaries (and except to the extent provided in clause (i) below, excluding any amounts attributable to any Subsidiary that is not a Wholly-Owned Subsidiary and which is Consolidated with the REIT in accordance with GAAP and any Unconsolidated Affiliate), the sum of (without duplication with respect to any Real Estate):
(a)    the Credit Support Property Value of the Credit Support Properties; plus
(b)    the Capitalized Value of any Real Estate that has been a Stabilized Property and owned by the Borrower or any of its Subsidiaries for the prior four (4) consecutive calendar quarters most recently ended; plus
(c)    for Development Properties of the Borrower or its Subsidiaries that have become Stabilized Properties within the prior four (4) consecutive calendar quarter period, the Capitalized Value of such Real Estate; plus
(d)    the purchase price of all Stabilized Properties acquired by the Borrower and its Subsidiaries during the four (4) consecutive calendar quarters most recently ended; plus
(e)    the undepreciated book value determined in accordance with GAAP of all Development Properties owned by Borrower and its Subsidiaries; plus
(f)    the undepreciated book value determined in accordance with GAAP of all Land Assets of Borrower and its Subsidiaries; plus
(g)    the book value determined in accordance with GAAP of all Mortgage Note Receivables of Borrower and its Subsidiaries that are performing; plus
(h)    the GAAP book value of all Unrestricted Cash and Cash Equivalents of the REIT and its Subsidiaries as of the date of determination; plus

(i)    with respect to any Subsidiary that is not a Wholly-Owned Subsidiary or any Unconsolidated Affiliate, the REIT’s Equity Percentage of the items listed in clauses (a)-(g) above in this definition owned by an Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary.
To the extent that the Gross Asset Value includes any asset disposed of during the calendar quarter most recently ended prior to a date of determination, such asset and all income therefrom shall be excluded from the calculation of Gross Asset Value. Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated (including Land) principally as a Multifamily Property. For the avoidance of doubt, any Investments under §8.3(n) shall not be included in the determination of Gross Asset Value.
Ground Lease. Any ground lease having a remaining unexpired term (exclusive of unexercised extension options) of not less than twenty-five (25) years as of the date of acceptance of the applicable Real Estate as Credit Support Property approved by the Agent pursuant to which Borrower or a Subsidiary Guarantor leases a Credit Support Property.
Ground Lease Default. See §6.32(d).
Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the REIT or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
Guarantor. Collectively, the REIT, General Partner, Limited Partner and each Additional Guarantor, and individually any one of them.
Guaranty. The Unconditional Guaranty of Payment and Performance dated of even date herewith made by the REIT, General Partner, Limited Partner, the Subsidiary Guarantors that are a party thereto as of the Closing Date (and each Additional Guarantor that becomes a party thereto after the Closing Date) in favor of the Agent and the Lenders in the form of the instrument delivered to Agent on the Closing Date, as the same may be modified, amended, restated or ratified from time to time.
Hazardous Substances. As defined in the Indemnity Agreement.
Hedge Obligations. All obligations of Borrower to any Lender Hedge Provider to make any payments under any agreement with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such hedging agreement, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified. Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor.
Increase Notice. See §2.11(a).
Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than sixty (60) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligations of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied solely by the issuance of Equity Interests); (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for (i) completion guaranties and guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violations of “special purpose entity” covenants and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim or (ii) guaranties of unused commitments or construction loans to the extent the same has not been drawn unless a claim is made), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (k) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage) of any Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary of such Person. For the avoidance of doubt, if a Person has guaranteed Indebtedness of an Unconsolidated Affiliate or a Subsidiary that is not a Wholly-Owned Subsidiary, the greater of the Indebtedness guaranteed or the Equity Percentage of such Indebtedness shall be included in Indebtedness. Indebtedness shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001. Notwithstanding the foregoing, Indebtedness shall not include prepaid rents, intracompany indebtedness between the Borrower and a Wholly-Owned Subsidiary of Borrower that is subordinate in right and time of payment to the Obligations pursuant to an agreement reasonably satisfactory to Agent, security deposits, tax liabilities not yet payable, or dividends or distributions declared but not yet paid. Notwithstanding the foregoing, reimbursement obligations with respect to letters of credit (other than Letters of Credit issued under this Agreement) which are fully collateralized by cash or Cash Equivalents shall not constitute Indebtedness (and for the avoidance of doubt, such cash and Cash Equivalents securing such letters of credit shall not be included in Gross Asset Value).
Indemnified Taxes. (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan

Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
Indemnity Agreement. The Indemnity Agreement Regarding Hazardous Materials made by the Borrower, the REIT, the General Partner, the Limited Partner and the Applicable Subsidiary Guarantors, in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, pursuant to which each of the Borrower and such Guarantors agrees to indemnify the Agent and the Lenders with respect to Hazardous Substances and Environmental Laws.
Information Materials. See §7.4.
Initial Maturity Date. January 14, 2019.
Insurance Proceeds. All insurance proceeds, damages and claims and the right thereto under any insurance policies as a result of any casualty to any Credit Support Property, net of all reasonable and customary amounts actually expended to collect the same, including, without limitation, reasonable and customary amounts expended in negotiating, litigating, if appropriate, or investigating the amount of such insurance, proceeds, damages and claims.
Intangible Assets. Assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
Intangible Liabilities. Liabilities that are considered to be intangible liabilities under GAAP.
Interest Expense. With respect to any period and as to any Person, without duplication, total interest expense paid, capitalized or accrued on such Person’s Indebtedness (whether direct, indirect or contingent, and including without limitation, interest on all convertible debt but excluding amortization of financing costs) of such Person and its Subsidiaries, on a consolidated basis, during such period (including interest expense attributable to Capitalized Leases and amounts attributable to interest incurred under Derivatives Contracts), determined in accordance with GAAP. Interest Expense shall not include Capitalized Interest.
Interest Hedge. See §7.22.
Interest Payment Date. As to each Base Rate Loan, the first day of each calendar month during the term of such Loan. As to each LIBOR Rate Loan, the last day of each Interest Period relating thereto; provided that in the event that the Interest Period for a LIBOR Rate Loan shall be for a period in excess of three months, then interest shall also be payable on the three months anniversary of the commencement of such Interest Period.
Interest Period. With respect to each LIBOR Rate Loan (a)  initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one (1), two (2), three (3) or six (6) months thereafter (or such shorter period, but in no event less than seven (7) days, as the Borrower may request, subject to the approval of the Agent and all of the Lenders), and (b)  thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one (1) of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)    if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;
(ii)    if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan with an Interest Period of one (1) month as provided in §4.1(c) on the last day of the then current Interest Period with respect thereto, or if the other conditions thereto set forth in §4.1(a)(iii) have not been met, then to a Base Rate Loan (provided that nothing herein shall limit the terms of §4.5 or §4.6);
(iii)    any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and
(iv)    no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.
Investment Grade Rating. A Credit Rating from at least two (2) of the Rating Agencies of BBB- or better by S&P or Fitch or Baa3 or better by Moody’s.
Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (x) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (y) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. Investments shall be valued in accordance with their undepreciated GAAP book value except as provided in §8.3.
Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.
Joinder Agreement. The Joinder Agreement with respect to the Guaranty and the Contribution Agreement (and if the Additional Guarantor is the owner or ground lessee of a Credit Support Property, the Cash Collateral Agreement and the Indemnity Agreement) to be executed and delivered pursuant to §5.5 by any Additional Guarantor, such Joinder Agreement to be substantially in the form of Exhibit A hereto.
KCM. KeyBanc Capital Markets Inc.
KeyBank. As defined in the preamble hereto.
Land Assets Land to be developed as a Multifamily Property with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.

Latest Balance Sheet. See §6.5.
Lender Hedge Provider. With respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.
Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to this Agreement (but not including any participant as described in §18). The Issuing Lender shall be a Lender, as applicable. The Swing Loan Lender shall be a Lender.
Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.10.
Letter of Credit Commitment. An amount equal to Twenty-Five Million and No/100 Dollars ($25,000,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.
Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Lender (other than the Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Issuing Lender of their participation interests under §2.10.
Letter of Credit Request. See §2.10(a).
LIBOR. For any LIBOR Rate Loan for any Interest Period, the average rate as shown in Reuters Screen LIBOR 01 Page (or any successor service, or if such Person no longer reports such rate as determined by the Agent, by another commercially available source providing such quotations approved by the Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. Notwithstanding the foregoing, if the rate shown on Reuters Screen LIBOR01 Page (or any successor service designated pursuant to this definition) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.
LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.
LIBOR Rate Loans. Those Loans bearing interest calculated by reference to LIBOR.

Lien. See §8.2.
Limited Partner. MR Business Trust, a Maryland business trust.
Loan Documents. This Agreement, the Notes, the Guaranty, each Letter of Credit Request, the Security Documents, the Subordination of Management Agreement and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or any Guarantor in connection with the Loans.
Loan Request. See §2.7.
Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan and a Swing Loan (or Loans)), as the case may be, made pursuant to this Agreement. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10.
Majority Lenders. As of any date, the Lender or Lenders (excluding Defaulting Lenders) whose aggregate Commitment Percentage is greater than fifty percent (50%) of the Total Commitment (not held by Defaulting Lenders)
Management Agreements. Agreements to which any Person that owns a Credit Support Property is a party, whether written or oral, providing for the management of the Credit Support Property or any of them.
Mandatorily Redeemable Stock. With respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests).
Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or results of operations of the REIT and its Subsidiaries, taken as a whole; or (b) the ability of the Borrower or any Guarantor, taken as a whole, to perform any of their material obligations under the Loan Documents; or (c) the ability of any Applicable Subsidiary Guarantor to perform any of its material obligations under the Loan Documents; or (d) the validity or enforceability of any of the Loan Documents or the creation, perfection and priority of any Liens of the Agent in the Collateral; or (e) the rights or remedies of the Agent or the Lenders thereunder.
Material Subsidiary. Any Wholly-Owned Subsidiary of the REIT (a) which is the owner of a Credit Support Property, (b) which, upon the Borrower obtaining and during such time as Borrower maintains an Investment Grade Rating, is a borrower, guarantor of or is otherwise liable with respect to any other Recourse Indebtedness of the REIT, the Borrower or any of their respective Subsidiaries, or is a guarantor of or is otherwise liable with respect to any Indebtedness of any other Person, or (c) subject to the terms of §5.5(d), that is not an Excluded Subsidiary.
Maturity Date. The Initial Maturity Date, as such date may be extended as provided in §2.12, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Moody’s. Moody’s Investor Service, Inc., and any successor thereto.
Mortgage Note Receivables. A mortgage loan secured by a first or second mortgage lien on a Multifamily Property or a mezzanine loan secured by a first priority pledge of all of the Equity Interests in a Person that owns a Multifamily Property.
Mortgages. The Mortgages, Deeds to Secure Debt and/or Deeds of Trust from the Borrower or a Subsidiary Guarantor to the Agent for the benefit of the Agent and the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Agent and the Lenders), as the same may be modified or amended, pursuant to which a Borrower or a Guarantor has conveyed or granted a mortgage lien upon or a conveyance in fee simple (or of a leasehold, if applicable) of any Credit Support Property, as security for the Obligations, each such Mortgage to be in the form of the instruments delivered to Agent on the Closing Date, with such changes as Agent may reasonably require as a result of state law or practice or type of asset.
Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by the REIT or any ERISA Affiliate.
Multifamily Property. Real Estate that is primarily a multifamily residential project for lease, such as an apartment building or garden style apartment project.
Negative Pledge. See §7.19(a)(i).
Net Income (or Loss). With respect to any Person (or any asset of any Person) with respect to any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.
Net Offering Proceeds. Without duplication, the gross cash proceeds received by the REIT, the General Partner, the Limited Partner or the Borrower as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by the REIT, the General Partner, the Limited Partner or the Borrower, as applicable, in connection therewith.
Net Operating Income. For any Real Estate and for a given period, an amount equal to the sum of (a) the gross revenues accrued from such Real Estate for such period in the ordinary course of business from tenants (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of the REIT and its Subsidiaries, any property management fees, debt service charges, income taxes, depreciation, amortization, other non-cash expenses, and any extraordinary, non-recurring expense associated with any financing, merger, acquisition, divestiture or other capital transaction) in each case, in connection with such Real Estate), minus (c) the greater of (i) actual property management fees paid to a third party for such Real Estate for such period, and (ii) an amount equal to three percent (3%) of the gross rental revenues from such Real Estate for such period, minus (d) all revenues from such Real Estate which have not been paid within thirty (30) days of the date due.

Non-Consenting Lender. Any Lender that does not approve or consent to any consent, waiver, modification or amendment requested by the Borrower, which request requires approval or consent of the Required Lenders, the Majority Lenders, all of the Lenders, or all of the Lenders directly affected thereby in accordance with the terms of this Agreement.
Non-Defaulting Lender. At any time, any Lender that is not a Defaulting Lender at such time.
Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non‑recourse limitations governing such Indebtedness (whether contained in a loan agreement, promissory note, indemnity agreement or other document), including, without limitation, exclusions for claims that (a) are based on fraud, intentional or material misrepresentation, misapplication of funds, gross negligence or willful misconduct, (b) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (c) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness, (d) are the result of any unpaid real estate taxes and assessments, or (e) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.
Non-Recourse Indebtedness. With respect to a Person, (a) Indebtedness for borrowed money in respect of which recourse for payment (except for Non‑Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non‑Recourse Indebtedness only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness, or (b) if such Person is a Single Asset Entity, any Indebtedness solely of such Person (including any claims made against such Single Asset Entity with respect to Non-Recourse Exclusions) (but excluding Non‑Recourse Exclusions against any Person other than such Single Asset Entity until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non‑Recourse Indebtedness only to the extent of the amount of such claim), or (c) Indebtedness with respect to the Freddie Mac Facility of Borrower and the Subsidiaries of Borrower that are co-obligors thereunder provided that the agreements evidencing and securing such Indebtedness provide that there is no recourse to Borrower (excluding Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non-Recourse Indebtedness only to the extent of the amount of such claim), and the liability of such Subsidiaries of Borrower is contractually limited to specific assets of such Persons encumbered by a Lien securing such Indebtedness.
Note Receivable. Any Mortgage Note Receivable, or other note, instrument or other agreement evidencing a payment obligation to Borrower made by a Person that is not a Wholly-Owned Subsidiary of Borrower.
Notes. Collectively, the Revolving Credit Notes and the Swing Loan Note.
Notice. See §19.
Obligations. All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, or whether arising before or after any bankruptcy or insolvency proceeding, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America, or any successor thereto carrying out similar functions.
Off-Balance Sheet Obligations. Liabilities and obligations of a Person or any of its Subsidiaries in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act which such Person would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such Person’s report on Form 10-Q or Form 10-K (or their equivalents) if such Person were required to file the same with the SEC (or any Governmental Authority substituted therefor).
Other Connection Taxes. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
Other Taxes. All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.14 as a result of costs sought to be reimbursed pursuant to §4.3).
Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.
Participant Register. See §18.4.
Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.
Pembroke Regulatory Agreement. Collectively, that certain Certificate of Granting of a Comprehensive Permit dated August 11, 2004 and recorded in Book 30495, page 145 et seq., Plymouth County, Massachusetts Registry of Deeds, and that certain Regulatory Agreement dated May 4, 2005 between the Massachusetts Housing Finance Agency, as project administrator acting on behalf of the Department of Housing and Community Development, and BC Pembroke Woods LLC, and recorded in Book 30495, page 161 et seq., the aforesaid records.
Permits. With respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.
Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.
Preferred Distributions. With respect to any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by the REIT or any of its Subsidiaries. Preferred Distributions shall not include dividends or distributions: (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) of identical class payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
Preferred Securities. With respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.
Rating Agencies. S&P, Moody’s, Fitch and any substitute rating agency appointed by Borrower and the Agent pursuant to the definition of “Credit Rating”, collectively, and Rating Agency means either S&P, Moody’s, Fitch or such substitute rating agency.
Real Estate. All real property, including, without limitation, the Credit Support Properties, at the time of determination then owned or leased (as lessee or sublessee) in whole or in part or operated by the REIT or any of its Subsidiaries, or an Unconsolidated Affiliate of the Borrower and which is located in the United States of America or the District of Columbia.
Recipient. The Agent and any Lender.
Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.
Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to the REIT or any of its Subsidiaries. Recourse Indebtedness shall not include Non‑Recourse Indebtedness of the REIT or any of its Subsidiaries, but shall include any Non‑Recourse Exclusions at such time a written claim is made with respect thereto against any Person other than the applicable Single Purpose Entity.
Register. See §18.2.
Regulatory Agreement Default. See §6.34.
REIT. Monogram Residential Trust, Inc., a Maryland corporation.
REIT Status. With respect to a Person, its status as a real estate investment trust as defined in Section 856(a) of the Code.

Related Fund. With respect to any Lender which is a fund that invests in loans, any Affiliate of such Lender or any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.
Release. Any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of property in the ordinary course of business, and in any event in compliance with all Environmental Laws) of Hazardous Substances.
Rent Roll. A report prepared by the Borrower showing for any Credit Support Property or any Real Estate proposed to be included as a Credit Support Property, owned or leased by the Borrower or its Subsidiaries, its occupancy, lease expiration dates, lease rent and other information, including, without limitation, identification of vacant units and market rents, in substantially the form presented to the Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Agent.
Representative. See §14.16.
Required Lenders. As of any date, the Lender or Lenders (other than Defaulting Lenders) whose aggregate Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%) of the Total Commitment (not held by Defaulting Lenders).
Reserve Percentage. With respect to any Interest Period, for any day that percentage which is specified two (2) Business Days before the first day of such Interest Period (expressed as a decimal) by the Board of Governors of the Federal Reserve System (or any successor) or any other Governmental Authority with jurisdiction over the Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to the Person serving as the Agent under Regulation D of the Federal Reserve Board in respect of “Eurocurrency liabilities” (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined) in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.
Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, made pursuant to this Agreement to be made by the Lenders hereunder as more particularly described in §2. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).
Revolving Credit Notes. See §2.1(b).
Sanctions Laws and Regulations. Any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury.
S&P. Standard & Poor’s Ratings Group, and any successor thereto.
SEC. The federal Securities and Exchange Commission.
Secured Indebtedness. With respect to any Person as of any given date, the Indebtedness of such Person outstanding at such date that is secured in any manner by any Lien. Secured Indebtedness shall not include the Obligations.

Secured Recourse Indebtedness. As of any date of determination, any Secured Indebtedness of the REIT or any of its Subsidiaries which is Recourse Indebtedness. Secured Recourse Indebtedness shall not include the Obligations.
Securities Act. The Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
Security Agreement. The Pledge and Security Agreement dated of even date herewith made by Borrower, Monogram Residential Kendall Commons, LLC, a Delaware limited liability company, Monogram Residential Richardson, LLC, a Delaware limited liability company, Monogram Residential Scottsdale, LLC, a Delaware limited liability company, and each other Subsidiary of Borrower now or hereafter a party thereto, in favor of the Agent.
Security Documents. Collectively, the Joinder Agreements, the Mortgages, the Assignments of Leases and Rents, the Security Agreement and any supplements and amendments thereto, the Cash Collateral Agreement, the Indemnity Agreement, the Guaranty, the UCC-1 financing statements and any further collateral assignments to the Agent for the benefit of the Lenders.
Shareholders’ Equity. As of any date of determination, Consolidated shareholders’ equity of the REIT and its Subsidiaries, as determined in accordance with GAAP, excluding noncontrolling interests classified as shareholder equity in accordance with GAAP.
Single Asset Entity. A bankruptcy remote, single purpose entity which is a Subsidiary of the Borrower and which is not a Subsidiary Guarantor or an owner of a direct or indirect interest in a Subsidiary Guaranty which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non‑Recourse Indebtedness (except for Non‑Recourse Exclusions).
Stabilized Property. A completed Multifamily Property on which all improvements related to the development of such Real Estate have been substantially completed for twelve (12) months or which has an occupancy rate of at least eighty-five percent (85.0%) for one calendar quarter, or if such property was a Development Property of Borrower and the total cost budget including land was $100,000,000.00 or greater, the first to occur of (a) twenty-one (21) months after receipt of the certificate of occupancy for the first building of such project or (b) eighteen (18) months after receipt of the certificates of occupancy for at least fifty percent (50%) of the buildings constituting a part of such project. A property may also become a Stabilized Property as provided in the definition of Development Property. Once a property becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.
State. A state of the United States of America and the District of Columbia.
Subordination of Management Agreement. An agreement pursuant to which a manager of a Credit Support Property subordinates its rights under a Management Agreement to the Loan Documents, such agreement to be in the form and substance reasonably satisfactory to Agent.
Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Notwithstanding any ownership interest in the Borrower, the Borrower shall at all times be considered a Subsidiary of the REIT.
Subsidiary Guarantor. Each Person, other than the REIT, General Partner and Limited Partner, that is a party to the Guaranty as of the date of this Agreement and each Additional Guarantor.
Survey. An instrument survey of each parcel of Real Estate prepared by a registered land surveyor, certified to Agent, which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the relevant Title Policy, shall show that all buildings and structures are within the lot lines of such Real Estate and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as the Agent may reasonably require; and shall show whether or not such Real Estate is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to the Agent.
Swing Loan. See §2.5(a).
Swing Loan Commitment. An amount equal to Twenty-Five Million and No/100 Dollars ($25,000,000), as the same may be changed from time to time in accordance with the terms of this Agreement.
Swing Loan Lender. KeyBank, in its capacity as Swing Loan Lender and any successor thereof.
Swing Loan Note. See §2.5(b).
Syndication Agent. As defined in the preamble hereto.
Taking. The taking or appropriation (including by deed in lieu of condemnation) of any Credit Support Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.
Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Titled Agents. The Arrangers, the Syndication Agent, and any documentation agent.
Title Insurance Company. Any title insurance company or companies reasonably approved by the Agent and the Borrower.
Title Policy. With respect to each parcel of Credit Support Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Agent) issued by a Title Insurance Company

(with such reinsurance as the Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under applicable law) in an amount as the Agent may reasonably require based upon the fair market value of the applicable Credit Support Property insuring the priority of the Mortgage thereon and that the Borrower or a Subsidiary Guarantor, as applicable, holds marketable or indefeasible (with respect to Texas) fee simple title or a valid and subsisting leasehold interest to such parcel, subject only to the encumbrances acceptable to Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its reasonable discretion, and shall contain (a) a revolving credit endorsement and (b) such other endorsements and affirmative insurance as the Agent may reasonably require and is available in the State in which the Credit Support Property is located, including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Credit Support Property, (vii) “first loss” and “last dollar” endorsements, and (viii) a utility location endorsement.
Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of the date of this Agreement, the Total Commitment is Two Hundred Million and No/100 Dollars ($200,000,000.00), and is subject to increase in §2.11.
Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.
Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person if such financial statements were prepared in accordance with the full consolidation method of GAAP as of such date.
Unpledgeable Interest. Any (a) Equity Interest of Borrower directly in a Subsidiary or Unconsolidated Affiliate, which Equity Interests may not be pledged as security to any Person pursuant to restrictions contained in (i) any document, instrument or agreement evidencing Secured Indebtedness permitted by this Agreement, (ii) such Subsidiary’s or Unconsolidated Affiliate’s organizational documents included as a condition to the extension of such Secured Indebtedness, or (iii) any joint venture agreement with an unaffiliated third Person (provided that any portion of such Equity Interest that is not so restricted shall not be considered an Unpledgeable Interest), or (b) Note Receivable which may not be pledged as security to any Person pursuant to restrictions contained in the agreements evidencing or relating to such Note Receivable (provided that any portion of such Note Receivable that is not so restricted shall not be considered an Unpledgeable Interest). For the avoidance of doubt, upon the termination of any applicable restriction described above, the applicable Equity Interest or Note Receivable shall no longer be considered an Unpledgeable Interest.
Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is readily available for the satisfaction of any and all obligations of such Person and is not subject to any Lien, claim, cash trap, restriction, escrow or reserve. Notwithstanding the foregoing, however, cash held in escrow in connection with the completion of “like-kind” exchanges pursuant to Section 1031 of the Code shall be deemed to be cash of the Borrower for purposes hereof. For the avoidance of doubt,

Unrestricted Cash and Cash Equivalents shall not include any tenant security deposits or other restricted deposits.
Unused Fee. See §2.3(a).
U.S. Person. Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
U.S. Tax Compliance Certificate. See §4.3(f)(ii)(B)(III).
Wholly-Owned Subsidiary. As to the Borrower or the REIT, any Subsidiary of the Borrower or the REIT that is directly or indirectly owned one hundred percent (100%) by the Borrower or the REIT, respectively; provided, however, that for all purposes under this Agreement, the Borrower shall be deemed to be a Wholly-Owned Subsidiary of the REIT.
Withholding Agent. The REIT, the Borrower, any other Guarantor and the Agent, as applicable.

§1.2	Rules of Interpretation.
(a)    A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.
(b)    The singular includes the plural and the plural includes the singular.
(c)    A reference to any law includes any amendment or modification of such law.
(d)    A reference to any Person includes its permitted successors and permitted assigns.
(e)    Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
(f)    The words “include”, “includes” and “including” are not limiting.
(g)    The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.
(h)    All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.
(i)    Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.
(j)    The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.
(k)    In the event of any change in GAAP or Applicable Law after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower or the Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change or change in Applicable Law, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.
(l)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the REIT or any of its Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(m)    To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then any further qualifier as to representations and warranties being true and correct “in all material respects” contained elsewhere in the Loan Documents shall not apply with respect to any such representations and warranties.
§1.3    Financial Attributes of Unconsolidated Affiliates and Subsidiaries that are not Wholly-Owned Subsidiaries. Notwithstanding anything contained in this Agreement to the contrary, when determining the REIT’s or Borrower’s compliance with any financial covenant contained in any of the Loan Documents, only the REIT’s or Borrower’s Equity Percentage of the financial attributes of an Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary shall be included.

§2.	THE CREDIT FACILITY.

§2.1	Revolving Credit Loans.
(a)    Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7, such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans and Letter of Credit Liabilities shall not at any time exceed the Total Commitment. The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §§10 and 11, as applicable, have been satisfied on the date of such request. The Agent may assume that the conditions in §§10 and 11 have been satisfied unless it receives prior written notice from a Lender that such conditions have not been satisfied. No Lender shall have any obligation to make Revolving Credit Loans to the Borrower or participate in Letter of Credit Liabilities and Swing Loans in the maximum aggregate principal outstanding balance of more than the amount equal to such Lender’s Commitment.
(b)    The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Lender in the principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes the Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on the Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on the Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

§2.2	[Intentionally Omitted].

§2.3	Unused Fee; Facility Fee.
(a)    The Borrower agrees to pay to the Agent for the account of the Lenders in accordance with their respective Commitment Percentages a facility unused fee (the “Unused Fee”) calculated at the rate per annum as set forth below on the daily amount (as of the end of each day) by which the Total Commitment exceeds the outstanding principal amount of Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities, during each calendar quarter or portion thereof commencing on the date hereof and ending on the Maturity Date, subject to §2.3(b). The Unused Fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the daily amount (as of the end of each day) of the outstanding principal amount of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities during such quarter to (b) the Total Commitment and if such ratio is less than fifty percent (50%), the Unused Fee shall be payable at the rate of 0.30%, and if such ratio is equal to or greater than fifty percent (50%), the Unused Fee shall be payable at the rate of 0.25%. The Unused Fee shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Commitments shall terminate as provided in §2.4, with a final payment on the Maturity Date.
(b)    From and after the date that Agent receives written notice that Borrower has first obtained an Investment Grade Rating and that Borrower has irrevocably elected to have the Applicable Margin determined pursuant to subparagraph (b) of the definition of Applicable Margin, the Unused Fee shall no longer accrue (but any accrued Unused Fee shall be payable as provided in §2.3(a)), and from and thereafter, Borrower agrees to pay to the Agent for the account of the Lenders in accordance with their respective Commitment Percentages a facility fee (the “Facility Fee”) calculated at the rate per annum set forth below based upon the applicable Credit Rating Level on the Total Commitment:

Credit Rating Level	Facility Fee Rate
Credit Rating Level 1	0.125%
Credit Rating Level 2	0.15%
Credit Rating Level 3	0.20%
Credit Rating Level 4	0.25%
Credit Rating Level 5	0.30%
The Facility Fee shall be calculated for each day and shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Commitments shall terminate as provided in §2.4, with a final payment on the Maturity Date. The Facility Fee shall be determined by reference to the Credit Rating Level in effect from time to time; provided, however, that no change in the Facility Fee rate resulting from a change in the Credit Rating Level shall be effective until three (3) Business Days after the date on which the Agent receives written notice of a change.
§2.4    Reduction and Termination of the Commitments. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof (provided that in no event shall the Total Commitment be reduced in such manner to an amount less than fifty percent (50.0%) of the highest Total Commitment at any time existing under this Agreement) or to terminate entirely the Commitments, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.7; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Commitments of the Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Lenders of the substance thereof. Any reduction of the Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000.00) in the maximum amount of Swing Loans and Letters of Credit. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

§2.5	Swing Loan Commitment.
(a)    Subject to the terms and conditions set forth in this Agreement, the Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by the Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; and (ii) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the Total Commitment. Notwithstanding anything to the contrary contained in this §2.5, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when any other Lender is a Defaulting Lender, unless the

Swing Loan Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall not participate therein, except to the extent the Swing Loan Lender has entered into arrangements with the Borrower or such Defaulting Lender that are satisfactory to the Swing Loan Lender in its good faith determination to eliminate the Swing Loan Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §11 (and §10 in connection with the making of the initial Swing Loan unless a Revolving Credit Loan has been made or a Letter of Credit has already been issued) have been satisfied on the date of such funding. The Swing Loan Lender may assume that the conditions in §§10 and 11 have been satisfied unless the Swing Loan Lender has received written notice from a Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable within one (1) Business Day of demand by Agent but in any event no later than five (5) Business Days of the date such Swing Loan was provided and the Borrower hereby agrees (to the extent not repaid as contemplated by §2.5(d)) to repay each Swing Loan on or before the date that is five (5) Business Days from the date such Swing Loan was provided. A Swing Loan may not be refinanced with another Swing Loan.
(b)    The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit C hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below. The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.
(c)    The Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 11:00 a.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof) and providing the wire instructions for the delivery of the Swing Loan proceeds. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 1:00 p.m. (Cleveland time).
(d)    The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Lender to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Lender’s Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. In the event that the Borrower does not notify the Agent in writing otherwise on or before noon (Cleveland Time) on the Business Day of the Drawdown Date with respect to such Swing Loan, the Agent shall notify the Lenders that such Loan shall be a LIBOR Rate Loan with an Interest Period of one (1) month, provided that the making of such LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Base Rate Loan. The Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1. Unless any of the events described in §§12.1(g), 12.1(h) or 12.1(i) shall have occurred (in which event the procedures of §2.5(e) shall apply), each Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than one (1) Business Day after the date such request was made by the Swing Line Lender just as if the Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.
(e)    If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d), each Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Commitment Percentage of such Swing Loan. Each Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.
(f)    Whenever at any time after the Swing Loan Lender has received from any Lender such Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.
(g)    Each Lender’s obligation to fund a Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Loan Lender, the Borrower or anyone else for any reason whatsoever; (b) the occurrence or continuance of a Default or an Event of Default; (c) any adverse change in the condition (financial or otherwise) of the REIT or any of its Subsidiaries; (d) any breach of this Agreement or any of the other Loan Documents by the Borrower or any Guarantor or any Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Agent, the Borrower and the Swing Loan Lender as against such Lender as a Revolving Credit Loan which was not funded by the non‑purchasing Lender, thereby making such Lender a Defaulting Lender. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Lender under its Commitment.

§2.6	Interest on Loans.
(a)    Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin.

(b)    Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin.
(c)    The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.
(d)    Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.
§2.7    Requests for Revolving Credit Loans. The Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to LIBOR Rate Loans. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Each such notice shall also contain (a) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9), and (b) a certification by the chief executive officer, president or chief financial officer of the REIT that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrower from seeking recourse against any Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Subject to §2.10(f) below, each Loan Request shall be (a) for a Base Rate Loan in a minimum aggregate amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $500,000.00 in excess thereof; provided, however, that there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time.

§2.8	Funds for Loans.
(a)    Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Lenders, will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1. Upon receipt from each such Lender of such amount, and upon receipt of the documents required by §11 (and in connection with the making of the initial Loan unless a Letter of Credit has already been issued, §10) and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Lenders, as applicable, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.

(b)    Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to the Agent such Lender’s Commitment Percentage of a proposed Loan, the Agent may in its discretion assume that such Lender has made such Loan available to the Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate plus one percent (1%).
§2.9    Use of Proceeds. The Borrower will use the proceeds of the Loans solely for (a) payment of closing costs in connection with this Agreement, (b) repayment of Indebtedness, (c) acquisitions, development and capital improvements, (d) to repurchase shares of the REIT in connection with the listing of the REIT on an exchange, provided that such payments shall be made within ninety (90) days of such listing and shall not exceed $150,000,000.00 in the aggregate, and (e) general corporate and working capital purposes.

§2.10	Letters of Credit.
(a)    Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is thirty (30) days prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit E hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment, (iii) in no event shall the sum of the outstanding principal amount of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the Total Commitment, (iv) the conditions set forth in §11 (and, in connection with the issuance of the initial Letter of Credit unless a Loan has already been made, §10) shall have been satisfied, and (v) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. Notwithstanding anything to the contrary contained in this §2.10, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. The Issuing Lender may assume that the conditions in §§10 and 11 have been satisfied unless it receives written notice from a Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of the Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of the Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender and the Required Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof (or such longer period as Issuing Lender may approve); provided, however, that a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Lender but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Maturity Date; provided further, that a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration of not more than one year beyond the Maturity Date in which event the Borrower shall be obligated to deliver to the Issuing Lender no later than thirty (30) days prior to the Maturity Date cash collateral for such Letter of Credit for deposit into the Collateral Account in an amount equal to the maximum amount available to be drawn under such Letter of Credit. The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Commitment as a Revolving Credit Loan.
(b)    Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by the chief executive officer, president or chief financial officer of the REIT that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit F attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.
(c)    The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.
(d)    Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a participation therein from the Issuing Lender in an amount equal to its respective Commitment Percentage of the amount of such Letter of Credit. No Lender’s obligation to participate in a Letter of Credit shall be affected by any other Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.
(e)    Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate equal to one-eighth of one percent (0.125%) per annum of the face amount of such Letter of Credit (which fee shall not be less than $1,500 in any event) and an administrative charge of $250, and (ii) for the accounts of the Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to LIBOR Rate Loans on the face amount of such Letter of Credit. Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to the Issuing Lender for its own account within five (5) days of demand of the Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by the Issuing Lender.

(f)    In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Base Rate Loan under this Agreement (the Borrower being deemed to have requested a Base Rate Loan on such date in an amount equal to the amount of such drawing (and without regard to the limitations of §2.7 which shall not apply to any borrowing of Base Rate Loans under this subsection) and such amount drawn shall be treated as an outstanding Base Rate Loan under this Agreement) and the Agent shall promptly notify each Lender by telecopy, email, telephone (confirmed in writing) or other similar means of transmission, and each Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Lender’s Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). If and to the extent any Lender shall not make such amount available on the Business Day on which such draw is funded, such Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1%) for each day thereafter. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and Swing Loans and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Lender to make funds available to the Agent in such amount shall not relieve any other Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).
(g)    If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Commitment Percentage of the amount of such Letter of Credit. Each Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.
(h)    Whenever at any time after the Issuing Lender has received from any Lender any such Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.
(i)    The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.
(j)    The Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither the Agent, the Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit, provided, that payment by the Issuing Lender under such Letter of Credit against presentation of such draft or document shall not have been the result of the gross negligence or willful misconduct of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telecopy, email or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent or any Lender, provided, that such other causes shall not have been the result of gross negligence or willful misconduct of the Agent, the Issuing Lender or any Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to the Agent, the Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by the Agent, the Issuing Lender or the other Lenders in good faith with respect to any Letter of Credit will be binding on the Borrower and will not put the Agent, the Issuing Lender or the other Lenders under any resulting liability to the Borrower; provided nothing contained herein shall relieve the Issuing Lender for liability to the Borrower arising as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods or as a result of Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§2.11	Increase in Total Commitment.
(a)    Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option, at any time and from time to time, before the Maturity Date to request one or more increases in the Total Commitment to an aggregate amount of not more than $400,000,000.00 by giving written notice to the Agent (each, an “Increase Notice”; and the amount of such requested increase is a “Commitment Increase”); provided that any such individual increase must be in a minimum amount of $25,000,000.00 and increments of $5,000,000.00 in excess thereof unless otherwise approved by the Agent in its sole discretion. Upon receipt of any Increase Notice, the Agent, the Arrangers and the Borrower shall determine the Lenders (which may be new Lenders) to be approached and the proposed allocations of the Commitment Increase. In no event shall any Lender be obligated to increase its Commitment.
(b)    On any effective date of any Commitment Increase (the “Commitment Increase Date”) the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans. The participation interests of the Lenders in Swing Loans and Letters of Credit shall be similarly adjusted. On any Commitment Increase Date, each of those Lenders whose Commitment

Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans. The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their Commitment Percentages.
(c)    Upon the effective date of each increase in the Total Commitment pursuant to this §2.11, the Agent may unilaterally revise Schedule 1.1 to reflect the name and address, Commitment and Commitment Percentage of each Lender following such increase and the Borrower shall execute and deliver to the Agent a new Revolving Credit Note for (i) each Lender whose Commitment has changed so that the principal amount of such Lender’s Revolving Credit Note shall equal its Commitment, and (ii) each new Lender in the principal amount of such Lender’s Commitment. The Agent shall deliver such replacement Revolving Credit Note to the respective Lenders in exchange for the Revolving Credit Notes replaced thereby which shall be surrendered by such Lenders. Such new Revolving Credit Notes shall be dated as of the applicable Commitment Increase Date and shall otherwise be in substantially the form of the existing Revolving Credit Notes; provided that such new Revolving Credit Notes for each Lender whose Commitment has changed shall also provide that they are replacements for the surrendered Revolving Credit Notes and that they do not constitute a novation. Simultaneously with such increase, the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Revolving Credit Notes shall be canceled and returned to the Borrower.
(d)    Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders to increase the Total Commitment pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment:
(i)    Payment of Activation Fee. The Borrower shall pay (A) to the Agent and the Arrangers those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arrangers such facility fees as the Lenders who are providing an additional Commitment, or increasing their respective Commitment, require to increase the aggregate Commitment and which Borrower has agreed to pay, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arrangers shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and
(ii)    No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and
(iii)    Commitment Increase Letter. The Agent shall have received a commitment increase letter in form and substance reasonably satisfactory to Agent duly executed by Borrower, the Guarantors, each new Lender that is becoming a Lender in connection with such increase and each existing Lender, if any, participating in such increase, which confirmation shall be acknowledged by the Agent; and
(iv)    Representations True. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower or the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the Commitment Increase Date, both immediately before and after the Total Commitment is increased (except (A) to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date, or (B) for changes in factual circumstances which are expressly and specifically permitted by this Agreement); and
(v)    Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to the Agent and the Lenders such additional documents (including, without limitation, amendments to the Security Documents), instruments, certifications, resolutions, updated corporate authority documents, updated good standing certificates and updated foreign qualification documents and opinions as the Agent may reasonably require (including, without limitation, in the case of the Borrower, a Compliance Certificate demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase) and the Borrower shall pay the cost of any endorsement or update to the mortgagee’s title insurance policy or if an endorsement is not available, a mortgagee’s title insurance policy if required by Agent, any updated UCC searches, all recording costs and fees, if any, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are incurred by the Agent, the Arrangers or the Lenders in connection with such increase; provided, however, that the Agent shall not be entitled to increase the amount of any mortgagee’s title insurance policy as a result of such Commitment Increase except as a result of an increase in the Appraised Value of a Credit Support Property or if a new mortgagee’s title insurance policy is obtained as provided above.

§2.12	Extension of Maturity Date.
The Borrower shall have the one-time right and option to extend the Maturity Date to January 14, 2020, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Maturity Date:
(a)    Extension Request. The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the Maturity Date (as determined without regard to such extension). Any such Extension Request shall be irrevocable and binding on the Borrower.
(b)    Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Lenders in accordance with their respective Commitments an extension fee in an amount equal to fifteen (15) basis points on the Total Commitment in effect on the Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.
(c)    No Default. On the date the Extension Request is given and on the effective date of such extension, there shall exist no Default or Event of Default.
(d)    Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the effective date of such extension (except (i) to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date, or (ii) for changes in factual circumstances which are expressly and specifically permitted by this Agreement).
(e)    Compliance. There shall be sufficient Credit Support Properties to comply with §9.1 as in effect after the Initial Maturity Date, and the Borrower shall have delivered to the Agent evidence that Borrower shall be in pro forma compliance with the covenants in §9.2 and §9.5 following the Initial Maturity Date.
Such extension of the Maturity Date shall be effective upon the later of (i) the date such notice is given and (ii) the date the extension fee is paid; provided, that Borrower has certified to the Agent in writing that the conditions in §2.12(c)-(e) have also been satisfied. Agent shall promptly notify Borrower in writing when the extension is effective (provided no such acknowledgment shall constitute a waiver of any misrepresentation or other Default or Event of Default).

§2.13	Defaulting Lenders.
(a)    If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or applicable law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Majority Lenders, the Required Lenders, all of the Lenders or affected Lenders, shall, except as specifically provided in §27, be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate plus one percent (1%), (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §2.13(d).
(b)    Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right. If after such fifth Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower (so long as no Default or Event of Default exists) or the Required Lenders may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an eligible assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee. Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.13(d).
(c)    During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire or fund participations in Letters of Credit pursuant to §2.10(g) or Swing Loans pursuant to §2.5(e) shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Commitment Percentages (computed without giving effect to the Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in §11 (and in connection with the making of the initial Loan or issuance of the initial Letter of Credit, §10) are satisfied at the time of such reallocation (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), (iii) the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date (except (i) to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date, or (ii) for changes in factual circumstances which are expressly and specifically permitted by this Agreement), and (iv) the aggregate obligation of each Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (a) the Commitment of that Non-Defaulting Lender minus (b) the sum of (1) the aggregate outstanding principal amount of the Revolving Credit Loans of that Lender plus (2) such Lender’s Commitment Percentage (computed while still giving effect to the Commitment of such Defaulting Lender) of outstanding Letter of Credit Liabilities and Swing Loans (prior to giving effect to such reallocation). No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(d)    Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities) and/or the Swing Loan Lender (with respect to Swing Loans) hereunder; third, if so determined by the Agent or requested by the Issuing Lender or the Swing Loan Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; sixth, to the payment of any amounts owing to the Agent or the Lenders (including the Issuing Lender and the Swing Loan Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender (including the Issuing Lender and the Swing Loan Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans were made at a time when the conditions set forth in §§10 and 11, as applicable, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and funded participations in Letters of Credit or Swing Loans owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Lenders pro rata in accordance with their Commitment Percentages without regard to §2.13(c), prior to being applied to the payment of any Revolving Credit Loans of, or funded participations in Letters of Credit or Swing Loans owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §2.13(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.
(e)    Within five (5) Business Days of demand by the Issuing Lender from time to time, the Borrower shall deliver to the Agent for the benefit of the Issuing Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender (after giving effect to §§2.5(a), 2.10(a) and 2.13(c)) on terms satisfactory to the Issuing Lender in its good faith determination (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Issuing Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of outstanding Letter of Credit Liabilities. Moneys in the Collateral Account deposited pursuant to this §2.13(e) shall be applied by the Agent to reimburse the Issuing Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of any funding obligation with respect to a Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender. Within three (3) Business Days of demand by the Swing Loan Lender, the Borrower shall prepay any Swing Loans in an amount equal to the Swing Loan Lender’s Fronting Exposure with respect to such Defaulting Lender (after giving effect to §§2.5(a) and 2.13(c)).
(f)    (i)    Each Lender that is a Defaulting Lender shall not be entitled to receive any Unused Fee or Facility Fee pursuant to §2.3 for any period during which that Lender is a Defaulting Lender.
(ii)    Each Lender that is a Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to §2.10(e) for any period during which that Lender is a Defaulting Lender.
(iii)    With respect to any Unused Fee, Facility Fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to §2.13(c), (y) pay to the Issuing Lender and the Swing Loan Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or the Swing Loan Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.
(g)    If the Borrower (so long as no Default or Event of Default exists) and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to §2.13(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

§3.	REPAYMENT OF THE LOANS.
§3.1    Stated Maturity. The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Revolving Credit Loans, Swing Loans and other Letter of Credit Liabilities (except, so long as no Event of Default exists, for Letter of Credit Liabilities with respect to undrawn Letters of Credit which have an expiration date after the Initial Maturity Date which have been cash collateralized pursuant to and in accordance with the proviso set forth in the penultimate sentence of §2.10(a)) Outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2	Mandatory Prepayments.
(a)    If at any time the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans and the Letter of Credit Liabilities exceeds the Total Commitment then the Borrower shall, within five (5) Business Days of such occurrence, pay the amount of such excess to the Agent for the respective accounts of the Lenders for application, first, to any Swing Loans Outstanding and, second, to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.7.
(b)    In the event there shall have occurred a casualty or Taking with respect to any Credit Support Property and the Borrower or any Subsidiary Guarantor is required to repay the Loans pursuant to a Mortgage or §7.7, the Borrower shall prepay the Loans concurrently with the date of receipt by Borrower, such Subsidiary Guarantor or the Agent of any Insurance Proceeds or Condemnation Proceeds in respect of such casualty or Taking, as applicable, in the amount required pursuant to the relevant provisions of §7.7 or such Mortgage.

§3.3	Optional Prepayments.

(a)    The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans and Swing Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.7.
(b)    The Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) Business Days’ prior written notice of any prepayment of any LIBOR Rate Loans pursuant to this §3.3 and at least one (1) Business Day’s prior written notice of any prepayment of Base Rate Loans pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) Business Day’s prior notice to the Agent). Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.
§3.4    Partial Prepayments. Each prepayment of the Loans under §3.3 shall be in a minimum amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §§3.2 and 3.3 shall be applied first to the principal of any Outstanding Swing Loans, then to the principal of Revolving Credit Loans (in the absence of contrary instruction by the Borrower, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).
§3.5    Effect of Prepayments. Amounts of the Swing Loans and Revolving Credit Loans prepaid under §§3.2 and 3.3 prior to the Maturity Date may be reborrowed as provided in §2.

§4.	CERTAIN GENERAL PROVISIONS.

§4.1	Conversion Options.
(a)    The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans to a Revolving Credit Loan of another Type and such Revolving Credit Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall be effective on the last day of the Interest Period with respect to such LIBOR Rate Loan, or on such other date designated by the Borrower in its written notice of such election (provided that, in such event the Borrower shall pay any losses pursuant to §4.10); (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $500,000.00 or an integral multiple of $100,000.00 or a LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $500,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

(b)    Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.
(c)    If the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, then, so long as no Default or Event of Default shall exist, such Loan shall be automatically, on the last day of the current Interest Period therefore, continue as a LIBOR Rate Loan with an Interest Period of one month.
§4.2    Fees. The Borrower agrees to pay to KeyBank, the Agent and the Arrangers for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to that certain fee letter dated as of January 7, 2015 among the Borrower, KeyBank, Syndication Agent and the Arrangers (the “Agreement Regarding Fees”). All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3	Funds for Payments.
(a)    All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. Subject to the foregoing, all payments made to the Agent on behalf of the Lenders, and actually received by the Agent, shall be deemed received by the Lenders on the date actually received by the Agent.
(b)    All payments by the Borrower or any Guarantor hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this §4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    The Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(d)    The Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §4.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.
(e)    Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.
(f)    As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this §4.3, the Borrower or such Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this §4.3 (including by the payment of additional amounts pursuant to this §4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this §4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.
(h)    Each party’s obligations under this §4.3 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    The obligations of the Borrower to the Lenders under this Agreement with respect to Letters of Credit (and of the Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the

Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (v) any breach of any agreement between the Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) any payment by the Issuing Lender under a Letter of Credit against presentation of a draft or certificate that substantially complies but does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under a Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code; (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever other than as to any Letter of Credit the payment in full of all Letter of Credit Liabilities in respect of such Letter of Credit, whether or not similar to any of the foregoing; provided, that such other circumstance or happening shall not have been the result of gross negligence or willful misconduct of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.
§4.4    Computations. All computations of interest on the Base Rate Loans to the extent applicable shall be based on a three hundred sixty-five (365) or three hundred sixty-six (366)-day year, as applicable, and paid for the actual number of days elapsed. All other computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.
§4.5    Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, (a) the Agent shall reasonably determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or (b) the Agent shall reasonably determine that LIBOR will not adequately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event (x) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (y) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

§4.6    Illegality. Notwithstanding any other provisions herein, if, on and after the date hereof, any Lender shall reasonably determine that any Change in Law shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law, until such time as the Lenders may again make and maintain LIBOR Rate Loans. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by the Borrower hereunder.
§4.7    Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan (including without limitation as a result of an acceleration of the Loans pursuant to §12.1), or if the Borrower fails to draw down on the first day of the applicable Interest Period any amount as to which the Borrower has elected a LIBOR Rate Loan, the Borrower will pay to the Agent for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. The Borrower understands, agrees and acknowledges the following: (a) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (b) LIBOR is used merely as a reference in determining such rate; and (c) the Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.
§4.8    Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any Change in Law shall:
(a)    subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature imposed by any Governmental Authority with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or
(b)    impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein, or
(c)    impose or increase or render applicable any special deposit, compulsory loan, insurance charge, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, and the result of any of the foregoing is:
(i)    to increase the cost to any Lender of making, continuing, converting to, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or

(ii)    to reduce the amount of principal, interest or other amount received or receivable by any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit,
then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional costs incurred or reduction suffered. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.
§4.9    Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the return on such Lender’s or its parent bank holding company capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such Change of Law (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof as provided below. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.
§4.10    Breakage Costs. The Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from the Agent, or such earlier date as may be required by this Agreement.
§4.11    Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin plus three percent (3%) (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), and the fee payable with respect to Letters of Credit shall be increased to a rate equal to three percent (3%) above the Letter of Credit fee that would otherwise be applicable to such time, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, the Borrower shall pay a late charge equal to two percent (2%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents, which is not paid by the Borrower within ten (10) days of the date when due (other than amounts payable at the Maturity Date, whether by acceleration or otherwise).
§4.12    Certificate. A certificate setting forth any amounts payable pursuant to §4.7, §4.8, §4.9, §4.10 or §4.11 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error provided that such determinations are made on a reasonable basis in good faith, and shall be promptly provided to the Agent and the Borrower upon their written request. Failure or delay on the part of any Lender to demand compensation pursuant to §4.8 or §4.9 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to

§4.8 or §4.9 for any increased costs or reductions on return incurred more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reduction and of such Lender’s intention to claim compensation therefor; provided further that if any such Change in Law giving rise to such increased costs or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
§4.13    Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest to the extent permitted by Applicable Law or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This §4.13 shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.

§4.14	Certain Provisions Relating to Increased Costs; Non-Consenting Lenders.
(a)    If a Lender gives notice of the existence of the circumstances set forth in §4.8 or any Lender requests payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.8 or §4.9, or requires the Borrower or any Guarantor to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to the provisions of §4.3, then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of such Lender’s offices, branches or affiliates if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to §§4.3, 4.8 and 4.9, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action.
(b)    Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender has given notice of the existence of the circumstances set forth in §4.8 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.8 or §4.9 or has required the Borrower or any Guarantor to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to the provisions of §4.3 and, in each case following the request of the Borrower, such Lender has declined or been unable to take the steps described in subsection (a) above to mitigate such amounts, or there is a Non-Consenting Lender (each, an “Affected Lender”), then the Borrower shall have the right as to such Affected Lender, at its sole expense and effort, upon notice to such Affected Lender and the Agent delivered within one hundred eighty (180) days after such notice for request for payment or compensation or the date upon which such Lender became a Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender within one hundred eighty (180) days of receipt of such notice or the date upon which such Lender becomes a Non-Consenting Lender, to elect to cause the Affected Lender to transfer (in accordance with and subject to the restrictions contained in, and consents required by, §18.1) all of its interests, rights (other than its existing rights to payments pursuant to §4.8, §4.9, or §4.3) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment). At the Borrower’s option but subject to the prior written approval of Agent, (i) the Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent and the Borrower); and (ii) in the event that the Lenders do not elect to acquire all of the Affected Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender, the Affected Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender shall promptly execute all documents required pursuant to §18.1 to transfer such interest. Notwithstanding anything in this §4.14(b) to the contrary, any Lender or other assignee acquiring some or all of the assigned Commitment of the Non-Consenting Lender must consent to the proposed amendment, modification or waiver. The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§5.	COLLATERAL SECURITY; GUARANTORS.

§5.1
Collateral. The Obligations shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents.

§5.2	Appraisal.
(a)    The Agent shall on behalf of the Lenders obtain current Appraisals of each of the Credit Support Properties in connection with (and as a condition to) such Real Estate becoming a Credit Support Property. In any such case, said Appraisals will be ordered by Agent and used to determine the current Appraised Value of the Credit Support Properties, and the Borrower shall pay to Agent within ten (10) days after written demand all reasonable costs of such Appraisals.
(b)    The Agent may obtain new Appraisals or an update to existing Appraisals with respect to any Credit Support Properties as the Agent shall determine (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require a new or updated Appraisal, (ii) at any time following an Event of Default, or (iii) if the Agent reasonably believes that there has been a casualty (which is not being restored in accordance with the terms of the Loan Documents), Taking or material adverse change or deterioration with respect to such Credit Support Property, including, without limitation, a material change in the market in which such Credit Support Property is located. The expense of such Appraisals and/or updates performed pursuant to this §5.2(b) shall be borne by the Borrower and payable to the Agent within ten (10) days of demand; provided the Borrower shall not be obligated to pay for an

Appraisal of a Credit Support Property obtained pursuant to this §5.2(b) more often than once in any period of twelve (12) months if no Event of Default exists.
(c)    Upon a Taking of or casualty to any Credit Support Property, at the request of the Borrower and at the Borrower’s expense as provided in §5.2(a), the Agent shall obtain a new Appraisal or an update to the existing Appraisal of such Credit Support Property.
(d)    The Borrower acknowledges that the Agent has the right to approve any Appraisal performed pursuant to this Agreement. The Borrower further agrees that the Lenders and the Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.

§5.3	Addition of Credit Support Properties; Additional Collateral.
(a)    Provided no Event of Default exists, the Borrower shall have the right, subject to the satisfaction by the Borrower of the conditions set forth in this §5.3(a), to add Eligible Real Estate as a Credit Support Property. In the event the Borrower desires to add additional Eligible Real Estate as a Credit Support Property as aforesaid, the Borrower shall provide written notice to the Agent of such request. No Real Estate shall be included as a Credit Support Property unless and until the following conditions precedent shall have been satisfied:
(i)    such Real Estate shall be Eligible Real Estate;
(ii)    if such Real Estate is owned or leased under a Ground Lease by a Wholly-Owned Subsidiary of the Borrower, said Wholly-Owned Subsidiary shall have executed a Joinder Agreement and satisfied the conditions of §5.5;
(iii)    prior to or contemporaneously with such addition, the Borrower shall have submitted to the Agent a Compliance Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 prepared on a pro forma basis and adjusted to give effect to such addition, and shall certify that after giving effect to such addition, no Event of Default shall exist nor shall any Default or Event of Default arise as a result of such addition;
(iv)    the Borrower or the Wholly-Owned Subsidiary which is the owner of the Real Estate shall have executed and delivered to the Agent all Eligible Real Estate Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent; and
(v)    after giving effect to the inclusion of such Eligible Real Estate, each of the representations and warranties made by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition of such Credit Support Property with the same effect as if made at and as of that time, except to the extent of changes in factual circumstances which are expressly and specifically permitted by the Loan Documents

(it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Event of Default shall have occurred and be continuing nor shall any Default or Event of Default arise as a result of such addition (including, without limitation, any Default under §7.19) and the Agent shall have received a certificate of the Borrower to such effect.
Notwithstanding the foregoing, any Real Estate which does not satisfy any of the foregoing requirements, including any Real Estate which is not a Stabilized Property, may become a Credit Support Property upon the prior written approval of the Required Lenders.
(b)    Notwithstanding the foregoing, if Borrower or any Wholly-Owned Subsidiary of Borrower shall own a Multifamily Property which is not collateral for any Secured Indebtedness (or expected to be collateral for any Secured Indebtedness extended by a Person that is not the REIT or any of its Subsidiaries or any Affiliate thereof within ninety (90) days after the acquisition of such property or the date such property ceased to be collateral for any Secured Indebtedness, and which in fact does become such collateral within such period), then, to the extent that such Real Estate satisfies all of the conditions for the addition of such Real Estate as a Credit Support Property and upon satisfaction by the Borrower and any applicable Subsidiary of all of the conditions set forth in §5.3(a) (the Borrower agreeing to use commercially reasonable efforts to cause such Real Estate to satisfy all of such conditions), Borrower shall promptly cause such Real Estate to become a Credit Support Property; provided, however, that if prior to the inclusion of such Real Estate as a Credit Support Property the Credit Support Property Value Ratio is at least one hundred fifty percent (150%), then any such Multifamily Property shall not be required to become a Credit Support Property so long as the Borrower shall have obtained the prior written consent of the Majority Lenders, such consent not to be unreasonably withheld.
(c)    Within ten (10) days of (i) the Borrower acquiring, forming, holding or otherwise receiving or owning after the Closing Date any Equity Interest in a Subsidiary or Unconsolidated Affiliates (other than an Equity Interest that is an Unpledgeable Interest and other than an Equity Interest in a Subsidiary or Unconsolidated Affiliate that owns a Multifamily Property that is expected to be collateral for any Secured Indebtedness extended by a Person that is not the REIT or any of its Subsidiaries or any Affiliate of any thereof within ninety (90) days after the acquisition of such property or the date such property ceased to be collateral for any Secured Indebtedness, and which in fact does become such collateral within such period) or (ii) the Borrower or a Subsidiary of Borrower that is directly or indirectly a Wholly Owned Subsidiary of Borrower acquiring, forming, holding or otherwise receiving or owing after the Closing Date a Note Receivable or interest therein (other than a Note Receivable that is an Unpledgeable Interest), the Borrower shall cause to be delivered to the Agent each of the following in form and substance reasonably satisfactory to the Agent: (i) a supplement or amendment to the Security Agreement executed by the Borrower or the applicable Subsidiary, subjecting such Equity Interest or Note Receivable (or interest therein) to the Lien of the Security Agreement; (ii) all original existing certificates, if any, representing shares of Equity Interests pledged pursuant to the Security Agreement, together with an undated stock or similar power for each such certificate executed in blank by a duly authorized officer of Borrower, together with an Acknowledgement substantially in the form of Exhibit D to the Security Agreement, duly executed by any issuer of such Equity Interest; (iii) all original Notes Receivable pledged pursuant to the Security Agreement, together with an undated allonge substantially in the form of Exhibit E to the Security Agreement duly executed by Borrower or the applicable Subsidiary, and other instruments or documents constituting, evidencing, representing or securing such Notes Receivable and any collateral therefor in the possession of Borrower or the applicable Subsidiary (or held on its behalf); (iv) all formation and organizational agreements relating to any Person to which such pledged Equity Interest relate as Agent may reasonably require; (v) results from a recent UCC lien search as to Borrower or the applicable Subsidiary in such jurisdictions as Agent may designate, which results shall be satisfactory to Agent; and (vi) such certified organizational documents, updated good standing certificates, resolutions, incumbency certificates and legal opinions as Agent may reasonably require.
§5.4    Release of Credit Support Properties. Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.4), the Agent shall release a Credit Support Property from the lien or security title of the Security Documents encumbering the same upon the request of the Borrower subject to and upon the following terms and conditions:
(a)    the Borrower shall deliver to the Agent written notice of its desire to obtain such release no later than ten (10) Business Days (or such shorter period as Agent may approve) prior to the date on which such release is to be effected;
(b)    the Borrower shall submit to the Agent with such request a Compliance Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the best good faith estimate of the Borrower to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release;
(c)    all release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent;
(d)    the Borrower shall pay all reasonable out-of-pocket costs and expenses of the Agent in connection with such release, including without limitation, reasonable attorney’s fees;
(e)    the Borrower shall have reduced the Total Commitment in accordance with the terms of this Agreement so that no Default shall exist under §9.1 as a result of such release, and the Borrower shall make a partial prepayment of the Loans in an amount equal to the amount necessary to reduce the aggregate Outstanding Loans and Letter of Credit Liabilities so that they do not exceed the Total Commitment;
(f)    without limiting or affecting any other provision hereof, any release of a Credit Support Property will not cause the Borrower to be in violation of the covenants set forth in this Agreement; and
(g)    the Majority Lenders shall have consented to such release, such consent to not be unreasonably withheld.
For the avoidance of doubt, the Multifamily Project of Borrower commonly known as Allegro I and Allegro II in Addison, Texas shall be considered to be one (1) Credit Support Property.

§5.5	Additional Guarantors; Release of Guarantors.
(a)    In the event that the Borrower shall request that certain Real Estate of a Wholly-Owned Subsidiary of the Borrower be included as a Credit Support Property as contemplated by §5.3(a) and such Real Estate is included as a Credit Support Property in accordance with the terms hereof, the Borrower shall, as a condition to such Real Estate being included as a Credit Support Property, cause each such Wholly-Owned Subsidiary, to execute and deliver to the Agent a Joinder Agreement, and such Subsidiary shall become a Guarantor hereunder and thereunder. In addition, in the event any Subsidiary of the Borrower shall constitute a Material Subsidiary, the Borrower shall promptly cause such Subsidiary to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Guarantor hereunder and thereunder. Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and thereunder and to execute the Contribution Agreement and such Security Documents as the Agent may reasonably require. The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to the Guarantors to be true and correct with respect to each such Subsidiary. In connection with the delivery of such Joinder Agreement, the Borrower shall, or shall cause such Guarantor to, deliver to the Agent all documents required to be delivered pursuant to §10 with respect to a Guarantor, each of which shall be in form and substance reasonably satisfactory to the Agent.
(b)    In the event that all Credit Support Properties owned by a Subsidiary Guarantor shall have been released as Collateral for the Obligations and Hedge Obligations in accordance with the terms of this Agreement, then such Subsidiary Guarantor shall be released by Agent from liability under this Agreement, provided that such Subsidiary Guarantor is not otherwise required to be a Guarantor.
(c)    The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms hereof), a Subsidiary Guarantor that is a Guarantor solely by virtue of being a Material Subsidiary pursuant to clauses (b) and (c) of the definition hereof from the Guaranty so long as: (i) no Default or Event of Default shall then be in existence or would occur as a result of such release; (ii) the Agent shall have received such written request at least ten (10) Business Days (or such shorter period as Agent may approve) prior to the requested date of release; (iii) such Subsidiary Guarantor is not the owner of a Credit Support Property; and (iv) the Borrower shall deliver to Agent evidence reasonably satisfactory to Agent that (A) the Borrower has disposed of or simultaneously with such release will dispose of its entire interest in such Guarantor or that all of the assets of such Guarantor will be disposed of in compliance with the terms of this Agreement, and if such transaction involves the disposition by such Guarantor of all of its assets, the net cash proceeds, if any, from such disposition are being distributed to the Borrower in connection with such disposition, or (B) such Guarantor will be the borrower with respect to Secured Indebtedness that is not prohibited under this Agreement, which Indebtedness will be secured by a Lien on the assets of such Guarantor, and the provisions of such Secured Indebtedness make such Subsidiary Guarantor an Excluded Subsidiary, or (C) the Borrower has contributed or simultaneously with such release will contribute its entire direct or indirect interest in such Guarantor to an Unconsolidated Affiliate in compliance with the terms of this Agreement, or (D) if Borrower has obtained and is maintaining an Investment Grade Rating, such Subsidiary Guarantor is not required to be Guarantor pursuant to clause (b) of the definition of “Material Subsidiary”, or (E) such Guarantor is an Excluded Subsidiary. Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.
(d)    Notwithstanding the terms of §5.5(a), (b) and (c), from and after any date that Agent first receives written notice from Borrower that Borrower has first obtained an Investment Grade Rating, then (i) subject to the terms of this §5.5(d), all Material Subsidiaries of the type described in clause (c) of the definition thereof shall no longer be required to be Guarantors under the Credit Agreement, and (ii) Agent shall promptly release such Material Subsidiaries described in clause (c) of the definition thereof from the Guaranty; provided however that notwithstanding the foregoing, (A) Agent shall not be obligated to release any such Material Subsidiary from the Guaranty in the event that a Default or Event of Default shall have occurred and be continuing, and (B) no such Material Subsidiary shall be released in the event that such Material Subsidiary constitutes a Material Subsidiary within the meaning of clauses (a) or (b) of the definition thereof. In the event that at any time after Borrower has an Investment Grade

Rating, Borrower shall no longer have an Investment Grade Rating, Borrower and REIT shall within thirty (30) days (or such later date as agreed to by Agent) after such occurrence cause all Material Subsidiaries of the type described in clause (c) of the definition thereof to execute a Joinder Agreement and shall further cause to be satisfied within such thirty (30) day period (or such longer period as agreed to by Agent) all of the provisions of §5.5(a) that would be applicable to the addition of a new Guarantor. For the avoidance of doubt, if at any time during which the Borrower has an Investment Grade Rating the provisions of clause (b) of the definition of Material Subsidiary shall be applicable to a Subsidiary of Borrower, the Borrower shall be required to cause such Subsidiary to become a Guarantor by executing a Joinder Agreement and comply with the provisions of §5.5(a) as a condition to such Subsidiary's becoming a borrower, guarantor or other obligor with respect to Recourse Indebtedness or to be a guarantor of or to be otherwise liable with respect to any Indebtedness of another Person.
(e)     The provisions of §5.5(b), (c) and (d) shall not entitle Borrower, General Partner, Limited Partner or the REIT to any release from the Loan Documents.
§5.6    Release of Collateral from Security Agreement. Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.6), the Agent shall release an Equity Interest or Notes Receivable from the lien or security title of the Security Agreement upon the request of the Borrower subject to and upon the following terms and conditions:
(a)    the Borrower shall deliver to the Agent written notice if its desire to obtain such release no later than ten (10) Business Days (or such shorter period as Agent may approve) prior to the date on which such release is to be effected;
(b)    the Borrower shall submit to the Agent with such request a certificate that no Default or Event of Default exists or shall exist after giving effect to such release;
(c)    all release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent;
(d)    the Borrower shall pay all reasonable out-of-pocket costs and expenses of the Agent in connection with such release, including without limitation, reasonable attorney’s fees; and
(e)    such Equity Interest or Notes Receivable qualifies, or will qualify simultaneously with such release from the Security Agreement, as an Unpledgeable Interest, or Borrower will simultaneously with such release sell such Notes Receivable or the Person in whom such Equity Interests relate in a transaction permitted by this Agreement.
§5.7    Release of Collateral. Upon the refinancing or repayment of the Obligations in full and termination of the obligation to provide additional Loans or issue Letters of Credit to Borrower, then the Agent shall release the Collateral from the lien and security interest of the Security Documents and release the Borrower and Guarantors (other than with respect to obligations that survive termination of this Agreement), provided that Agent has not received a notice from the Representative or the holder of the Hedge Obligations that any Hedge Obligation is then due and payable to the holder thereof.

§6.	REPRESENTATIONS AND WARRANTIES.
The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1	Corporate Authority, Etc.

(a)    Incorporation; Good Standing. The REIT is a Maryland corporation duly organized pursuant to Articles of incorporation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. The REIT conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, Section 856 of the Code, and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder. The Borrower is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdiction of its organization and where any Credit Support Property directly owned by it is located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could reasonably be expected to have a Material Adverse Effect.
(b)    Subsidiaries. Each of the Guarantors and each of the Subsidiaries of the Borrower and the Guarantors (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof (except as to any Subsidiary (other than an Applicable Subsidiary Guarantor, the General Partner and the Limited Partner) where failure to be duly organized, validly existing or in good standing could not reasonably be expected to have a Material Adverse Effect), (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated (except as to any Subsidiary (other than an Applicable Subsidiary Guarantor, the General Partner and the Limited Partner) where failure to have such requisite power could not reasonably be expected to have a Material Adverse Effect) and (iii) is in good standing and is duly authorized to do business in each jurisdiction where a Credit Support Property directly owned by it is located and in each other jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
(c)    Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, operating agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than the liens and encumbrances in favor of the Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to the Agent.
(d)    Enforceability. This Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.
§6.2    Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained, the filing of the Security Documents in the appropriate records office with respect thereto, and filings after the date hereof of disclosures with the SEC.
§6.3    Title to Properties. Except as indicated on Schedule 6.3 hereto, the REIT and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of the REIT as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date) subject to no rights of others, including any mortgages, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.
§6.4    Financial Statements. The Borrower has furnished to the Agent: (a) the consolidated unaudited balance sheet and the proportionate balance sheet of the REIT and its Subsidiaries as of the Balance Sheet Date, and the related consolidated and proportionate statement of income and the related consolidated statement of cash flows, each as of the Balance Sheet Date, certified by the chief financial officer of the REIT, (b) an unaudited statement of Net Operating Income for the period ending September 30, 2014, reasonably satisfactory in form to the Agent and certified by the chief financial officer of the REIT as fairly presenting the Net Operating Income for such periods, and (c) certain other financial information relating to the Borrower, the Guarantors and the Collateral, including, without limitation, the Credit Support Properties. The consolidated balance sheet and consolidated statements referred to in clauses (a) and (b) above have been prepared in accordance with generally accepted accounting principles, and the consolidated balance sheet and statements referred to in clauses (a) and (b) above fairly present the consolidated financial condition of the REIT and its Subsidiaries as of such dates and the consolidated results of the operations of the REIT and its Subsidiaries for such periods, except as otherwise expressly noted therein and subject, in the case of the unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments, and the proportionate statements are correct and complete as of the dates thereof and for the periods covered thereby and were prepared in accordance with the REIT’s policies consistently applied. As of the date hereof, there are no liabilities, contingent or otherwise, of the REIT or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.
§6.5    No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, whichever is later (the “Latest Balance Sheet Date”), there has occurred no materially adverse change in the financial condition, operations, business or assets of the REIT and its Subsidiaries taken as a whole as shown on or reflected in the consolidated and proportionate balance sheets of the REIT as of the Latest Balance Sheet Date, or its consolidated or proportionate statement of income or consolidated statement of cash flows as of the Latest Balance Sheet Date, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, operations, business or assets of the REIT, its Subsidiaries or any of the Credit Support Properties from the condition shown on the financial statements delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, assets, operations or financial condition of the REIT and its Subsidiaries, considered as a whole, or of any of the Credit Support Properties.
§6.6    Franchises, Patents, Copyrights, Etc. The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Except as set forth on Schedule 6.6 hereto or in any Mortgage accepted after the Closing Date, none of the Credit Support Properties is owned or operated by the Borrower or its Subsidiaries under or by reference to any trademark, trade name, service mark or logo, and none of the trademarks, tradenames, service marks or logos are registered or subject to any license or provision of law limiting their assignability or use except as specifically set forth on Schedule 6.6 or in any Mortgage accepted after the Closing Date.
§6.7    Litigation. Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened against the Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, the Collateral or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, as of the Closing Date there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor, any of their respective Subsidiaries or any Collateral. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.
§6.8    No Material Adverse Contracts, Etc. None of the Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or could reasonably be expected to have in the future a Material Adverse Effect. None of the Borrower, any Guarantor or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.
§6.9    Compliance with Other Instruments, Laws, Etc. None of the Borrower, any Guarantor or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.
§6.10    Tax Status. Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations except those which are being contested in good faith and by appropriate proceedings as permitted by this Agreement, and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth on Schedule 6.10, as of the date hereof, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim. Except as set forth on Schedule 6.10, as of the date hereof, there are no audits pending or to the knowledge of the Borrower threatened with respect to any tax returns filed by the Borrower, any Guarantor or their respective Subsidiaries. The taxpayer identification number for the REIT is 20-5383745, and the taxpayer identification number for the Borrower is 20-5734428.
§6.11    No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12    Investment Company Act. None of the Borrower, the Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.
§6.13    Setoff, Etc. The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Borrower or any of their Subsidiaries or Affiliates or, to the best knowledge of the Borrower, any other Person.
§6.14    Certain Transactions. Except as disclosed on Schedule 6.14 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, a Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.
§6.15    Employee Benefit Plans. The Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the assets of the REIT or any of its Subsidiaries, including, without limitation, any Credit Support Property or other Collateral, constitutes a “plan asset” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder.
§6.16    Disclosure. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of the Borrower, any Subsidiary or any Guarantor, as supplemented to date, taken as a whole, is and, when delivered, will be true and correct in all material respects and, as supplemented to date, does not, and when delivered will not (to Borrower’s knowledge), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The written information, reports and other papers and data with respect to the Borrower, any Subsidiary, any Guarantor or the Collateral, including, without limitation, the Credit Support Properties (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, taken as a whole, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s or the Guarantors’ counsel (although the Borrower and the Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower (except to the extent the related assumptions were when made manifestly unreasonable).
§6.17    Trade Name; Place of Business. Neither the Borrower nor any Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Borrower is 5800 Granite Parkway, Suite 1000, Plano, Texas 75024.
§6.18    Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224, in any manner that might cause any Loan to have been made in contravention or violation of the provisions of Regulation T, U or X. Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.
§6.19    Environmental Compliance. The Borrower has obtained and provided to the Agent for each of the initial Credit Support Properties, or in the case of Credit Support Properties added after the date hereof has obtained and provided to the Agent pursuant to §5.3, written environmental site assessment reports of an Environmental Engineer (collectively, the “Environmental Reports”). Except as set forth in the Environmental Reports with respect to Credit Support Properties, the Borrower makes the following representations and warranties:
(a)    None of the Borrower, the Guarantors or their respective Subsidiaries nor any manager of the Real Estate, nor does the Borrower have knowledge that, nor should the Borrower have knowledge if it exercised reasonable diligence that, any tenant or operations thereon, is in violation, or alleged violation (other than a de minimus violation that is not required to be reported, corrected or remediated) of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law (except as to any Real Estate (other than the Credit Support Properties) where such violations have not had or could not reasonably be expected to have a Material Adverse Effect).
(b)    None of the Borrower, any Guarantor nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances (except as to any Real Estate (other than the Credit Support Properties) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect).

(c)    (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws or for de minimus amounts that are not required to be reported, corrected or remediated, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrower, the Guarantors, their respective Subsidiaries or the tenants of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of the Borrower’s, the Guarantors’ and their respective Subsidiaries’ respective businesses or the tenant’s residency and in accordance with applicable Environmental Laws (except for de minimus violations that are not required to be reported, corrected or remediated); (iii) there has been no past or present Release or threatened Release of Hazardous Substances on, upon, into or from the Real Estate (except for de minimus violations that are not required to be reported, corrected or remediated); (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate (except for de minimus violations that are not required to be reported, corrected or remediated; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off‑site in accordance with all applicable Environmental Laws (except with respect to the foregoing in this §6.19(c) as to any Real Estate (other than the Credit Support Properties) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect).
(d)    none of the Borrower, the Guarantors, their respective Subsidiaries nor the Credit Support Properties is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby, except for such matters with which the Borrower, the Guarantors, their respective Subsidiaries shall have complied with as of the Closing Date.
(e)    There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities (i) on or affecting the Real Estate (other than the Credit Support Properties) except where such existence has not had or could not be reasonably be expected to have a Material Adverse Effect, or (ii) on or affecting a Credit Support Property.
(f)    There has been no claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property, nor is there any basis for such a claim (except as to any Real Estate (other than the Credit Support Properties) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect).
§6.20    Subsidiaries; Organizational Structure. Schedule 6.20(a) sets forth, as of the date hereof, all of the Subsidiaries of the REIT, the form and jurisdiction of organization of each of the Subsidiaries, and the REIT’s direct and indirect ownership interests therein. Schedule 6.20(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of the REIT and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, the REIT’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate.
§6.21    Intentionally Omitted.

§6.22    Property. Except as set forth on Schedule 6.22 and the property condition reports for the initial Credit Support Properties delivered to the Agent on or before the Closing Date and the property condition reports for any Credit Support Properties added after the Closing Date, (i) all of the Credit Support Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, (ii) all of the other Real Estate of the Borrower, the Guarantors and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except where such defects have not had and could not reasonably be expected to have a Material Adverse Effect, (iii) the Real Estate, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands and tidelands (but excluding for purposes of this §6.22, Environmental Laws) except where a failure to so comply as to Real Estate other than the Credit Support Properties has not and could not reasonably be expected to have a Material Adverse Effect, (iv) all utilities necessary for the use and operation of the Credit Support Properties are installed to the property lines of the Credit Support Properties through dedicated public rights of way or through perpetual private easements with respect to which, as applicable, the applicable Mortgage creates a valid and enforceable first lien and which the Title Policy insures as an appurtenance without any exception other than those approved by Agent and are adequate to service the Building in compliance with applicable law, (v) the streets abutting the Credit Support Properties are dedicated and accepted public roads, to which the Credit Support Properties have direct access or are perpetual private ways (with direct access to public roads) to which the Credit Support Properties have direct access and with respect to which, as applicable, the applicable Mortgage creates a valid and enforceable first lien and which the Title Policy insures as an appurtenance without any exception other than those approved by Agent, (vi) there are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Real Estate which are payable by the Borrower, any Guarantor or any of their respective Subsidiaries (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement), (vii) each Credit Support Property is separately assessed for purposes of real estate tax assessment and payment, (viii) there are no pending, or to the knowledge of the Borrower, threatened or contemplated, eminent domain proceedings against any Credit Support Property except as disclosed to Agent pursuant to §7.7, (ix) none of the Credit Support Properties is now damaged as a result of any fire, explosion, accident, flood or other casualty except as disclosed to Agent pursuant to §7.7, (x) none of the Borrower, the Guarantors or any of their respective Subsidiaries has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Credit Support Properties, or canceling or threatening to cancel any policy of insurance, and each of the Credit Support Properties complies with the material requirements of all of the Borrower’s, Guarantors’ and their respective Subsidiaries’ insurance carriers, (xi) no person or entity has any right or option to acquire any Credit Support Property or any portion thereof or interest therein, (xii) neither the Borrower nor any Guarantor is a party to any Management Agreements for any of the Credit Support Properties except as has been delivered to the Agent and with respect to which the provisions of §7.12 have been complied with, and (xiii) there are no defaults or material claims or any basis for defaults or material claims in respect of any Credit Support Property or its operation by any party to any Management Agreement.
§6.23    Brokers. None of the REIT nor any of its Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.24    Other Debt. As of the date of this Agreement, (a) none of the Borrower, any Guarantor nor any of their respective Subsidiaries is in default of (i) the payment of any Indebtedness or the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party, and (b) no Indebtedness of the Borrower, any Guarantor or any of their respective Subsidiaries has been accelerated. Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or any Guarantor. Schedule 6.24 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower and each Guarantor or their respective properties and entered into by the Borrower and/or such Guarantor as of the date of this Agreement with respect to any Indebtedness of the Borrower or any Guarantor in an amount greater than $1,000,000.00, and the Borrower has provided the Agent with true, correct and complete copies thereof to the extent requested by Agent.
§6.25    Solvency. After giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, and assuming that the Contribution Agreement creates an asset of those parties entitled to contribution under the Contribution Agreement, neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.
§6.26    No Bankruptcy Filing. Neither the Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or for the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any Guarantor.
§6.27    No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower or any Guarantor with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.
§6.28    Transaction in Best Interests of the Borrower and Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower, each Guarantor and their respective Subsidiaries. The Borrower and the Guarantors are engaged in common business enterprises related to those of the Borrower and each Guarantor will derive substantial direct and indirect benefit from the effectiveness and existence of this Agreement. The direct and indirect benefits to inure to the Borrower, each Guarantor and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, each Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business.
§6.29    Contribution Agreement. The Borrower and the Guarantors (other than REIT) have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
§6.30    Representations and Warranties of Guarantors. The Borrower has no knowledge that any of the representations or warranties of any Guarantor contained in any Loan Document to which such Guarantor is a party are untrue or inaccurate in any material respect.
§6.31    OFAC. None of the Borrower or the Guarantors (i) is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action or (ii) is engaged (or will engage) in any dealings or transactions or otherwise be associated with such persons (any such Person, a “Designated Person”). In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities. Neither Borrower, any Guarantor, nor any Subsidiary, director or officer of Borrower or Guarantor or, to the knowledge of Borrower, any Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations.

§6.32	Ground Lease.
(a)    As to each Credit Support Property that is ground leased by the Borrower or the Applicable Subsidiary Guarantor, (i) each applicable Ground Lease contains the entire agreement of the Borrower or the Applicable Subsidiary Guarantor and the applicable owner of the fee interest in such Credit Support Property (the “Fee Owner”), pertaining to such Credit Support Property covered thereby, (ii) the Borrower or the Applicable Subsidiary Guarantor has no estate, right, title or interest in or to such Credit Support Property except under and pursuant to the Ground Lease, (iii) the Borrower has delivered a true and correct copy of such Ground Lease, together with all modifications, amendments and assignments thereof, to the Agent and, except for such modifications, amendments and assignments, such Ground Lease has not been modified, amended or assigned,.
(b)    The applicable Fee Owner of each Ground Lease is the exclusive fee simple owner of the applicable Credit Support Property subject, as of the date of acceptance of the applicable Real Estate as a Credit Support Property, only to the Ground Lease and all Liens and other matters disclosed in the applicable Title Policy for such Credit Support Property and the applicable Fee Owner is the sole owner of the lessor's interest in such Ground Lease.
(c)    There are no rights to terminate the Ground Lease other than the applicable Fee Owner's right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the Ground Lease.
(d)    Each Ground Lease is in full force and effect and no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under any Ground

Lease (a “Ground Lease Default”) exists or has occurred on the part of Borrower or the Applicable Subsidiary Guarantor, as applicable, or on the part of a Fee Owner under any Ground Lease. All base rent and additional rent, if any, due and payable under each Ground Lease has been paid through the date of acceptance of such Real Estate as a Credit Support Property and neither Borrower nor any Applicable Subsidiary Guarantor is required to pay any deferred or accrued rent after the date of acceptance of such Real Estate as a Credit Support Property under any Ground Lease. Neither Borrower nor any Applicable Subsidiary Guarantor has received any written notice from the applicable Fee Owner that a Ground Lease Default has occurred or exists, which Ground Lease Default continues to exist.
(e)    The Borrower or the Applicable Subsidiary Guarantor, as applicable, is the exclusive owner of the ground lessee's interest under and pursuant to each Ground Lease and has not assigned, transferred or encumbered its interest in, to, or under the Ground Lease (other than as required pursuant to the Loan Documents).
§6.33    Guaranty; Security Agreement. As of the date of this Agreement, (a) there is no Material Subsidiary that is not a party to the Guaranty, and (b) there is no Note Receivable or Equity Interest that is not an Unpledgeable Interest that has not been pledged to Agent pursuant to the Security Agreement.
§6.34    Pembroke Regulatory Agreement. No breach or default or event that with the giving of notice or passage of time would constitute a breach or default in any material respect under the Pembroke Regulatory Agreement (a “Regulatory Agreement Default”) exists or has occurred on the part of Borrower or the Applicable Subsidiary Guarantor, as applicable. As of the Closing Date, neither Borrower nor any Applicable Subsidiary Guarantor has received any written notice that a Regulatory Agreement Default has occurred or exists, which Regulatory Agreement Default continues to exist. As of the Closing Date, no reserves, trust accounts, escrow accounts or other accounts are maintained under the Pembroke Regulatory Agreement.

§7.	AFFIRMATIVE COVENANTS.
The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:
§7.1    Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.
§7.2    Maintenance of Office. The Borrower and each Guarantor will maintain their respective chief executive office at 5800 Granite Parkway, Suite 1000, Plano, Texas 75204, or at such other place in the United States of America as the Borrower or any Guarantor shall designate upon thirty (30) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or such Guarantor in respect of the Loan Documents may be given or made.
§7.3    Records and Accounts. The Borrower and each Guarantor will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4 (unless required in accordance with GAAP or Applicable Law), or (y) change its fiscal year. The Agent and the Lenders acknowledge that the REIT’s fiscal year is a calendar year.
§7.4    Financial Statements, Certificates and Information. The Borrower will deliver or cause to be delivered to the Agent, in form and substance satisfactory to the Agent, with sufficient copies for each of the Lenders:
(a)    within ten (10) days of the filing of the REIT’s Form 10-K with the SEC, but in any event not later than ninety (90) days after the end of each calendar year, the audited consolidated and unaudited proportionate balance sheet of the REIT and its Subsidiaries at the end of such year, the audited consolidated statement of shareholder’s equity and cash flows for such year, and the related audited consolidated and unaudited proportionate statements of income for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail and, as to the consolidated balance sheet and statements, prepared in accordance with GAAP, together with a certification by the chief financial officer, chief executive officer, treasurer or chief accounting officer of the REIT, that the information contained in such consolidated financial statements fairly presents the financial position of the REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by Deloitte & Touche LLP or another independent nationally recognized accounting firm reasonably approved by the Agent and who shall have authorized the REIT to deliver such financial statements and certifications thereof to the Agent and the Lenders, that the information in the proportionate statements is correct and complete as of the dates thereof and for the periods covered thereby and such proportionate statements were prepared in accordance with the REIT’s policies consistently applied and in a manner consistent with the statements delivered to the Agent pursuant to §6.4, and, as of the date such financial statements are issued, that there are no liabilities, contingent or otherwise, of the REIT or any of its Subsidiaries involving material amounts not disclosed in said financial statements and related notes;
(b)    within ten (10) days of the filing of the REIT’s Form 10-Q with the SEC, if applicable, but in any event not later than forty-five (45) days after the end of each of the first three (3) calendar quarters of each year, copies of the unaudited consolidated and unaudited proportionate balance sheet of the REIT and its Subsidiaries, at the end of such quarter, and the related unaudited consolidated and unaudited proportionate statements of income, unaudited consolidated and unaudited proportionate balance sheet and the unaudited consolidated statement of cash flows for the portion of the REIT’s fiscal year then elapsed, all in reasonable detail and, as to the consolidated balance sheet and statements, prepared in accordance with GAAP, together with a certification by the chief financial officer, chief executive officer, treasurer or chief accounting officer of the REIT that the information contained in such consolidated financial statements fairly presents the financial position of the REIT and its Subsidiaries on the date thereof (subject to year-end adjustments and the absence of footnotes), that the information in the proportionate statements is correct and complete as of the dates thereof and for the periods covered thereby and such proportionate statements were prepared in accordance with the REIT’s policies and in a manner consistent with the statements delivered to the Agent pursuant to §6.4, and, as of the date such financial statements are issued, that there are no liabilities, contingent or otherwise, of the REIT or any of its Subsidiaries involving material amounts not disclosed in said financial statements and related notes;
(c)    not later than the last day of delivery of the financial statements referred to in §7.4(a) and §7.4(b) are permitted, (i) a statement (a “Compliance Certificate”) certified by the chief financial officer, chief executive officer, treasurer or chief accounting officer of the REIT in the form of Exhibit G hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Latest Balance Sheet Date, and (ii) a statement of Funds from Operations for the relevant period. All income, expense and value associated with Real Estate or other Investments acquired or disposed of during any quarter will be adjusted, where applicable;
(d)    simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b), (i) a Rent Roll for each of the Credit Support Properties as of the end of each calendar quarter (including the fourth calendar quarter in each year), and (ii) an operating statement for each of the Credit Support Properties for each such calendar quarter and year to date (such statements and reports to be in the form previously approved by the Agent or such other form as may be reasonably satisfactory to the Agent);
(e)    simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b) above, a statement (i) listing the Real Estate owned by the REIT and its Subsidiaries (or in which the REIT or any of its Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, and whether such Real Estate constitutes a Land Asset or a Development Property, and (ii) listing the Indebtedness of the REIT and its Subsidiaries (excluding Indebtedness of the type described in §§8.1(a), 8.1(c), 8.1(d) and 8.1(f)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is Secured Indebtedness, Recourse Indebtedness, Non-Recourse Indebtedness of the REIT or any of its Subsidiaries or Cross-Collateralized Debt of the REIT or any of its Subsidiaries;
(f)    contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports, proxy statements and all other information sent to the owners of the Borrower or the REIT;
(g)    promptly following the Agent’s request, after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and the REIT;
(h)    promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly, monthly, special (8-K) or other reports or information that the REIT or any of its Subsidiaries shall file with the SEC;
(i)    notice of any audits pending or threatened in writing with respect to any tax returns filed by the REIT or any of its Subsidiaries promptly following notice of such audit;
(j)    evidence reasonably satisfactory to the Agent of the timely payment of all real estate taxes for the Credit Support Properties;
(k)    not later than January 31 of each year, an annual budget and projection for each Credit Support Property and the REIT, including covenant compliance projections for such calendar year;
(l)    within five (5) Business Days of receipt, copies of any written claim made with respect to any Non-Recourse Exclusion; and
(m)    from time to time, such other financial data and information in the possession of the REIT or its Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the REIT or any of its Subsidiaries and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning with respect to any Credit Support Property and other legal and regulatory changes affecting the REIT or any of its Subsidiaries) as the Agent may reasonably request.
The Borrower shall cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Section and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information.” Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, the Borrower shall deliver paper copies thereof to Agent and the Lenders. The Borrower and the Guarantors authorize Agent and Arrangers to disseminate any such materials, including without limitation the Information Materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system (an “Electronic System”). Any such Electronic System is provided “as is” and “as available.” The Agent and the Arrangers do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of Borrower that is distributed over or by any such Electronic System (“Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent or the Arrangers in connection with the Communications or the Electronic System. In no event shall the Agent, the Arrangers or any of their directors, officers, employees, agents or attorneys have any liability to the Borrower or the Guarantors, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Guarantors’, the Agent’s or any Arrangers’ transmission of Communications through the Electronic System, and the Borrower and the Guarantors release Agent, the Arrangers and the Lenders from any liability in connection therewith. Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will identify that portion of the Information Materials that may be distributed to the Public Lenders and that (i) all such Information Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Information Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Lenders and the Arrangers to treat such Information Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in §18.7); (iii) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of any electronic dissemination system designated “Public Investor” or a similar designation; and (iv) the Agent and the Arrangers shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any electronic dissemination system not designated “Public Investor” or a similar designation.

§7.5	Notices.
(a)    Defaults. The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice of the existence of a claimed default or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.
(b)    Environmental Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) a Credit Support Property, (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect or (C) the Agent’s liens or security title on the Collateral pursuant to the Security Documents.
(c)    Notification of Claims Against Collateral. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including, with respect to any Credit Support Property, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject.
(d)    Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, any Guarantor or any of their respective Subsidiaries that could either reasonably be expected to cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the REIT or any of its Subsidiaries in an amount in excess of $5,000,000.00.
(e)    Notice of Defaults Under Organizational Agreements. The Borrower will, within five (5) Business Days of notice or receipt, provide to the Agent copies of any and all written notices of a material default under any partnership agreement, operating agreement or other organizational agreement to which Borrower or any of its Subsidiaries is a party or of any failure by the Borrower or any of its Subsidiaries to perform any material obligation under any such partnership agreement, operating agreement or other organizational agreement.

(f)    ERISA. The Borrower will give notice to the Agent within five (5) Business Days after the REIT or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.
(g)    Credit Rating. The Borrower, promptly upon becoming aware thereof, give written notice to Agent of a change in the Credit Rating given by a Rating Agency or any announcement that any rating is “under review” or that such rating has been placed on a watch list or that any similar action has been taken by a Rating Agency.
(h)    Ground Lease. Within five (5) Business Days after the Borrower first becomes aware of the following, the Borrower will notify the Agent in writing of any default by a Fee Owner in any material respect in the performance or observance of any of the terms, covenants and conditions on the part of a Fee Owner to be performed or observed under a Ground Lease. The Borrower will promptly deliver to the Agent copies of all material notices, certificates, requests, demands and other instruments received from or given by a Fee Owner to the Borrower or a Subsidiary Guarantor under a Ground Lease.
(i)    Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6	Existence; Maintenance of Properties.
(a)    Except as permitted under §§8.4 and 8.8, the Borrower and each Guarantor will (i) preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation and (ii) will cause each of their respective Subsidiaries that are not Guarantors to preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation except where such failure has not had and could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Guarantor will preserve and keep in full force all of their rights and franchises and those of their respective Subsidiaries, the preservation of which is necessary to the conduct of their business (except with respect to Subsidiaries of the Borrower that are not Guarantors, where such failure has not had and could not reasonably be expected to have a Material Adverse Effect). The REIT shall at all times comply with all requirements and applicable laws and regulations necessary to maintain the REIT Status and shall continue to receive the REIT Status. The Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Subsidiary Guarantors. The REIT may list the common stock of the REIT for trading in the New York Stock Exchange or another nationally recognized exchange, and the common stock of the REIT shall at all times after the effective date of such listing be listed for trading and be traded on such exchange.
(b)    The Borrower and each Guarantor (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in all material respects in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof.

§7.7	Insurance; Condemnation.

(a)    The Borrower and each Subsidiary Guarantor will, at its expense, procure and maintain for the benefit of the Borrower, each such Subsidiary Guarantor and the Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are acceptable to the Agent, providing the following types of insurance covering each Credit Support Property:
(i)    “Cause of Loss-Special Form” property insurance (including broad form flood, broad form earthquake (to the extent reasonably required by the Agent), terrorism insurance (to the extent reasonably required by the Agent), and comprehensive boiler and machinery coverages) on each Building and the contents therein of the Borrower or the Subsidiary Guarantor that owns or ground leases such Credit Support Property (each an “Applicable Subsidiary Guarantor”) in an amount not less than one hundred percent (100%) of the full replacement cost of each Building and the contents therein of the Borrower and its Subsidiaries or such other amount as the Agent may approve, with deductibles not to exceed $100,000.00 for any one occurrence, with a replacement cost coverage endorsement, an agreed amount endorsement, and, if requested by the Agent, a contingent liability from operation of building laws endorsement in such amounts as the Agent may reasonably require. Full replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) and the contents therein of the Borrower or Applicable Subsidiary Guarantor without deduction for physical depreciation thereof;
(ii)    During the course of construction or repair of any Building, the insurance required by clause (i) above shall be written on a builders risk, completed value, non-reporting form, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Credit Support Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;
(iii)    Flood insurance if at any time any Building is located in any federally designated “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E) and the broad form flood coverage required by clause (i) above is not available, in an amount equal to the full replacement cost (including foundations for the purposes hereof) or the maximum amount then available under the National Flood Insurance Program;
(iv)    Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income, for the Credit Support Property for a twelve (12) month period;
(v)    Commercial general liability insurance against claims for personal injury (to include, without limitation, bodily injury and personal and advertising injury) and property damage liability, all on an occurrence basis, if commercially available, with such coverages as the Agent may reasonably request (including, without limitation, contractual liability coverage, completed operations coverage for a period of two (2) years following completion of construction of any improvements on the Credit Support Property, and coverages equivalent to an ISO broad form endorsement), with a general aggregate limit of not less than $2,000,000.00, a completed operations aggregate limit of not less than $2,000,000.00, and a combined single “per occurrence” limit of not less than $1,000,000.00 for bodily injury and property damage and medical payments;

(vi)    During the course of construction or repair of any improvements on the Credit Support Property (other than immaterial repairs), the general contractor selected to oversee such improvements shall provide (A) commercial general liability insurance (including completed operations coverage) naming Borrower as an additional insured, or in lieu thereof, may provide for such coverage by way of an owner’s contingent or protective liability insurance, and (B) umbrella liability insurance with limits of not less than $25,000,000.00 to be in excess of the limits of the insurance required by this clause (vi), with coverage at least as broad as the primary coverages of the insurance required by this clause (vi), with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall be endorsed to provide defense coverage obligations;
(vii)    Employer’s liability insurance with respect to the Borrower’s employees (or if the Borrower have no employees, with respect to the employees of the managers under the Management Agreements);
(viii)    Umbrella liability insurance with limits of not less than $25,000,000.00 to be in excess of the limits of the insurance required by clauses (v) and (vii) above, with coverage at least as broad as the primary coverages of the insurance required by clauses (v) and (vii) above, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall be endorsed to provide defense coverage obligations;
(ix)    Workers’ compensation insurance for all employees of the Borrower or its Subsidiaries engaged on or with respect to the Credit Support Property with limits as required by applicable law (or if Borrower have no employees, for all employees of the managers under the Management Agreements); and
(x)    Such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Credit Support Property (and excluding environmental liability or additional terrorism insurance (beyond that which is otherwise required pursuant to this §7.7)) located in or around the region in which the Credit Support Property is located, and are customarily insured against by Persons of similar size and engaged in a similar type of business as Borrower, and are in such amounts as are generally available at commercially reasonable rates).
The Borrower shall pay all premiums on insurance policies. The insurance policies with respect to all Credit Support Properties provided for in clauses (v), (vi) and (viii) above shall name the Agent and each Lender as an additional insured and shall contain a cross liability/severability endorsement. The insurance policies provided for in clauses (i), (ii), (iii), (iv) and (vi) above shall name the Agent as mortgagee and loss payee, shall be first payable in case of loss to the Agent, and shall contain mortgage clauses and lender’s loss payable endorsements in form and substance reasonably acceptable to the Agent. The Borrower shall deliver certificates of insurance (and with respect to any flood insurance coverage, policies and other regulatory proof of coverage) evidencing all such policies to the Agent, and the Borrower shall promptly furnish to the Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. Borrower shall provide to Agent a duplicate original or certified copy of the insurance policies required hereunder promptly after the original policy is received by Borrower. Not less than ten (10) days prior to the expiration date of the policies, as such time period may be shortened by Agent, the Borrower shall deliver to the Agent evidence of continued coverage, as may be reasonably satisfactory to the Agent, and within five (5) Business Days after the renewal date of such policies, the Borrower shall deliver a certificate of insurance to Agent, in form and substance reasonably satisfactory to the Agent.

(b)    All policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of the Borrower or any Subsidiary or anyone acting for the Borrower or any Subsidiary (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Real Estate for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the Real Estate or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Agent is concerned, (ii) the insurer waives any right of set off, counterclaim, subrogation, or any deduction in respect of any liability of the Borrower or any Subsidiary and the Agent, (iii) such insurance is primary and without right of contribution from any other insurance which may be available, (iv) such policies shall not be modified so as to reduce or in any way negatively affect insurance coverage on any Credit Support Property, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice to the Agent by certified or registered mail; provided, however, that only ten (10) days prior written notice to Agent shall be required if such cancellation or termination is due to non-payment of any insurance premium, and (v) that the Agent or the Lenders shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.
(c)    The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Borrower and other Persons not included in the Credit Support Properties, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7, including, without limitation, the Agent’s determination based on a review of the schedule of locations and values that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy.
(d)    All policies of insurance required by this Agreement shall be issued by companies authorized to do business in the State where the policy is issued and also in the States where the Real Estate is located and shall be issued by companies having a rating in Best’s Key Rating Guide of at least “A-” and a financial size category of at least “VIII”.
(e)    Neither the Borrower nor any Applicable Subsidiary Guarantor shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.
(f)    In the event of any Taking of or any loss or damage to any Credit Support Property, the Borrower or the Applicable Subsidiary Guarantor shall give prompt written notice to the insurance carrier (other than for a Taking) and the Agent. Each of the Borrower and the Applicable Subsidiary Guarantor hereby irrevocably authorizes and empowers the Agent, at the Agent’s option and in the Agent’s sole discretion or at the request of the Required Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to adjust and compromise any claim under insurance policies or as a result of a Taking, to appear in and prosecute any action arising from such insurance policies or as a result of a Taking, to collect and receive Insurance Proceeds and Condemnation Proceeds, and to deduct therefrom the Agent’s reasonable expenses incurred in the collection of such Insurance Proceeds and Condemnation Proceeds except that, provided no Event of Default has occurred and is continuing, the Agent may not settle, adjust or compromise any such claim without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed; provided, however, that so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower or any Applicable Subsidiary Guarantor shall in good faith diligently pursue such claim, the Borrower or such Applicable Subsidiary Guarantor may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim, except that the Borrower or such Applicable Subsidiary Guarantor may not settle, adjust or compromise any such claim without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that the Borrower or such Applicable Subsidiary Guarantor may make proof of loss and adjust and compromise any claim under casualty insurance policies without Agent’s consent which is in an amount less than $3,500,000.00 and retain and use such proceeds for restoration to substantially the same or better condition than which existed prior to such damage as provided herein so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower or such Applicable Subsidiary Guarantor shall in good faith diligently pursue such claim. The Borrower and each Applicable Subsidiary Guarantor further authorize the Agent, at the Agent’s option, to (i) apply the balance of such Insurance Proceeds and Condemnation Proceeds to the payment of the Obligations whether or not then due, or (ii) if the Agent shall require the reconstruction or repair of the Credit Support Property, to hold the balance of such proceeds as trustee (or at Borrower’s option, to prepay the Loans) to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on the Credit Support Property and the Obligations as they become due during the course of reconstruction or repair of the Credit Support Property and to reimburse the Borrower or such Applicable Subsidiary Guarantor, in accordance with such terms and conditions as the Agent may prescribe, for, or to pay directly, the costs of reconstruction or repair of the Credit Support Property, and upon completion of such reconstruction or repair to pay any excess Insurance Proceeds to the Borrower, provided that (i) upon completion of such reconstruction or repair, such Credit Support Property is in compliance with all applicable state, federal and local laws, ordinances and regulations, including, without limitation, all building and zoning laws, ordinances and regulations and (ii) no Defaults or Events of Default exist or are continuing under this Agreement on the date of such payment to the Borrower.
(g)    Notwithstanding the foregoing or anything to the contrary contained in the Mortgages, the Agent shall make net Insurance Proceeds and Condemnation Proceeds available to the Borrower or such Applicable Subsidiary Guarantor (or if the Borrower has prepaid the Loans with such proceeds the Lenders shall, subject to the terms of this Agreement, disburse such amounts as additional Revolving Credit Loans) to reconstruct and repair the Credit Support Property, in accordance with such terms and conditions as the Agent may prescribe in the Agent’s discretion for the disbursement of the proceeds, provided that (i) the cost of such reconstruction or repair is not estimated by the Agent to exceed twenty-five percent (25%) (or thirty-five percent (35%) if the Credit Support Property Value Ratio is greater than 150%) of the replacement cost of the damaged Building (as reasonably estimated by the Agent), (ii) no Default or Event of Default shall have occurred and be continuing, (iii) the Borrower or such Applicable Subsidiary Guarantor shall have provided to the Agent additional cash security (or reserved amounts available to be disbursed as Loans under this Agreement in a manner reasonably acceptable to the Agent) in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration, (iv) the Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration and reasonably determined that the repaired or restored Credit Support Property will provide the Agent with adequate security for the Obligations (provided that the Agent shall not disapprove such plans and specifications if the Building is to be restored to substantially its condition immediately prior to such damage), (v) [reserved], (vi) the Agent shall reasonably determine that such repair or reconstruction can be completed prior to the Maturity Date, (vii) the Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in all respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration, (viii) the Agent shall receive evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against the Borrower, any Applicable Subsidiary Guarantor or the Agent, and (ix) with respect to any

Taking, (a) the value of the land taken under such condemnation is less than $500,000.00; (b) less than five percent (5%) of the land is taken; (c) the land that is taken is located along the perimeter or periphery of the land; (d) access to the Credit Support Property is not affected in any way by the Taking; (e) no portion of the improvements are taken. Any excess Insurance Proceeds shall be paid to the Borrower, or if a Default or Event of Default has occurred and is continuing, such proceeds shall be applied to the payment of the Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer. Any excess Condemnation Proceeds shall be applied to the payment of the Obligations. In no event shall the provisions of this Section be construed to extend the Maturity Date or to limit in any way any right or remedy of the Agent upon the occurrence of an Event of Default hereunder. If the Credit Support Property is sold or the Credit Support Property is acquired by the Agent, all right, title and interest of the Borrower and any Applicable Subsidiary Guarantor in and to any insurance policies to the extent that they relate to Credit Support Properties and unearned premiums thereon and in and to the proceeds thereof resulting from loss or damage to the Credit Support Property prior to the sale or acquisition shall pass to the Agent or any other successor in interest to the Borrower or purchaser of the Credit Support Property.
(h)    The Borrower, the Guarantors and their respective Subsidiaries (as applicable) will, at their expense, procure and maintain insurance covering the Borrower, the Guarantors and their respective Subsidiaries (as applicable) and the Real Estate other than the Credit Support Properties in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy.
§7.8    Taxes; Liens. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Credit Support Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Collateral or other property of the Borrower, the Guarantors or their respective Subsidiaries and all non-governmental assessments, levies, maintenance and other charges, whether resulting from covenants, conditions and restrictions or otherwise, water and sewer rents and charges assessments on any water stock, utility charges and assessments and owner association dues, fees and levies, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings (and if such Real Estate is a Credit Support Property, Borrower shall have given the Agent written notice of such contest) which shall suspend the collection thereof with respect to such property and the Borrower or applicable Guarantor shall not be subject to any fine, suspension or loss of privileges or rights by reason of such proceeding, neither such property nor any portion thereof or interest therein would be in any imminent danger of sale, forfeiture, loss or suspension of operation by reason of such proceeding and the Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP (or if such aggregate amount so contested relates to a Credit Support Property and equals or exceeds $250,000, then, upon request of the Agent, the Borrower shall maintain availability of Revolving Credit Loans in a manner reasonably acceptable to the Agent in an amount equal to the aggregate amount so contested until the resolution of such contest); and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy. Borrower shall deliver to the Agent evidence of payment of taxes, other assessments, levies and charges described in this §7.8 with respect to the Credit Support Properties not later than the date upon which such amounts are due and payable unless the same are being contested in accordance with the terms hereof and the other Loan Documents.
§7.9    Inspection of Properties and Books. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, upon reasonable prior notice, to visit and inspect any of the properties of the Borrower, each Guarantor or any of their respective Subsidiaries (subject to the rights of tenants under their Leases), to examine the books of account of the Borrower, any Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, any Guarantor and their respective Subsidiaries with, and to be advised as to the same by, the officers, partners or members of the Borrower and the REIT, all at such reasonable times during normal business hours and intervals as the Agent or any Lender may reasonably request and at the expense of such Lender or the Agent (unless a Default or Event of Default shall exist, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrower). The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of such Persons.
§7.10    Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, comply in all material respects with (a) all applicable laws and regulations now or hereafter in effect wherever its business is conducted (provided that §7.10 shall not limit the terms of §8.6 with respect to the Credit Support Properties), including all Environmental Laws, (b) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (c) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (d) all applicable decrees, orders, and judgments, and (e) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, in each case except where failure to so comply (except with respect to Borrower, the REIT, any Credit Support Property or any Applicable Subsidiary Guarantor) could not reasonably be expected to have a Material Adverse Effect. The Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise the Agent in writing in the event that the Borrower shall determine that any investors in the Borrower are in violation of such act.
§7.11    Further Assurances. The Borrower and each Guarantor will and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request for the assuring and confirming unto the Agent and the Lenders the rights hereby created under this Agreement or any other Loan Document.
§7.12    Management. The Borrower shall not and shall not permit any Subsidiary Guarantor to enter into any Management Agreement for any Credit Support Property with a manager that is not an Affiliate of the Borrower without the prior written consent of the Agent (which shall not be unreasonably withheld), and after such approval, no such Management Agreement shall be modified in any material respect or terminated without the Agent’s prior written approval, such approval not to be unreasonably withheld. The Agent may condition any approval of a manager that is not an Affiliate of the Borrower engaged by the Borrower or a Subsidiary Guarantor or a Management Agreement with respect to a Credit Support Property upon the execution and delivery to the Agent of a Subordination of Management Agreement. The Borrower shall give the Agent written notice of any Management Agreement for any Credit Support Property with a manager that is an Affiliate of the Borrower, and shall provide to the Agent an executed Subordination of Management Agreement. The Borrower shall not and shall not permit any Subsidiary Guarantor or any other Subsidiary to increase any management fee payable under a Management Agreement after the date the applicable Real Estate becomes a Credit Support Property without the prior written consent of the Agent.
§7.13    Leases of the Property. Neither the Borrower nor any Subsidiary Guarantor will without the prior written consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed) (a) lease all or any portion of a Credit Support Property other than as a Multifamily Property (or for ancillary services and leases, such as laundry facilities and retail spaces) in the ordinary course of business consistent with prudent leasing and management standards, or (b) amend, waive, terminate, cancel, or accept the surrender of, any lease or other occupancy agreement at any Credit Support Property except in the ordinary course of leasing and managing a multifamily property consistent with prudent leasing and management standards.
§7.14    Business Operations. The REIT and its Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and such other lines of business that are reasonably related or incidental thereto and in compliance with the terms and conditions of this Agreement and the Loan Documents. Other than Investments permitted under §8.3(n) below, neither the REIT nor the Borrower will, or permit any of their respective Subsidiaries to, directly or indirectly, engage in any line of business other than the acquisition, ownership, operation, leasing, management, financing, refinancing, disposition, development and redevelopment of Multifamily Properties and activities reasonably related or incidental thereto.
§7.15    Registered Servicemark. Without prior written notice to the Agent, except with respect to the trademarks, tradenames, servicemarks or logos listed on Schedule 6.6 hereto or in any Mortgage with respect to any Credit Support Property or with respect to the name “Monogram” or derivatives therefrom, none of the Credit Support Properties shall be owned or operated by the Borrower or any Guarantor under any trademark, tradename, servicemark or logo (other than “Monogram” or derivatives therefrom). In the event any of the Credit Support Properties shall be owned or operated under any tradename, trademark, servicemark or logo, not listed on Schedule 6.6 hereto or in any Mortgage with respect to any Credit Support Property, the Borrower or the applicable Guarantor shall enter into such agreements with the Agent in form and substance reasonably satisfactory to the Agent, as the Agent may reasonably require to grant the Agent a perfected first priority security interest therein and to grant to the Agent or any successful bidder at a foreclosure sale of such Credit Support Property the right and/or license to continue operating such Credit Support Property under such tradename, trademark, servicemark or logo as determined by the Agent.
§7.16    Ownership of Real Estate. Without the prior written consent of the Agent, all Real Estate and all interests (whether direct or indirect) of the REIT, General Partner or the Borrower in any Real Estate assets or other assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by the Borrower or a Subsidiary of the Borrower; provided, however that the Borrower shall be permitted to own or lease interests in Real Estate through Unconsolidated Affiliates of the Borrower as permitted by §8.3(l).
§7.17    Distributions of Income to the Borrower. The Borrower shall cause all of its Subsidiaries (subject to the terms of any loan documents under which such Subsidiary is the borrower, a provision of such Subsidiary’s organizational documents required as a condition of such loan documents or the terms of any joint venture agreement with an unaffiliated third Person) to promptly distribute to the Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter, (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices, and (c) the establishment of reserves held by Wholly Owned Subsidiaries of Borrower in an aggregate amount for all such Subsidiaries of not more than $20,000,000.00.
§7.18    Plan Assets. The Borrower, the Guarantors and each of their respective Subsidiaries will do, or cause to be done, all things necessary to ensure that none of its Real Estate or other assets will be deemed to be Plan Assets at any time.

§7.19	Credit Support Properties.
(a)    The Eligible Real Estate included as Credit Support Properties shall at all times satisfy all of the following conditions:
(i)    the Eligible Real Estate shall be owned one hundred percent (100%) in fee simple or leased under a Ground Lease as to which no default or event of default shall exist by the Borrower or a Wholly Owned Subsidiary of Borrower that is a Subsidiary Guarantor, in each case free and clear of all Liens other than the Liens permitted in §8.2(i), (vi) (as to any deposit accounts only), (viii) and (ix), and such Eligible Real Estate shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable organizational documents but excluding any restrictions contained in the Loan Documents) (any such restrictions, a “Negative Pledge”);
(ii)    none of the Eligible Real Estate shall have any structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except as approved by the Agent and the Required Lenders;
(iii)    if such Eligible Real Estate is held by a Subsidiary Guarantor, the only assets of such Subsidiary Guarantor shall be Eligible Real Estate included as Credit Support Properties;
(iv)    if such Credit Support Property is owned or leased by a Subsidiary Guarantor, Borrower shall directly or indirectly own 100% of all equity interests (including all economic, beneficial and voting interests) in such Subsidiary Guarantor, and no direct or indirect ownership or other interests or rights in any such Subsidiary Guarantor or intermediate Subsidiary shall be subject to any Lien or Negative Pledge other than the Liens permitted under §8.2(i), (vi) (as to any deposit accounts only), (viii) and (ix);
(v)    each Credit Support Property shall at all times be at least 80% leased pursuant to arms-length leases to unaffiliated residents that are not in default of their leases beyond ninety (90) days; and
(vi)    if such Eligible Real Estate is not a Stabilized Property, such Real Estate is approved by the Required Lenders.
(b)    In the event that all or any material portion of any Eligible Real Estate included as a Credit Support Property shall be subject to a Taking, then the Agent may in good faith reduce the Appraised Value attributable thereto based on Taking until such time as the Agent receives evidence reasonably satisfactory to the Agent that the value of such real estate is not materially adversely affected by such Taking, which may include, without limitation, a new Appraisal. In the event that all or any material portion of any Credit Support Property shall be damaged in any material respect, then Agent may in good faith reduce the Appraised Value attributable thereto unless and until (i) any damage to such Credit Support Property and the improvements thereon are repaired or restored, such Credit Support Property becomes fully operational and the Agent shall receive evidence reasonably satisfactory to the Agent of the value of such Credit Support Property following such repair or restoration, or (ii) the Agent shall receive evidence reasonably satisfactory to the Agent that the value of such Credit Support Property (both at such time and prospectively) shall not be materially adversely affected by such damage (which evidence may include that insurance proceeds are available for restoration and that the Borrower shall be able to comply with the provisions of §7.7(f) and (g) to rebuild such Credit Support Property prior to the expiration of rent loss insurance coverage as a result of such damage for such Credit Support Property).
(c)    Upon any asset ceasing to qualify to be included as a Credit Support Property, such asset shall no longer be included in the calculation of the covenant set forth in §9.1 unless otherwise approved in writing by the Required Lenders. Within five (5) Business Days after becoming aware of any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and the most recent Compliance Certificate modified to include the pro forma effect of such removal or disqualification.

§7.20	[Intentionally Omitted].
§7.21    Sanctions Laws and Regulations. The Borrower shall not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit or lend, contribute or otherwise make available such proceeds to any Guarantor, Subsidiary, Unconsolidated Affiliate or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is itself the subject of territorial sanctions under applicable Sanctions Laws and Regulations, (ii) in any manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement, or (iii) in any manner that would cause the Borrower, the Guarantors or any of their respective Subsidiaries to violate the United States Foreign Corrupt Practices Act. None of the funds or assets of the Borrower or Guarantors that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations.
§7.22    Assignment of Interest Rate Protection. In the event that the Borrower shall enter into an interest rate cap, swap, collar or other interest rate protection agreement with a Lender Hedge Provider (the “Interest Hedge”), then as a condition to the obligations of Borrower with respect thereto constituting Hedge Obligations for the purposes of the Loan Documents, Borrower shall execute and deliver to Agent a collateral assignment of such Interest Hedge in form and substance reasonably satisfactory to Agent, and shall further deliver such legal opinions as to Borrower, and consents to and acknowledgments of such pledge by the provider of the Interest Hedge, as Agent may reasonably require. For the avoidance of doubt, unless the provisions of this §7.22 are complied with, no Lender Hedge Provider shall have any right or benefit under or from the Loan Documents or the Collateral.
§7.23    Pembroke Regulatory Agreement. Borrower shall give prompt written notice to the Agent of the occurrence of a Regulatory Agreement Default or any event or circumstance which would require that Borrower or the Applicable Subsidiary Guarantor open or maintain a reserve, trust account, escrow account or other account pursuant to the Pembroke Regulatory Agreement. To the extent that any such reserve, trust account, escrow account or other account is required to be opened or maintained by Borrower or any Applicable Subsidiary Guarantor pursuant to the Pembroke Regulatory Agreement, Borrower or the Applicable Subsidiary Guarantor shall maintain such account with Agent unless prohibited by the Pembroke Regulatory Agreement, and shall execute and deliver to Agent such agreements as Agent may reasonably require in connection therewith.

§8.	NEGATIVE COVENANTS.
The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:
§8.1    Restrictions on Indebtedness. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
(a)    Indebtedness to the Lenders arising under any of the Loan Documents;
(b)    Indebtedness to the Lender Hedge Providers in respect of Hedge Obligations and Indebtedness in respect of any other Derivatives Contracts entered into as a hedge against existing Indebtedness or in anticipation of future Indebtedness;
(c)    current liabilities of the Borrower, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
(d)    Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;
(e)    Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;
(f)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(g)    subject to the provisions of §9, Indebtedness that is Secured Recourse Indebtedness; and
(h)    subject to the provisions of §9, Non-Recourse Indebtedness.
Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(g) or (h) above shall have any of the Credit Support Properties or any interest therein or any direct or indirect ownership interest in the Borrower or any Subsidiary Guarantor as collateral, a borrowing base or asset pool for such Indebtedness, (ii) none of the Subsidiary Guarantors which own a Credit Support Property shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to Non-Recourse Exclusions or otherwise) other than Indebtedness described in §§8.1(a), 8.1(b), 8.1(c), 8.1(d), 8.1(e) and 8.1(f), and (iii) none of the Borrower, the Guarantors or any of their Subsidiaries shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Unsecured Indebtedness, any Indebtedness (other than the Obligations) secured by Equity Interests or rights to Distributions (so-called “mezzanine financing”) or second priority Liens, or any revolving credit facilities (other than this Agreement and the Freddie Mac Facility)).
§8.2    Restrictions on Liens, Etc. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, deed of trust, security deed, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement (or any financing lease having substantially the same economic effect as any of the foregoing); (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; (f) in the case of securities, create or incur or suffer to be created or incurred any purchase option, call or similar right with respect to such securities; or (g) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien on the Collateral securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower, any Guarantor or any such Subsidiary may create or incur or suffer to be created or incurred or to exist:
(i)    Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or which are being contested as permitted under this Agreement;
(ii)    Liens on assets other than (A) the Collateral or (B) any direct or indirect interest of the Borrower, any Guarantor or any Subsidiary of the Borrower in any Guarantor which owns or ground leases a Credit Support Property, in respect of judgments permitted by §8.1(e);
(iii)    deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations or to secure insurance carriers;
(iv)    encumbrances on Real Estate other than Credit Support Properties consisting of easements, rights of way, zoning restrictions, leases and other occupancy agreements, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower or a Subsidiary of such Person is a party, and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower or any such Subsidiary, which defects do not individually or in the aggregate have a Material Adverse Effect;
(v)    direct liens on Real Estate (other than the Collateral) or on cash deposits or Cash Equivalents to secure Indebtedness of Borrower or Subsidiaries of the Borrower that are not Subsidiary Guarantors which own or ground lease a Credit Support Property permitted by §8.1(g) and (h);

(vi)    rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;
(vii)    Liens of Capitalized Leases on the property leased thereby;
(viii)    Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations;
(ix)    leases entered into in the ordinary course of business at any Real Estate (and if such Real Estate is a Credit Support Property, entered into in accordance with the terms of this Agreement);
(x)    Leases, liens and encumbrances on a Credit Support Property expressly permitted under the terms of the Mortgage relating thereto; and
(xi)    Liens on the deposits and escrows described in §8.3(o).
Notwithstanding anything in this Agreement to the contrary, (x) no Guarantor shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in (i) with respect to any Subsidiary Guarantor that directly or indirectly owns a Credit Support Property, §§8.2(i), 8.2(vi), 8.2(viii), 8.2(ix) and 8.2(x), and (ii) with respect to the REIT, General Partner and Limited Partner, §§8.2(i) and 8.2(vi), and (y) Borrower shall not create or incur or suffer to be created or incurred or to exist any Lien in excess of $1,000,000 with respect to all or any part of Borrower's assets except for Liens in favor of the Agent and the Lenders under the Loan Documents (provided that this clause (y) shall no longer be applicable in the event that the Agent receives evidence reasonably acceptable to the Agent that the loan documents for the Freddie Mac Facility no longer restrict the ability of the Borrower to grant liens on any of its assets).

§8.3
Restrictions on Investments. Neither the Borrower will, nor will it permit any Guarantor or any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)    marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the REIT or its Subsidiary;
(b)    marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;
(c)    demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;
(d)    commercial paper assigned the highest rating by two (2) or more national credit rating agencies and maturing not more than ninety (90) days from the date of creation thereof;

(e)    bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody's and having a long term debt rating of not less than A by S&P and A1 by Moody's issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;
(f)    repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing §§8.3(a), 8.3(b) or 8.3(c) with banks described in the foregoing §8.3(c) or with financial institutions or other corporations having total assets in excess of $500,000,000; and
(g)    Cash Equivalents and shares of so-called "money market funds" registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing §§8.3(a) through 8.3(f) and have total assets in excess of $50,000,000.
(h)    the acquisition of fee or ground leasehold interests by the Borrower or its Subsidiaries in (i) Real Estate which is utilized for Multifamily Properties located in the United States or the District of Columbia and businesses and investments incidental thereto, and (ii) subject to the restrictions set forth in this §8.3, the acquisition of Land Assets to be developed for the foregoing purpose;
(i)    Investments by the Borrower directly or indirectly in Wholly-Owned Subsidiaries and in non-Wholly-Owned Subsidiaries of Borrower, in each case which in turn own Investments permitted by this §8.3;
(j)    Investments in Land Assets (valued at undepreciated GAAP book value); provided that the aggregate amount of such Investments shall not exceed five percent (5%) of Gross Asset Value;
(k)    Investments in Mortgage Note Receivables secured by properties of the type described in §8.3(h)(i) (valued at undepreciated GAAP book value); provided that the aggregate amount of such Investments (valued at undepreciated GAAP book value) shall not exceed seven and one-half percent (7.5%) of Gross Asset Value;
(l)    Investments in Unconsolidated Affiliates, which in turn own Investments permitted by this §8.3; provided that the aggregate amount of such Investments (valued at the portion of Gross Asset Value attributable to the assets of such Unconsolidated Affiliates, or if such assets are not included in Gross Asset Value, at undepreciated GAAP book value) shall not exceed ten percent (10%) of Gross Asset Value;
(m)    Investments in Development Properties for properties of the type described in §8.3(h)(i); provided that the aggregate amount of such Investments (valued at undepreciated GAAP book value) for Development Properties (including land) with a loan-to-budgeted-cost (including land) ratio of greater than sixty percent (60%), shall not exceed five percent (5%) of Gross Asset Value;
(n)    Investments in other real estate assets located in the United States and other assets related to such real estate not permitted by this §8.3; provided that the aggregate amount of such Investments (valued at undepreciated GAAP book value) shall not exceed five percent (5%) of Gross Asset Value; and
(o)    Investments in utility deposits and cash deposits for municipal construction and other similar escrows.

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of the Borrower, any Guarantor and their Subsidiaries in the Investments described in §8.3(j), (k), (l) and (m) exceed twenty-five percent (25%) of Gross Asset Value at any time.
For the purposes of this §8.3, the Investment of the REIT or any of its Subsidiaries in any non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person's Equity Percentage of their non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates' Investments valued in the manner set forth for the determination of Gross Asset Value, or if not included therein, valued at the GAAP book value.
§8.4    Merger, Consolidation. Other than with respect to or in connection with any disposition permitted under §8.8, the Borrower will not, nor will it permit the Guarantors or any of their respective Subsidiaries to, dissolve, liquidate, dispose of all or substantially all of its assets or business, merge, reorganize, consolidate or do any other business combination, individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing immediately before and after giving effect thereto, the following shall be permitted without the consent of the Agent or any Lender:
(a)    the merger or consolidation of one or more of the Subsidiaries of the Borrower (other than any Subsidiary that is an Applicable Subsidiary Guarantor) with and into the Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person);
(b)    the merger or consolidation of two or more Subsidiaries of the Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Guarantor unless such Guarantor will be the surviving Person;
(c)    the liquidation or dissolution of any Subsidiary of the Borrower so long as such Subsidiary is not a Guarantor (or if such Subsidiary is a Guarantor, so long as the Borrower and such Subsidiary comply with the provisions of §5.4 and §5.5, if applicable); and
(d)    a Subsidiary of the Borrower may sell all of its assets (and may effectuate such sale by merger or consolidation with another Person, with such other Person being the surviving entity) subject to compliance with the terms of this Agreement (including, without limitation, §§5.5 and 8.8); and
(e)    the merger or consolidation or other business combination of any Person with the Borrower including, simultaneously with such merger, the merger or consolidation or other business combination of (i) the general partner of such Person with General Partner so long as General Partner is the surviving entity, or (ii) an entity that has elected to obtain and qualifies for REIT Status and which is the general partner or other owner of such Person with the REIT, so long as the REIT is the surviving entity; and so long as in each instance
(i)    such Person was organized under the laws of the United States of America or one of its states;
(ii)    if such merger, consolidation or other business combination involves the Borrower, the Borrower is the survivor of such merger, consolidation or other business combination;

(iii)    immediately prior to such merger, consolidation or other business combination, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;
(iv)    the Borrower shall have given the Agent and the Lenders at least ten (10) Business Days’ prior written notice of such merger, consolidation or other business combination;
(v)    such merger, consolidation or other business combination is completed as a result of negotiations with the approval of the board of directors of the REIT and similar body of the other party to such merger, consolidation or other business combination and is not a so called “hostile takeover”;
(vi)    following such merger, consolidation or other business combination, the Borrower and its Subsidiaries will continue to be in compliance with §7.14; and
(vii)    such merger, consolidation or other business combination, together with all other mergers, consolidations or other business combinations permitted by this §8.4 and consummated in the same fiscal year as such merger, consolidation or other business combination, shall not increase the Gross Asset Value by more than fifty percent (50%) of the Gross Asset Value as of the end of the previous fiscal year.
§8.5    Sale and Leaseback. The Borrower will not, and will not permit its Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter the Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of the Agent, such consent not to be unreasonably withheld.
§8.6    Compliance with Environmental Laws. None of the Borrower nor any Guarantor will, nor will any of them permit any of their respective Subsidiaries or knowingly permit (which knowledge for the purposes of this §8.6 shall include knowledge the Borrower, the Guarantors or their respective Subsidiaries should have known had they exercised reasonable diligence) any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating, or used by a tenant occupying any portion of, a Multifamily Property and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except, with respect to any Real Estate that is not a Credit Support Property, where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.
The Borrower and each Applicable Subsidiary Guarantor shall, as to such Credit Support Property:
(i)    in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action required as a result of such change in Environmental Laws (including, without limitation, and if so required, conducting of environmental assessments at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Credit Support Properties in violation of applicable Environmental Laws; and
(ii)    if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on the Credit Support Properties (including, without limitation, any such Release or disposal occurring prior to the acquisition or leasing of such Credit Support Property by the Borrower or any Guarantor), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Credit Support Properties in full compliance with all applicable Environmental Laws; provided, that each of the Borrower and a Guarantor shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the reasonable satisfaction of the Agent and no action shall have been commenced or filed by any enforcement agency. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.
(iii)    At any time after an Event of Default shall have occurred hereunder, the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Credit Support Properties prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Credit Support Property and (B) whether the use and operation of any such Credit Support Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Credit Support Property, or that any of the Credit Support Properties is not in compliance with Environmental Laws to the extent required by the Loan Documents, the Borrower shall promptly upon the reasonable request of the Agent obtain and deliver to the Agent such environmental assessments of such Credit Support Property prepared by an Environmental Engineer (the scope of which pursuant to this sentence shall be limited to the matters giving rise to such reasonable belief by the Agent). Such environmental assessments may include, if necessary, detailed visual inspections of such Credit Support Property and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for such assessment as described in this section. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

§8.7	Distributions.
(a)    Beginning on December 31, 2015 and continuing thereafter, the REIT shall not pay any Distribution to its shareholders, and the Borrower, the General Partner and the Limited Partner shall not pay any Distributions to any Person other than the General Partner, the Limited Partner or the REIT, to the extent that the aggregate amount of such Distributions paid, when added to the aggregate amount of all other Distributions paid in any period of four (4) consecutive calendar quarters, exceeds ninety-five percent (95%) of the sum of Funds from Operations of the REIT and its Subsidiaries for such period (but excluding any Subsidiary that is not a Wholly-Owned Subsidiary and which is consolidated with REIT in accordance with GAAP), plus the Borrower’s Equity Percentage of the Funds from Operations of each Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary for such period (collectively, the “Adjusted Funds from Operations”); provided that the limitations contained in this §8.7(a) shall not preclude Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of the REIT, as evidenced by a certification of the principal financial or accounting officer of the REIT containing calculations in detail reasonably satisfactory in form and substance to the Agent. Notwithstanding the foregoing, in lieu of the restriction provided above, (A) for the period ending December 31, 2015, the Distributions paid by the REIT to its shareholders and by the Borrower, the General Partner and the Limited Partner to any Person other than the General Partner, the Limited Partner or the REIT, during the two (2) calendar quarters then most recently ended shall not exceed in the aggregate ninety-five percent (95%) of an amount equal to (1) the Adjusted Funds from Operations for calendar year 2015 divided by (2) two (2) (the “2015 Adjusted Funds from Operations Component”), and (B) for the period ending March 31, 2016, the Distributions paid by the REIT to its shareholders and by the Borrower, the General Partner and the Limited Partner to any Person other than the General Partner, the Limited Partner or the REIT during the three (3) calendar quarters then most recently ended shall not exceed in the aggregate ninety-five percent (95%) of the sum of (1) the 2015 Adjusted Funds from Operations Component plus (2) the Adjusted Funds from Operations for the calendar quarter ending March 31, 2016, and (C) for the period ending June 30, 2016, the Distributions paid by the REIT to its shareholders and by the Borrower, the General Partner and the Limited Partner to any Person other than the General Partner, the Limited Partner or the REIT during the four (4) calendar quarters then most recently ended shall not exceed in the aggregate ninety-five percent (95%) of the sum of (1) the 2015 Adjusted Funds from Operations Component plus (2) the aggregate Adjusted Funds from Operations for the calendar quarters ending March 31, 2016 and June 30, 2016.
(b)    If a Default or Event of Default shall have occurred and be continuing, the Borrower, General Partner and the REIT shall make no Distributions to their respective partners, members or other owners, other than Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of the REIT, as evidenced by a certification of the principal financial or accounting officer of the REIT containing calculations in detail reasonably satisfactory in form and substance to the Agent.
(c)    Notwithstanding the foregoing, at any time when an Event of Default under §§12.1(a) or 12.1(b) shall have occurred and be continuing, an Event of Default under §§12.1(g), 12.1(h) or 12.1(i) shall have occurred and be continuing, or the maturity of the Obligations has been accelerated, neither the Borrower, General Partner nor the REIT shall make any Distributions whatsoever, directly or indirectly.
§8.8    Asset Sales. The Borrower will not, and will not permit the Guarantors or their respective Subsidiaries to, sell, transfer or otherwise dispose of (a) all or substantially all of their assets (provided that a Subsidiary of Borrower may sell all of its assets as permitted by this Agreement provided that the aggregate of all sales by the Borrower, the Guarantors and their respective Subsidiaries shall not constitute a sale of all or substantially all of the assets of the REIT and its Subsidiaries) or (b) any material asset other than pursuant to a bona fide arm’s length transaction (provided that with the prior written approval of the Agent, such approval to not be unreasonably withheld, conditioned or delayed, a Wholly-Owned Subsidiary of Borrower may transfer assets to another Wholly-Owned Subsidiary of Borrower).
§8.9    Restriction on Prepayment of Indebtedness. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, (a) during the existence of any Default or Event of Default, prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1 or from cash flow generated by the Real Estate securing such

Indebtedness, and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; or (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date or required payments of principal of such Indebtedness during the existence of an Event of Default.
§8.10    Zoning and Contract Changes and Compliance. Neither the Borrower nor any Guarantor shall, without the prior written consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed) (a) initiate or consent to any zoning reclassification of any of its Credit Support Property or seek any variance under any existing zoning ordinance or use or permit the use of any Credit Support Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation or (b) initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and Leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Credit Support Property.
§8.11    [Intentionally Omitted].
§8.12    Transactions with Affiliates. The Borrower shall not, and shall not permit any Guarantor or Subsidiary of any of them to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including the Borrower or any Guarantor), except (i) transactions set forth on Schedule 6.14 attached hereto and (ii) transactions in the ordinary course of business pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.
§8.13    Cross-Collateralized Debt. Neither the Borrower, the Guarantors nor any of their Subsidiaries shall have any Cross-Collateralized Debt, other than the Freddie Mac Facility (provided that the foregoing shall not prohibit adjacent phases of a Multifamily Property from being collateral for the same Indebtedness).
§8.14    Equity Pledges. Notwithstanding anything in this Agreement to the contrary and other than Liens in favor of the Agent and the Lenders under the Loan Documents, neither the Borrower, the General Partner, Limited Partner nor the REIT will create or incur or suffer to be created or incurred any Lien on any legal, equitable or beneficial interest of the REIT in the General Partner, the Limited Partner or the Borrower, of General Partner or the Limited Partner in the Borrower, or of Borrower in any Subsidiary Guarantor, including, without limitation, a Lien on any Distributions or rights to Distributions on account thereof.
§8.15    Management Fees. The Borrower shall not pay, and shall not permit any Guarantor to pay, any management fees or other payments under any Management Agreement for any Credit Support Property to any manager that is an Affiliate of the Borrower, in the event that a Default or an Event of Default shall have occurred and be continuing.

§9.	FINANCIAL COVENANTS.
The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

§9.1    Credit Support Property. The Borrower shall not at any time permit the aggregate Appraised Value of the Credit Support Properties as most recently determined under this Agreement to be less than (a) sixty percent (60%) of the Total Commitment at any time on or prior to the Initial Maturity Date, or (b) one hundred fifty percent (150%) of the Total Commitment at any time thereafter.
§9.2    Consolidated Total Indebtedness to Gross Asset Value. The Borrower will not at any time permit the ratio of Consolidated Total Indebtedness to Gross Asset Value (expressed as a percentage) to exceed (a) sixty-five (65%) at any time on or prior to the Initial Maturity Date, or (b) sixty percent (60%) at any time thereafter.
§9.3    Adjusted Consolidated EBITDA to Consolidated Fixed Charges. The Borrower will not at any time permit the ratio of Adjusted Consolidated EBITDA determined for the most recently ended four (4) calendar quarters to Consolidated Fixed Charges for the most recently ended four (4) calendar quarters to be less than 1.50 to 1.
§9.4    Minimum Consolidated Tangible Net Worth. The Borrower will not at any time permit Consolidated Tangible Net Worth to be less than the sum of (i) $1,163,000,000.00, plus (ii) eighty percent (80%) of the sum of any additional Net Offering Proceeds after the date of this Agreement.
§9.5    Secured Indebtedness. The Borrower will not at any time permit the aggregate Secured Indebtedness of the Borrower, the Guarantors and their Subsidiaries to exceed (a) sixty percent (60%) of Gross Asset Value at any time on or prior to the Initial Maturity Date, or (b) fifty-five percent (55%) of Gross Asset Value at any time thereafter.
§9.6    Maximum Secured Recourse Indebtedness. The Borrower will not at any time permit the aggregate Secured Recourse Indebtedness of the Borrower, the Guarantors and their Subsidiaries (excluding the Obligations) to exceed ten percent (10%) of Gross Asset Value.

§10.	CLOSING CONDITIONS.
The obligation of the Lenders to make the initial Loan hereunder or, if earlier, issue the initial Letter of Credit hereunder shall be subject to the satisfaction of the following conditions precedent:
§10.1    Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document, except that each Lender shall have receive the fully-executed original of its Note.
§10.2    Certified Copies of Organizational Documents. The Agent shall have received from the Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and (with respect to Borrower or any Guarantor that owns a Credit Support Property) in which such Credit Support Property is located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower and each such Guarantor, as applicable, and evidence of its good standing and qualification to do business, as applicable, as in effect on such date of certification.
§10.3    Resolutions. All action on the part of the Borrower and each Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4    Incumbency Certificate; Authorized Signers. The Agent shall have received from the Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party.
§10.5    Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and each Guarantor in form and substance reasonably satisfactory to the Agent.
§10.6    Payment of Fees. The Borrower shall have paid to the Agent the fees payable pursuant to §4.2 which are payable on or before the Closing Date.
§10.7    Performance; No Default. The Borrower and each Guarantor shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.
§10.8    Representations and Warranties. The representations and warranties made by or on behalf of the Borrower and each Guarantor and their respective Subsidiaries in the Loan Documents shall be true and correct in all material respects on the Closing Date.
§10.9    Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.
§10.10    Eligible Real Estate Qualification Documents. The Eligible Real Estate Qualification Documents for each Credit Support Property as of the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance reasonably satisfactory to the Agent.
§10.11    Compliance Certificate. The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which the Borrower has provided financial statements under §6.4.
§10.12    Appraisals. The Agent shall have received Appraisals of the Credit Support Properties in form and substance reasonably satisfactory to the Agent.
§10.13    Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.
§10.14    Contribution Agreement. The Agent shall have received an executed counterpart of the Contribution Agreement.
§10.15    Insurance. The Agent shall have received certificates evidencing that the Agent and the Lenders are named as mortgagee and/or additional insured, as applicable, on all policies of insurance as required by this Agreement or the other Loan Documents.

§10.16    Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.
For purposes of determining compliance with the conditions requiring the delivery of documents specified in this §10, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a lender upon delivery of its executed signature page to the Agent unless Agent receives prior to the effectiveness of this Agreement written notice from such Lender specifying its objections (provided that for the avoidance of doubt this paragraph shall not apply to §10.8 or §11.1).

§11.	CONDITIONS TO ALL BORROWINGS.
The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:
§11.1    Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects both as of the date as of which they were made and shall also be true and correct in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes in factual circumstances which are expressly and specifically permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.
§11.2    Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information as required by §2.7, or a fully completed Letter of Credit Request required by §2.10, as applicable.
§11.3    Endorsement to Title Policy. To the extent the Agent is a beneficiary of any Mortgage, at such times as the Agent shall determine in its discretion prior to each funding, to the extent the Title Policy does not contain a “revolving credit” endorsement providing coverage over title matters in a manner satisfactory to Agent, a “date down” endorsement to each Title Policy indicating no change in the state of title and containing no survey exceptions not approved by the Agent, which endorsement shall increase the coverage of each Title Policy to the aggregate amount of all Loans advanced and outstanding and Letters of Credit issued and outstanding (provided that the amount of coverage under an individual Title Policy for an individual Credit Support Property need not equal the aggregate amount of all Loans), or at Agent’s option such other evidence and assurances as the Agent may reasonably require (which evidence may include, without limitation, an affidavit from the Borrower stating that there have been no changes in title from the date of the last effective date of the Title Policy).
§11.4    Future Advances Tax Payment. To the extent the Agent is a beneficiary of any Mortgage, as a condition precedent to any Lender’s obligations to make any Loans available to the Borrower hereunder, the Borrower will pay to the Agent any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which the Agent reasonably determines to be payable as a result of such Loan to any state or any county or municipality thereof in which any of the Credit Support Properties is located, and deliver to the Agent such affidavits or other information which the Agent reasonably determines to be necessary in connection with such payment in order to insure that the Mortgages on the Credit Support Properties located in such state secure the Borrower’s obligation with respect to the Loans then being requested by the Borrower. The provisions of this §11.4 shall not limit the Borrower’s obligations under other provisions of the Loan Documents, including §15.

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.
§12.1    Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:
(a)    the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(b)    the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(c)    the Borrower shall fail to perform any term, covenant or agreement contained in §9;
(d)    any of the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subsections or clauses of this §12 or in the other Loan Documents);
(e)    any representation or warranty made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false or misleading in any material respect upon the date when made or deemed to have been made or repeated;
(f)    the Borrower, any Guarantor or any of their Subsidiaries (i) shall fail pay when due (including, without limitation, at maturity) any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period and such default has not been waived, in writing, by the holder of any such Indebtedness within such applicable grace and cure period; or (ii) shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) beyond the giving of any required notice and the expiration of any applicable grace or cure period, if the effect of such failure is to permit the holder or holders of such Indebtedness to accelerate the maturity of such Indebtedness or require the prepayment, redemption, purchase, termination or other settlement thereof, and such failure has not been waived in writing by the holder or holders of such Indebtedness within such applicable grace and cure period, or (iii) any other event occurs, the effect of which is to cause or permit the holder or holders of any Indebtedness or Derivatives Contract to accelerate the maturity thereof or require the prepayment, redemption, purchase, termination or other settlement thereof; provided, however, that the events described in this §12.1(f) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(f) existing at such time, involves singly or in the aggregate obligations (i) for Recourse Indebtedness totaling $10,000,000.00 or more, or (ii) Non-Recourse Indebtedness of the REIT and its Subsidiaries totaling $50,000,000.00 or more;
(g)    any of the Borrower, the Guarantors, or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any corporate, partnership or company action to authorize or in furtherance of any of the foregoing ; provided that the events described in this §12.1(g) as to any Subsidiary of the Borrower that is not a Guarantor and is not a Wholly Owned Subsidiary of Borrower shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Guarantor or a Wholly Owned Subsidiary of Borrower (calculated, to the extent applicable, consistent with the calculation of Gross Asset Value) subject to an event or events described in §12.1(g), 12.1(h) or 12.1(i) in the aggregate equals or exceeds $100,000,000.00;
(h)    a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, the Guarantors, or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof; provided that the events described in this §12.1(h) as to any Subsidiary of the Borrower that is not a Guarantor and is not a Wholly Owned Subsidiary of Borrower shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Guarantor or a Wholly Owned Subsidiary of Borrower (calculated, to the extent applicable, consistent with the calculation of Gross Asset Value) subject to an event or events described in §12.1(g), 12.1(h) or 12.1(i) in the aggregate equals or exceeds $100,000,000.00;
(i)    a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, the Guarantors, or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted; provided that the events described in this §12.1(i) as to any Subsidiary of the Borrower that is not a Guarantor and is not a Wholly Owned Subsidiary of Borrower shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Guarantor or a Wholly Owned Subsidiary of Borrower (calculated, to the extent applicable, consistent with the calculation of Gross Asset Value) subject to an event or events described in §12.1(g), 12.1(h) or 12.1(i) individually in the aggregate equals or exceeds $100,000,000.00;
(j)    there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, one (1) or more uninsured or unbonded final judgments against the Borrower, any Guarantor or any of their respective Subsidiaries that, either individually or in the aggregate, exceed $10,000,000.00 per occurrence or during any twelve (12) month period;

(k)    any of the Loan Documents or the Contribution Agreement shall be disavowed, canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to disavow, cancel, revoke, rescind or challenge or contest the validity or enforceability of any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of the Borrower or any Guarantor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;
(l)    any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur, in each case, other than as permitted under the terms of this Agreement or the other Loan Documents;
(m)    with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in excess of $10,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;
(n)    the Borrower, any Guarantor or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of the Borrower or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could reasonably be expected to have a Material Adverse Effect, or (ii) the Collateral;
(o)    any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document to which it is a party, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document;
(p)    any Change of Control shall occur; or
(q)    an Event of Default under any of the other Loan Documents shall occur;
then, and in any such event, the Agent may, and, upon the request of the Required Lenders, shall by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§12.1(g), 12.1(h) or 12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent, the Borrower hereby expressly waiving any right to notice of intent to accelerate and notice of acceleration. Upon demand by the Agent or the Required Lenders in their absolute and sole discretion after the occurrence and during the continuance of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit. The proceeds of any such Revolving Credit Loan will be pledged to and held by the Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations. In the alternative, if demanded by the Agent in its absolute and sole discretion after the occurrence and during the continuance of an Event of Default, the Borrower will deposit into the Collateral Account and pledge to the Agent cash in an amount equal to the amount of all undrawn Letters of Credit. Such amounts will be pledged to and held by the Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations. Upon any draws under Letters of Credit, at the Agent’s sole discretion, the Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations and Hedge Obligations or if there are no outstanding Letters of Credit, Obligations and Hedge Obligations and the Lenders have no further obligation to make Revolving Credit Loans or Swing Loans or issue Letters of Credit, such proceeds deposited by the Borrower will be released to the Borrower.

§12.2	Certain Cure Periods; Limitation of Cure Periods.
(a)    Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days after the date such payment is due (or, with respect to any payments other than interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees due under the Loan Documents, within five (5) Business Days after written notice thereof shall have been given to the Borrower by the Agent), provided, however, that the Borrower shall not be entitled to receive more than two (2) grace or cure periods in the aggregate pursuant to this clause (i) in any period of 365 days, and provided further, that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(d) in the event that the Borrower cures (or causes to be cured) such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to defaults consisting of a failure to provide insurance as required by §7.7, to any default (whether of the Borrower, any Guarantor or any Subsidiary thereof) consisting of a failure to comply with §§7.4(c), 7.14, 7.17, 7.18, 7.19, 8.1, 8.2, 8.3, 8.4, 8.7, 8.8, 8.13 or 8.14 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.
(b)    In the event that there shall occur any action or event constituting a Default or Event of Default that affects only certain Credit Support Properties or the owner(s) thereof, then the Borrower may elect to cure such Default or Event of Default (so long as no other Default or Event of Default would arise as a result) if Borrower elects to have the Agent remove such Credit Support Property from the calculation of the covenant in §9.1 and by reducing the Total Commitment and the outstanding Loans and Letters of Credit so that no Default or Event of Default exists under this Agreement, in which event such removal and reduction shall be completed within ten (10) Business Days after receipt of notice of such Default or Event of Default from the Agent or the Required Lenders.
§12.3    Termination of Commitments. If any one or more Events of Default specified in §12.1(g), 12.1(h) or 12.1(i) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders, shall, by notice to the Borrower terminate the obligation to make Revolving Credit Loans and Swing Loans to and issue

Letters of Credit for the Borrower. No termination under this §12.3 shall relieve the Borrower or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.
§12.4    Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent, on behalf of the Lenders may, and upon the direction of the Required Lenders, shall proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, requiring the establishment of a hard lockbox and cash management system with Agent, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If the Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, the Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the reasonable out-of-pocket costs of such performance, together with any reasonable out-of-pocket expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by the Agent in connection therewith, shall be payable by the Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) Business Days after demand bear interest at the Default Rate. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all reasonable out-of-pocket costs of collection including, but not limited to, reasonable attorney’s fees.
§12.5    Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:
(a)    First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid or incurred or sustained by the Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;
(b)    Second, to all other Obligations and Hedge Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2, (iii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.13, and (iv) except as otherwise provided in clause (iii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses and Hedge Obligations (but excluding the Swing Loans) shall be made among the Lenders and Lender Hedge Providers, pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and
(c)    Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§12.6	Collateral Account.
(a)    As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, Swing Loans and the other Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including any interest provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities or Swing Loans until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this §12.6.
(b)    Amounts on deposit in the Collateral Account shall not be invested by the Agent, and will earn interest at a rate paid by Agent with respect to similar deposit accounts, and shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.
(c)    Prior to the Maturity Date, if a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account to reimburse the Issuing Lender with respect to the Issuing Lender’s Fronting Exposure with respect to any Defaulting Lender. From and after the Maturity Date, if a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If a Swing Loan is not refinanced as a Base Rate Loan as provided in §2.5 above, then the Agent is authorized to use monies deposited in the Collateral Account to make payment to the Swing Loan Lender with respect to any participation not funded by a Defaulting Lender.
(d)    If an Event of Default exists, the Required Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate or withdraw any amounts in the Collateral Account and apply proceeds thereof to the Obligations and Hedge Obligations in accordance with §12.5.
(e)    So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities and the pro rata share of any Letter of Credit Obligations of any Defaulting Lender after giving effect to §2.13(c), the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities at such time.
(f)    The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account . The Borrower authorizes the Agent to file such financing statements as the Agent may reasonably require in order to perfect the Agent’s security interest in the Collateral Account, and the Borrower shall promptly upon demand execute and deliver to the Agent such other documents as the Agent may reasonably request to evidence its security interest in the Collateral Account.

§13.	SETOFF.
Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and each Guarantor) but with the prior written approval of the Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender under the Loan Documents. Each of the Lenders agree with each other Lender that if such Lender shall receive from the Borrower or the Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) such Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

§14.	THE AGENT.
§14.1    Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. The Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that the Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.
§14.2    Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower to the extent Borrower would be otherwise obligated to pay such expenses if incurred directly by Agent.
§14.3    No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to any Lender for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by the Agent with the consent or at the request of the Required Lenders. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.
§14.4    No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of the Collateral or any other assets of the Borrower, any Guarantor or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. The Agent’s Special Counsel has only represented the Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between the Agent’s Special Counsel and the Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5	Payments.
(a)    A payment by the Borrower or any Guarantor to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §2.13(d).
(b)    If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
§14.6    Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.
§14.7    Indemnity. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under §15 or §16 to be paid by it to the Agent, the Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.
§14.8    The Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.
§14.9    Resignation. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Any such resignation may at the Agent’s option also constitute the Agent’s resignation as the Issuing Lender and the Swing Loan Lender. Upon any such resignation, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable,

Issuing Lender and Swing Loan Lender, any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $1,000,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within ten (10) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any bank whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $1,000,000,000.00. Upon the acceptance of any appointment as the Agent and, if applicable, the Issuing Lender and the Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be discharged from its duties and obligations hereunder as the Agent and, if applicable, the Issuing Lender and the Swing Loan Lender. After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent, the Issuing Lender and the Swing Loan Lender. If the resigning Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.
§14.10    Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if the Agent reasonably determines payment is in the best interest of all the Lenders, the Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and the Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or the Guarantors or out of the Collateral within such period. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11    Request for Agent Action. The Agent and the Lenders acknowledge that in the ordinary course of business of the Borrower, (a) a Credit Support Property may be subject to a Taking, or (b) the Borrower or any Subsidiary Guarantor may desire to enter into easements or other agreements affecting the Credit Support Properties, or take other actions or enter into other agreements in the ordinary course of business (including, without limitation, Leases) which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to (w) execute and deliver to the Borrower and the Subsidiary Guarantors Subordination, Attornment and Non-Disturbance Agreements with any tenant under a Lease upon such terms as the Agent in its good faith judgment determines are appropriate (the Agent in the exercise of its good faith judgment may agree to allow some or all of the casualty, condemnation, restoration or other provisions of the applicable Lease to control over the applicable provisions of the Loan Documents), (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to the Agent in connection with any easements or agreements affecting the Credit Support Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of the Borrower’s business.
§14.12    Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against the Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Majority Lenders, Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless the Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that the Agent file such proof of claim.
§14.13    Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
§14.14    Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Majority Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) Business Days of receipt of the request for action from the Agent together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively, “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. The request for approval shall include the following in all capital, bolded, block letters on the first page thereof:

“THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN TEN (10) BUSINESS DAYS OF RECEIPT. FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.”
To the extent that any Lender does not approve any recommendation of the Agent, such Lender shall in such notice to the Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by the Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. The Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless the Agent and such other Lenders have otherwise been notified in writing.
§14.15    The Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower or any Guarantor, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.
§14.16    Reliance on Hedge Provider. For purposes of applying payments received in accordance with §§12.1, 12.5, 12.6 or any other provision of the Loan Documents, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15.	EXPENSES.
The Borrower agrees to pay (a) the reasonable out-of-pocket costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein incurred by the Agent, (b) any recording, mortgage, documentary or intangibles taxes or fees in connection with the recording or filing of any Loan Documents payable by the Agent or any of the Lenders, including any such taxes payable by the Agent or any of the Lenders after the Closing Date, (c) all title insurance premiums, engineer’s fees, environmental reviews and reasonable fees, expenses and disbursements of the counsel to the Agent and KCM and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable out-of-pocket fees, costs, expenses and disbursements of the Agent and KCM incurred in connection with the syndication of the Loans until there is a "Successful Syndication" (as defined in the commitment letter dated January 7, 2015 among Borrower, KeyBank, Syndication Agent and the Arrangers), (e) all other reasonable out-of-pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Collateral and the release of Collateral, (f) all reasonable out‑of‑pocket expenses (including attorneys’ fees and costs, and fees and costs of appraisers, engineers, investment bankers or other experts retained by the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default or any other workout of the Loan Documents and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s, or any of the Lenders’ relationship with the Borrower or the Guarantors (provided that any attorneys’ fees and costs pursuant to this §15(f) with respect to counsel separate from that retained by Agent (including local counsel) shall be limited to those incurred by one primary counsel retained by the Required Lenders), (g) all reasonable out-of-pocket fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.	INDEMNIFICATION.
The Borrower agrees to indemnify and hold harmless the Agent, the Lenders, the Arrangers, their respective Affiliates and Persons who control the Agent, or any Lender or the Arrangers, and each director, officer, employee, agent and attorney of each of the foregoing Persons, against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Credit Support Properties, other Real Estate or the Loans, (b) any condition of the Credit Support Properties or other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, any Guarantor or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Credit Support Properties or any other Real Estate, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and an additional single local counsel in each applicable local jurisdiction for all such parties (and, to the extent reasonably necessary in the case of an actual or perceived conflict of interest, one additional counsel) and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. No person indemnified hereunder shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§17.	SURVIVAL OF COVENANTS, ETC.
All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit (provided that to the extent there are any Letters of Credit Outstanding at the Maturity Date as permitted by the penultimate sentence of §2.10(a), Borrower and Issuing Lender agree to consider having a separate letter of credit reimbursement agreement to evidence and secure the obligations of Borrower with respect to such Letters of Credit after the termination of this Agreement and the repayment and satisfaction of all other Obligations). The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.	ASSIGNMENT AND PARTICIPATION.
§18.1    Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities (but not to any natural person) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, the Issuing Lender and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, and if the Borrower does not respond to any such request for consent within five (5) Business Days, the Borrower shall be deemed to have consented (provided that such consent shall not be required for any assignment to another Lender, to a Related Fund, or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an assignment and acceptance agreement in the form of Exhibit H attached hereto (an “Assignment and Acceptance Agreement”), together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or any Guarantor or be to a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Revolving Credit Loans shall have a net worth or, in the case of a Related Fund or an assignee that is not a bank or other institutional lender, an unfunded commitment as of the date of such assignment of not less than $1,000,000,000.00 (unless otherwise approved by the Agent and, so long as no Default or Event of Default exists hereunder, the Borrower), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower and (g) if such assignment is less than the assigning Lender’s entire Commitment, the assigning Lender shall retain an interest in the Loans of not less than $5,000,000.00. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and/or any Guarantor and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
§18.2    Register. The Agent, acting for this purpose as a non-fiduciary agent for Borrower, shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.
§18.3    New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from the Agent, the Borrower, at its own expense, shall execute and deliver to the

Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.
§18.4    Participations. Each Lender may, without the consent of Agent or Borrower, sell participations to one or more Lenders or other entities (but not to any natural person) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §§4.8, 4.9, 4.10 and 13, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower and/or any Guarantor and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to §2.12), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor or any material Collateral (except as otherwise permitted under this Agreement). Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
§18.5    Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341, any other central bank having jurisdiction over such Lender, or to such other Person as the Agent may approve to secure obligations of such Lender (provided that such other Person shall not be entitled to realize upon such pledge without first complying with the provisions of §18.1). No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6    No Assignment by the Borrower. The Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each of the Lenders.
§18.7    Disclosure. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from the Borrower or any Guarantor and shall not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons agree to be bound by the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such assignee, transferee or participant agrees to be bound by the provisions of this §18.7 and the other Persons described in this §18.7(c) are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or is otherwise available to such Lender on a non-confidential basis or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, or is disclosed with the prior approval of the Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.
§18.8    Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19.	NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATIONS.
(a)    Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telecopy and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Assocation
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia 30328
Attn: Kristin Centracchio
Telecopy No.: (770) 510-2195

and

KeyBank National Association
1200 Abernathy Road, N.E., Suite 1550
Attn: Michael Colbert
Telecopy No.: (770) 510-2195

and

McKenna Long & Aldridge LLP
Suite 5300
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attn: William F. Timmons, Esq.
Telecopy No.: (404) 527-4198

If to the Borrower:

Monogram Residential OP LP
5800 Granite Parkway, Suite 1000
Plano, Texas 75024
Attn: Daniel Rosenberg, Esq., Senior Vice President and General Counsel
Telecopy No.: (469) 828-6133

With a copy to:

DLA Piper LLP (US)
203 North LaSelle Street, Suite 1900
Chicago, Illinois 60601-1293
Attn: James M. Phipps, Esq.
Telecopy No.: (312) 251-5735

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telecopy is permitted, upon being sent and confirmation of receipt (provided that, if such telecopy is not sent during normal business hours on any business day in the location of the recipient of such telecopy, such telecopy shall be deemed to have been sent on the next succeeding business day). The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given or for any other reason shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or the Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.
(b)    Loan Documents and notices under the Loan Documents may, with Agent’s approval, be transmitted and/or signed by facsimile and by signatures delivered in “PDF” format by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on the Borrower, the Guarantors, Agent and Lenders. Agent may also require that any such documents and signature delivered by facsimile or “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile or “PDF” document or signature.
(c)    Notices and other communications to the Agent, the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to §2 if such Lender or Issuing Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Section by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e‑mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e‑mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

§20.	RELATIONSHIP.
Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, any Guarantor or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and the Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5- 1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (a) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (b) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR OTHER ASSETS OF THE BORROWER AND THE GUARANTORS EXIST AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL OR PERSONAL DELIVERY AT THE ADDRESS SPECIFIED IN §19.

§22.	HEADINGS.
The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.	COUNTERPARTS.
This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.	ENTIRE AGREEMENT, ETC.
This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE BORROWER, THE AGENT AND THE LENDERS (A) CERTIFIES TO EACH OTHER THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF SUCH PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. EACH PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT THEY AGREE TO THE FOREGOING AS THEIR FREE, KNOWING AND VOLUNTARY ACT.

§26.	DEALINGS WITH THE BORROWER.
The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them. Borrower acknowledges, on behalf of itself and its Affiliates, that the Agent and each of the Lenders and their respective Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) in which Borrower and its Affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Agent nor any Lender will use confidential information described in §18.7 obtained from Borrower by virtue of the transactions contemplated hereby or its other relationships with Borrower and its Affiliates in connection with the performance by the Agent or such Lender or their respective Affiliates of services for other companies, and neither the Agent nor any Lender nor their Affiliates will furnish any such information to other companies. Borrower, on behalf of itself and its Affiliates, also acknowledges that neither the Agent nor any Lender has any obligation to use in connection with the transactions contemplated hereby, or to furnish to Borrower, confidential information obtained from other companies. Borrower, on behalf of itself and its Affiliates, further acknowledges that one or more of the Agent and Lenders and their respective Affiliates may be a full service securities firm and may from time to time effect transactions, for its own or its Affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Borrower and its Affiliates.

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.
Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender directly affected thereby: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.11 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon (other than a reduction or waiver of default interest) or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Maturity Date (except as provided in §2.12); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of the Borrower, any Guarantor or any Collateral except as otherwise provided in this Agreement; (i) an amendment of the definition of Required Lenders, the Majority Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Revolving Credit Loan made by the Borrower or participation in a Swing Loan or Letter of Credit other than based on its Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders, the Required Lenders, or the Majority Lenders to require a lesser number of Lenders to approve such action. The provisions of §14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. The Borrower agrees to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by KeyBank and the Arrangers in connection with the syndication of the Loan, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower hereunder. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

§28.	SEVERABILITY.
The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.	TIME OF THE ESSENCE.
Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.

§30.	NO UNWRITTEN AGREEMENTS.
THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.	REPLACEMENT NOTES.
Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.	NO THIRD PARTIES BENEFITED.
This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent, the Arrangers and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of any construction by the Borrower or any of its Subsidiaries of any development or the absence therefrom of defects.

§33.	PATRIOT ACT.
Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

[Page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

MONOGRAM RESIDENTIAL OP LP, a
Delaware limited partnership

By:	Monogram Residential, Inc., a Delaware
corporation, its general partner

By:	/s/ Howard S. Garfield
Name:	Howard S. Garfield
Title:	Executive Vice President, Chief Financial Officer,
Chief Accounting Officer, Treasurer and Assistant
Secretary

(SEAL)

[Signatures Continued on Next Page]

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION,
Individually as a Lender and as the Agent

By:	/s/ Kristin Centracchio
Name:	Kristin Centracchio
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Christian Lunt
Name:	Christian Lunt
Title:	Authorized Officer

Address:

JPMorgan Chase Bank, N.A.
10 S. Dearborn, 14th Floor
Mail Code I11-0958
Chicago, Illinois 60603
Attn: Elizabeth R. Johnson

CADENCE BANK, N.A.

By:	/s/ Evans N. Gunn
Name:	Evans N. Gunn
Title:	Vice President

Address:

Cadence Bank, N.A.
2800 Post Oak Blvd., Suite 3800
Houston, Texas 77056
Attn: Evans Gunn

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Address:

Morgan Stanley Bank, N.A.
1300 Thames Street
Thames Street Wharf, 4th Floor
Baltimore, Maryland 21231
Attn: Morgan Stanley Loan Servicing

EXHIBIT A
FORM OF JOINDER AGREEMENT
THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of ___________, 20__, by _______________________________, a __________________________ (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.5 of that certain Credit Agreement dated as of January 14, 2015, as from time to time in effect (the “Credit Agreement”), by and among Monogram Residential OP LP (the “Borrower”), KeyBank National Association, for itself and as the Agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.
RECITALS
A.    Joining Party is required, pursuant to §5.5 of the Credit Agreement, to become an additional Guarantor under the Guaranty[, the Indemnity Agreement] and the Contribution Agreement [and an “Assignor” under the Cash Collateral Agreement].
B.    Joining Party expects to realize direct and indirect benefits as a result of the availability to the Borrower of the credit facilities under the Credit Agreement.
NOW, THEREFORE, Joining Party agrees as follows:
AGREEMENT
1.    Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty[, the Indemnity Agreement,] and the other Loan Documents with respect to all the Obligations of the Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents, a “Guarantor” under the Contribution Agreement[, and an “Assignor” under the Cash Collateral Agreement]. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty[, the Indemnity Agreement,] the other Loan Documents and the Contribution Agreement[, and an “Assignor” under the Cash Collateral Agreement].
2.    Representations and Warranties of Joining Party. Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), the representations and warranties contained in the Credit Agreement and the other Loan Documents applicable to a “Subsidiary Guarantor” or “Guarantor” [, and an “Assignor” under the Cash Collateral Agreement] are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Guarantors shall apply to a Joining Party in the event that Joining Party becomes a Guarantor.

A-1

3.    Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Guaranty, the Contribution Agreement[, the Indemnity Agreement and the Cash Collateral Agreement] heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party , and upon request by the Agent, will promptly become a party to the Guaranty, the Contribution Agreement[, the Indemnity Agreement and the Cash Collateral Agreement] to confirm such obligation.
4.    Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.
5.    GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
6.    Counterparts. This Joinder Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.
7.    The effective date (the “Effective Date”) of this Joinder Agreement is _________________, 201__.
IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

"JOINING PARTY"

________________________________________, a
___________________________________________________

By: _______________________________________
Name: _____________________________________
Title: ______________________________________

[SEAL]

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:	_______________________________

Its:	_______________________________

A-2

EXHIBIT B
FORM OF REVOLVING CREDIT NOTE
$______________    _____________, 201__
FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”), or order, in accordance with the terms of that certain Credit Agreement, dated as of January 14, 2015, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of _________________ ($__________), or such amount as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.
Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.
This Note is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.
Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest to the extent permitted by Applicable Law or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker.

B-1

All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.
In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.
This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.
The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.
IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

MONOGRAM RESIDENTIAL OP LP, a
Delaware limited partnership

By:	Monogram Residential, Inc., a Delaware
corporation, its general partner

By:
Name:
Title:

(SEAL)

B-2

EXHIBIT C
FORM OF SWING LOAN NOTE
$25,000,000.00    _______, 2015
FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”), or order, in accordance with the terms of that certain Credit Agreement, dated as of January 14, 2015, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of Twenty-Five Million and No/100 Dollars ($25,000,000.00), or such amount as may be advanced by the Payee under the Credit Agreement as a Swing Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.
Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.
This Note is one of one or more Swing Loan Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.
Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest to the extent permitted by Applicable Law or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker.

C-1

All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.
In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.
This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.
The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.
IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

MONOGRAM RESIDENTIAL OP LP, a
Delaware limited partnership

By:	Monogram Residential, Inc., a Delaware
corporation, its general partner

By:
Name:
Title:

(SEAL)

C-2

EXHIBIT D
FORM OF REQUEST FOR REVOLVING CREDIT LOAN AND SWING LOAN
KeyBank National Association, as Agent
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia 30328
Attn: Michael Colbert

Ladies and Gentlemen:
Pursuant to the provisions of §2.7 of that certain Credit Agreement dated as of January 14, 2015 (as the same may hereafter be amended, the “Credit Agreement”), by and among Monogram Residential OP LP (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the Borrower hereby requests and certifies as follows:
1.Revolving Credit Loan. The Borrower hereby requests a [Revolving Credit Loan under §2.1] [Swing Loan under §2.5] of the Credit Agreement:

Principal Amount: $_______________
Type (LIBOR Rate, Base Rate):
Drawdown Date:
Interest Period for LIBOR Rate Loans:

by credit to the general account of the Borrower with the Agent at the Agent’s Head Office.
[If the requested Loan is a Swing Loan and the Borrower desires for such Loan to be a LIBOR Rate Loan following its conversion as provided in §2.5(d), specify the Interest Period following conversion:_________________]
2.    Use of Proceeds. Such Loan shall be used for purposes permitted by §2.9 of the Credit Agreement.
3.    No Default. Borrower certifies that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing. No condemnation proceedings are pending or, to the undersigned’s knowledge, threatened against any Credit Support Property except as disclosed to Agent in writing.
4.    Representations True. Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true

D-1

in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes in factual circumstances which are expressly and specifically permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).
5.    Other Conditions. The undersigned chief executive officer, president or chief financial officer of the Borrower certifies, represents and agrees that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied or waived in writing.
6.    Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.
IN WITNESS WHEREOF, the undersigned has duly executed this request this _____ day of _____________, 201__.

MONOGRAM RESIDENTIAL OP LP, a
Delaware limited partnership

By:	Monogram Residential, Inc., a Delaware
corporation, its general partner

By:
Name:
Title:

(SEAL)

D-2

EXHIBIT E
FORM OF LETTER OF CREDIT REQUEST
[DATE]
KeyBank National Association, as Agent
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia 30328
Attn: Michael Colbert

Re:	Letter of Credit Request under Credit Agreement
Ladies and Gentlemen:
Pursuant to §2.10 of that certain Credit Agreement dated as of January 14, 2015, by and among you, certain other Lenders and Monogram Residential OP LP (the “Borrower”), as amended from time to time (the “Credit Agreement”), we hereby request that you issue a Letter of Credit as follows:
Name and address of beneficiary:
Face amount: $
Proposed Issuance Date:
Proposed Expiration Date:
Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.
Purpose of Letter of Credit:
This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.10 of the Credit Agreement.
The Borrower certifies that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing. No condemnation proceedings are pending or, to the undersigned’s knowledge, threatened against any Credit Support Property except as disclosed to Agent in writing.
We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by §2.10(e). All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in §1.1 of the Credit Agreement.

E-1

The Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true as of the date hereof and shall also be true at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except to the extent of changes in factual circumstances which are expressly and specifically permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

Very truly yours,

MONOGRAM RESIDENTIAL OP LP, a
Delaware limited partnership

By:	Monogram Residential, Inc., a Delaware
corporation, its general partner

By:
Name:
Title:

(SEAL)

E-2

EXHIBIT F
FORM OF LETTER OF CREDIT APPLICATION

[Attached]

F-1

KeyBank National Association

Application and Agreement for Irrevocable Standby Letter of Credit

To: Standby Letter of Credit Services
4900 Tiedeman Road, 1st floor
Cleveland, Ohio 44144-2302
Mailcode: OH-01-49-1003
Fax Number: (216) 813-3719

Please issue your Irrevocable Letter of Credit and notify the Beneficiary no later than (date) by

Swift (Advising Bank Swift Address)
Courier (Contact Name) (Telephone Number)

Beneficiary: (show full name & complete street address)	Applicant: (show full name & complete street address)
Expiration Date:	Dollar Amount $ and currency if other than USD
☐ Automatic Extension Clause Days Notice:	(Amount in words):
Ultimate Expiration Date:	

Available by Drafts at sight drawn on you and accompanied by the following documents:

☐	1.	Beneficiary's statement signed by an authorized individual of (Beneficiary) certifying "The Principal, (Applicant), has not performed or fulfilled all the undertakings, covenants and conditions in accordance with the terms of the agreement dated ______________ between (Applicant) and (Beneficiary)".
☐	2.	Beneficiary's statement signed by an authorized individual or (Beneficiary) certifying "We hereby certify that invoices under sales agreement between (Applicant) and (Beneficiary) have been submitted for payment and said invoices are past due and payable".
☐	3.	Beneficiary's statement signed by an authorized individual of (Beneficiary) certifying "We hereby certify that (Applicant) has failed to honor their contractual agreement dated ____________________between (Applicant) and (Beneficiary) and that payment has not been made and is _________ past due.
☐	4.	Beneficiary's statement signed by one of its authorized individuals certifying that ________________________ (Applicant) was the successful bidder under the Tender No. _____________ dated __________________ for supply of _________________ and that ________________________ (Applicant) has withdrawn their bid or failed to enter into contract.
☐	5.	Beneficiary's statement signed by an authorized individual reading: (Please indicate below the wording that is to appear in the statement to be presented.)
☐	6.	No statement or document by the beneficiary other than a draft is required to be presented under this Letter of Credit.

Partial Drawings: ☐ Permitted ☐ Not Permitted | Charges for: Applicant

Special instructions or conditions:
☐ Issue per attached sample

~~Applicant shall keep and maintain Demand Deposit Account No. ______ at all times. KeyBank is authorized to debit the Demand Deposit Account or any~~ successor account to pay any amounts which become due by Applicant ~~in connection with the Letter of Credit~~, including any fees charged to Applicant or the ~~amount of any draw(s) made under the Letter of Credit by the Beneficiary~~.

This application and agreement are subject to either the current uniform customs and practice for documentary credits established by the International Chamber of Commerce or the current International Standby Practices established by the International Chamber of Commerce, (whichever may be determined to be appropriate by Keycorp Affiliates under the circumstances), and to the terms and conditions set forth in the ~~Letter of Credit Reimbursement and Security Agreement executed by the Applicant~~ Credit Agreement dated January __, 2015 by and among Applicant, KeyBank National Association as Agent, and the Lenders party thereto.

______________________ (Customer's Signature) _____ Signer's printed name	______________________ (Customer's Bank Sign Here – if other than a Keycorp Affiliate)	Date: ____________

{00269182 v3 INTERNAL } KeyCorp: Confidential

F-2

EXHIBIT G
FORM OF COMPLIANCE CERTIFICATE
KeyBank National Association, as Agent
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia 30328
Attention: Kristin Centracchio

Ladies and Gentlemen:
Reference is made to that certain Credit Agreement dated as of January 14, 2015 (as the same may hereafter be amended, the “Credit Agreement”) by and among Monogram Residential OP LP (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.
Pursuant to the Credit Agreement, the Borrower (or the REIT, on the Borrower’s behalf) is furnishing to you herewith (or has most recently furnished to you) the consolidated and proportionate financial statements of the REIT for the fiscal period ended _______________ (the “Balance Sheet Date”). The consolidated financial statements have been prepared in accordance with GAAP, and the consolidated statements present fairly the consolidated financial position of the REIT at the date thereof and the results of its operations for the periods covered thereby. The information in the proportionate statements is correct and complete at the date thereof for the periods covered thereby and such proportionate statements were prepared in accordance with the REIT’s policies consistently applied and in a manner consistent with the statements delivered to the Agent pursuant to §6.4 of the Credit Agreement.
This certificate is submitted in compliance with requirements of §2.11(d), 5.3(a)(iii), 5.4(b), 7.4(c), 7.19(c) or 10.11 of the Credit Agreement, as applicable. If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statements of the REIT as of the Balance Sheet Date adjusted in the best good faith estimate of the REIT to give effect to the making of a Loan, issuance of a Letter of Credit, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of the REIT of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officer is the chief financial officer, chief executive officer, treasurer or chief accounting officer of the General Partner (or the REIT, if this certificate is delivered by the REIT on the Borrower’s behalf).
The undersigned representative has caused the provisions of the Loan Documents to be reviewed and has no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

IN WITNESS WHEREOF, the undersigned has duly executed this Compliance Certificate this _____ day of ___________, 201__.

MONOGRAM RESIDENTIAL OP LP, a
Delaware limited partnership

By:	Monogram Residential, Inc., a Delaware
corporation, its general partner

By:
Name:
Title:

(SEAL)

APPENDIX TO COMPLIANCE CERTIFICATE

[Attached]

Covenant Compliance Worksheet

As of 9/30/2014

Financial Covenants

9.1 Credit Support Property	
(a) Appraised Value of the Credit Support Properties:	
(b) Total Commitment:	
Actual Ratio (a/b):	
Covenant Requirement: (*)	60.0%
Compliance:	

*Increases to 150% at First Extension

9.2 Consolidated Total Indebtedness to Gross Asset Value	
(a) Consolidated Total Indebtedness:	
(b) Gross Asset Value:	
Actual Ratio (a/b):	
Covenant Requirement: (*)	65.0%
Compliance:	

*Reduces to 60% at First Extension

9.3 Adjusted Consolidated EBITDA to Consolidated Fixed Charges	
(a) Adjusted Consolidated EBITDA for the most recent four-quarter period:	
(b) Consolidated Fixed Charges for the most recent four-quarter period:	
Actual Ratio (a/b):	
Covenant Requirement:	1.50x
Compliance:	

9.4 Minimum Consolidated Tangible Net Worth	
Consolidated Tangible Net Worth:	
(a) 85% of Consolidated Tangible Net Worth at Closing:	$1,163,000,000
Net Offering Proceeds:	$0
Multiplied by 80%	
(b) Amount to be added to Tangible Net Worth covenant:	$0
Consolidated Tangible Net Worth:	
Covenant Requirement (a+b):	$1,163,000,000
Compliance:	

9.5 Secured Indebtedness	
(a) Secured Indebtedness:	
(b) Gross Asset Value:	
Actual Ratio (a/b):	
Covenant Requirement: (*)	60.0%
Compliance:	

*Reduces to 55% at First Extension

9.6 Maximum Secured Recourse Indebtedness	
(a) Secured Recourse Indebtedness:	
(b) Gross Asset Value:	
Actual Ratio (a/b):	
Covenant Requirement:	10.0%
Compliance:	

Negative Covenants

8.3 Restrictions on Investments	% of Gross Asset Value	Covenant Requirement	Compliance
a) Investments in Land Assets:		5%	
b) Investments in Mortgage Notes Receivables:		7.5%	
c) Investments in Unconsolidated Affiliates:		10%	
d) Investments in Development Properties with a loan-to-budgeted cost ratio of >60%:		5%	
Aggregate (a+b+c+d):		25%	
e) Investments in other real estate within the US not permitted in section 8.3:		5%	

8.7 Distributions	
(a) Distributions:	
(b) Funds from Operations:	
Actual Ratio (a/b):	
Covenant Requirement: (*)	95.0%
Compliance:	

*Covenant inactive until 12/31/2015

Page 1

EXHIBIT H
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated ____________________, by and between ____________________________ (“Assignor”), and ____________________________ (“Assignee”).
W I T N E S S E T H:
WHEREAS, Assignor is a party to that certain Credit Agreement, dated January 14, 2015, as, by and among MONOGRAM RESIDENTIAL OP LP, a Delaware limited partnership (the “Borrower”), the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (as amended from time to time, the “Credit Agreement”); and
WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Credit Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;
NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:
1.    Definitions. Terms defined in the Credit Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Credit Agreement.
2.    Assignment.
(a)    Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its Revolving Credit Note in the amount of $_______________ representing a $_______________ Commitment, and a _________________ percent (_____%) Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Credit Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding Revolving Credit Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Credit Agreement having a Commitment Percentage equal to the amount of the respective Assigned Interests.
(b)    Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Credit Agreement, which obligations shall include, but shall not be limited to, the obligation to make Revolving Credit Loans to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Credit Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.
3.    Representations and Requests of Assignor.
(a)    Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s Revolving Credit Note is $____________ and the aggregate outstanding principal balance of the Revolving Credit Loans made by it equals $_______, and (iii) that it has forwarded to the Agent the Revolving Credit Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the continued existence, sufficiency or value of the Collateral or any assets of the Borrower which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower of any of its obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.
(b)    Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Credit Agreement.
4.    Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Credit Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the Guarantors and the value of the assets of the Borrower and the Guarantors, and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower or any Guarantor and is not a Defaulting Lender or Affiliate of a Defaulting Lender, (g) represents and warrants that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to the Borrower and the Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes and (h) if Assignee is an assignee of any portion of the Revolving Credit Notes, Assignee has a net worth or, in the case of a Related Fund or an Assignee that is not a bank or other institutional lender, an unfunded commitments as of the date hereof of not less than $1,000,000,000.00 unless waived in writing by the Borrower and the Agent as required by the Credit Agreement. Assignee agrees that the Borrower may rely on the representation contained in Section 4(h).
5.    Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $____________ representing the aggregate principal amount outstanding of the Revolving Credit Loans owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.
6.    Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Credit Agreement.
7.    Effectiveness.
(a)    The effective date for this Agreement shall be _______________ (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.
(b)    Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Credit Agreement.
(c)    Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.
(d)    All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.
8.    Notices. Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:	_____________________________
_____________________________
_____________________________
_____________________________
Attn:_________________________
Facsimile:_____________________

Domestic Lending Office:	Same as above

Eurodollar Lending Office:	Same as above

9.    Payment Instructions. All payments to Assignee under the Credit Agreement shall be made as provided in the Credit Agreement in accordance with the separate instructions delivered to the Agent.
10.    GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
11.    Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.
12.    Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by the Agent.
13.    Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Credit Agreement.
[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:_____________________________________________
Title:

ASSIGNOR:

By:_____________________________________________
Title:

RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:_________________________________
Title:

CONSENTED TO BY:

MONOGRAM RESIDENTIAL OP LP, a
Delaware limited partnership

By:	Monogram Residential, Inc., a Delaware
corporation, its general partner

By:
Name:
Title:

(SEAL)

EXHIBIT I-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement dated as of January 14, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Monogram Residential OP LP (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

________________________________________
[NAME OF LENDER]

By:	__________________________________
Name:	__________________________________
Title:	__________________________________

Date:	_____________	_____,	20______

I-1-1

EXHIBIT I-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement dated as of January 14, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Monogram Residential OP LP (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

_________________________________________
[NAME OF PARTICIPANT]

By:	__________________________________
Name:	__________________________________
Title:	__________________________________

Date:	_____________	______,	20_____

I-2-1

EXHIBIT I-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement dated as of January 14, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Monogram Residential OP LP (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

_________________________________________
[NAME OF PARTICIPANT]

By:	__________________________________
Name:	__________________________________
Title:	__________________________________

Date:	_____________	______,	20_____

I-3-1

EXHIBIT I-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement dated as of January 14, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Monogram Residential OP LP (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

__________________________________________
[NAME OF LENDER]

By:	___________________________________
Name:	___________________________________
Title:	___________________________________

Date:	______________	______,	20_____

1

SCHEDULE 1.1
LENDERS AND COMMITMENTS

Name and Address	Commitment	Commitment Percentage
KeyBank National Association 1200 Abernathy Road, N.E., Suite 1550 Atlanta, Georgia 30328 Attention: Kristin Centracchio Telephone: 770-510-2126 Facsimile: 770-510-2195	$72,500,000.00	36.250%
LIBOR Lending Office: Same as Above
JPMorgan Chase Bank, N.A. 10 S. Dearborn, Mail Code Il1:0958 Chicago, Illinois 60603 Attention: Elizabeth Johnson Telephone: 312-325-5008 Facsimile: 312-325-5174	$72,500,000.00	36.250%
LIBOR Lending Office: Same as Above
Cadence Bank, N.A. 2800 Post Oak Blvd., Suite 3800 Houston, Texas 77056 Attention: Evans Gunn Telephone: 713-871-3937 Facsimile: 713-634-4998	$15,000,000.00	7.500%
LIBOR Lending Office: Same as Above
Morgan Stanley Bank, N.A. 1300 Thames Street Wharf, 4th Floor Baltimore, Maryland 21231 Attention: Morgan Stanley Loan Servicing; Steve Delaney Telephone: 443-627-4355; 443-627-4326 Facsimile: 718-233-2140; 212-404-9645	$40,000,000.00	20.000%
LIBOR Lending Office: Same as Above
TOTAL	$200,000,000.00	100%

Schedule 1.1 – Page 1

SCHEDULE 1.2
INITIAL CREDIT SUPPORT PROPERTIES

Allegro – 15750 and 15800 Spectrum Drive and 15605 Dallas Parkway, Addison, TX 75001

Pembroke Woods – 1100 Pembroke Woods Drive, Pembroke, MA 02359

Schedule 1.2 – Page 1

SCHEDULE 5.3
ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS
With respect to any parcel of Real Estate of the Borrower or a Subsidiary Guarantor proposed to be included as a Credit Support Property, each of the following:
(a)Description of Property. A narrative description of the real estate and the improvements thereon, including, without limitation, a description of the market, a description of the unit mix, scheduled rents, building age and a monthly occupancy history for the four (4) calendar quarter period immediately preceding the date on which such real estate is to be included as a Credit Support Property to the extent available to the Borrower.
(b)Security Documents. (i) Such Security Documents relating to such Real Estate, including any amendments to or additional Security Documents, in order to grant to the Agent, for the benefit of the Lenders, a first priority lien and security interest in such Credit Support Property, duly executed and delivered by the respective parties thereto.
(c)Authority Documents. If such Real Estate is held by a Subsidiary Guarantor, such organizational and formation documents of such Subsidiary Guarantor as the Agent shall reasonably require.
(d)Enforceability Opinion. If required by the Agent, the favorable legal opinion of counsel to the Borrower or such Subsidiary Guarantor, from counsel reasonably acceptable to the Agent, addressed to the Lenders and the Agent covering the enforceability of such Security Documents and such other matters as the Agent shall reasonably request.
(e)Perfection of Liens. Evidence reasonably satisfactory to the Agent that the Security Documents are effective to create in favor of the Agent a legal, valid and enforceable first lien or security title and security interest in the Collateral subject thereto and that all filings, recordings, deliveries of instruments and other actions necessary or desirable to protect and preserve such liens or security title or security interests have been duly effected.
(f)Survey and Taxes. The Survey of such Real Estate and evidence of payment of all taxes, assessments and municipal charges on such Real Estate, which on the date of determination are required to have been paid under §7.8.
(g)Title Insurance; Title Exception Documents. The Title Policy (or “marked” commitment/proforma policy for a Title Policy) covering such Real Estate in the amount of the Appraised Value of such Real Estate (or if such Real Estate is not at least 95% leased pursuant to arms-length leases to unaffiliated residents requiring the payment of rent not less than 95% of market rent, or if such Real Estate is to be repositioned or renovated, such higher amount as Agent may require as a result of potential appreciation of such Real Estate), including all endorsements thereto, and together with proof of payment of all fees and premiums for such policy, and true and accurate copies of all documents listed as exceptions under such policy.

Schedule 5.3 – Page 1

(h)Ground Lease. If the Credit Support Property is subject to a Ground Lease, a certified copy of such Ground Lease and all amendments thereto, and an estoppel from the Fee Owner, in each case in form and substance reasonably satisfactory to Agent.
(i)UCC Certification; Bankruptcy and Litigation Searches. A certification from the Title Insurance Company, records search firm, or counsel reasonably satisfactory to the Agent that a search of the appropriate public records designated by Agent, disclosed no (i) financing statements which affect any property, rights or interests of the Borrower or such Subsidiary Guarantor in such Real Estate or related personal property except to the extent that the same are discharged and removed prior to or simultaneously with the inclusion of the Real Estate in the Collateral, (ii) bankruptcy filings, or (iii) judgments (except those that are approved by Agent).
(j)Management Agreement. A true copy of the Management Agreement, if any, relating to such Real Estate, which shall be in form and substance reasonably satisfactory to the Agent and a Subordination of Management Agreement.
(k)Rent Roll. A Rent Roll for such Real Estate certified by the Borrower or such Subsidiary Guarantor as accurate and complete as of a recent date and indicating unit mix, occupied units, vacant units, rents for such units and any tenants that are in default, in the form previously approved by the Agent or such other form as may be reasonably satisfactory to the Agent.
(l)Flood. A flood hazard determination on a FEMA approved form and a signed notification, if applicable, to the required qualification documents if the Real Estate is in a flood zone.
(m)Certificates of Insurance. Each of (i) a current certificate of insurance as to the insurance maintained by the Borrower or such Subsidiary Guarantor on such Real Estate (including flood insurance if necessary) from the insurer or an independent insurance broker dated as of the date of determination, identifying insurers, types of insurance, insurance limits, and policy terms (and with respect to any required flood insurance coverage, policies and other regulatory proof of coverage); and (ii) certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer), all of which shall be in compliance with the requirements of this Agreement.
(n)Property Condition Report. A property condition report from a firm of professional engineers or architects selected by the Borrower and reasonably acceptable to the Agent reasonably satisfactory in form and content to the Agent and the Required Lenders, dated not more than ninety (90) days prior to the inclusion of such Real Estate in the Collateral, addressing such matters as the Agent may reasonably require.
(o)Hazardous Substance Assessments. A hazardous waste site assessment report addressed to the Agent (or the subject of a reliance letter addressed to, and in a form reasonably satisfactory to, the Agent) concerning Hazardous Substances and asbestos on such Real Estate dated or updated not more than ninety (90) days prior to the inclusion of such Real Estate in the Collateral, from an Environmental Engineer, such report to contain no qualifications except those that are

Schedule 5.3 - Page 2

reasonably acceptable to the Agent and the Required Lenders and to otherwise be in form and substance reasonably satisfactory to the Agent in its sole discretion.
(p)Certificate of Occupancy. A copy of the certificate(s) of occupancy issued to the Borrower or any Subsidiary Guarantor for such parcel of Real Estate permitting the use and occupancy of the Building thereon (or a copy of the certificates of occupancy issued for such parcel of Real Estate and evidence satisfactory to the Agent that any previously issued certificate(s) of occupancy is not required to be reissued to the Borrower or any Subsidiary Guarantor), or a legal opinion or certificate from the appropriate authority reasonably satisfactory to the Agent that no certificates of occupancy are necessary to the use and occupancy thereof.
(q)Appraisal. An Appraisal of such Real Estate, in form and substance reasonably satisfactory to the Agent and the Required Lenders as provided in §5.2 and dated not more than ninety (90) days prior to the inclusion of such Real Estate in the Collateral.
(r)Operating Statements. Operating statements for each of the eight fiscal quarters ending immediately prior to the addition of such Real Estate to the Collateral, the year to date and the immediately preceding four (4) calendar quarter period, in each case, to the extent available to the Borrower.
(s)Environmental Disclosure. Such evidence regarding compliance with §6.19(d) as the Agent may reasonably require.
(t)Guarantor Documents. With respect to Real Estate owned by a Subsidiary, the Joinder Agreement and such other documents, instruments, reports, assurances, or opinions as required by §5.5(a).
(u)Zoning and Land Use Compliance. Such evidence regarding zoning and land use compliance as the Agent may reasonably require and approve in its reasonable discretion, including, without limitation, a PZR Zoning report.
(v)Additional Documents. Such other agreements, documents, certificates, reports or assurances as the Agent may reasonably require.

Schedule 5.3 - Page 3

SCHEDULE 6.3
TITLE TO PROPERTIES

Assets that are owned by non-Wholly Owned Subsidiaries are subject to the rights of third party joint venture partners

Schedule 6.3 – Page 1

SCHEDULE 6.5
NO MATERIAL CHANGES

NONE

Schedule 6.5 – Page 1

SCHEDULE 6.6
TRADEMARKS, TRADENAMES

NONE

Schedule 6.6 – Page 1

SCHEDULE 6.7
PENDING LITIGATION

NONE

Schedule 6.7 – Page 1

SCHEDULE 6.10
TAX STATUS

CYAN Tax Audit the 2011 tax year. The IRS is verifying the gain associated with the purchase by Milky Way Partners, LP of a 15% interest in Behringer Harvard Cyan Venture from the Borrower (reducing the Borrower’s interest to 55%) and the entire 30% in Behringer Harvard Cyan Venture from Monogram Residential Master Partnership I LP (the PGGM Master Partnership). The Borrower subsequently bought out the interest of Milky Way Partners, LP, and sold the Cyan property and acquired the current Vara property in a 1031 Exchange transaction.

Schedule 6.10 – Page 1

SCHEDULE 6.14
CERTAIN TRANSACTIONS

1. Administrative Services Agreement dated June 30, 2014, by and between Monogram Residential Trust, Inc. (f/k/a Behringer Harvard Multifamily REIT I, Inc.), Monogram Residential REIT TRS Holding, LLC (f/k/a REIT TRS Holding, LLC), and Behringer Harvard Multifamily Advisors I, LLC.

1. Issuance by Monogram Residential Trust, Inc., on July 31, 2014, of 10,000 shares of Series A non-participating, voting, cumulative, convertible preferred stock (as described in Section 5.4 of the current charter of Monogram Residential Trust, Inc.) to Behringer Harvard Multifamily REIT I Services Holdings, LLC.

Schedule 6.14 – Page 1

SCHEDULE 6.20(a)
SUBSIDIARIES OF THE REIT
See Attached.

Schedule 6.20(a) – Page 1

SCHEDULE 6.20(b)
UNCONSOLIDATED AFFILIATES OF THE REIT AND ITS SUBSIDIARIES

Monogram Residential Custer Venture, LLC (“Custer Venture”) which is 55% owned by Monogram Residential Custer, LLC and 45% owned by Monogram Residential Master Partnership I LP

Monogram Residential Custer REIT, LLC, which is 99.9% owned by Custer Venture and 0.1% owned by 125 REIT investors.

Schedule 6.20(b) – Page 1

SCHEDULE 6.22
PROPERTY

NONE

Schedule 6.22 – Page 1

SCHEDULE 6.24
OTHER DEBT

The Loan Documents
The Freddie Mac Facility

Schedule 6.24 – Page 1

Page

§1.	DEFINITIONS AND RULES OF INTERPRETATION......................................................		1
	§1.1	Definitions..............................................................................................................	1
	§1.2	Rules of Interpretation............................................................................................	35
	§1.3	Financial Attributes of Unconsolidated Affiliates and Subsidiaries that are not Wholly-Owned Subsidiaries...................................................................................	36
§2.	THE CREDIT FACILITY.....................................................................................................		36
	§2.1	Revolving Credit Loans..........................................................................................	37
	§2.2	[Intentionally Omitted]...........................................................................................	37
	§2.3	Unused Fee; Facility Fee........................................................................................	37
	§2.4	Reduction and Termination of the Commitments..................................................	38
	§2.5	Swing Loan Commitment......................................................................................	39
	§2.6	Interest on Loans....................................................................................................	41
	§2.7	Requests for Revolving Credit Loans....................................................................	42
	§2.8	Funds for Loans......................................................................................................	42
	§2.9	Use of Proceeds......................................................................................................	43
	§2.10	Letters of Credit......................................................................................................	43
	§2.11	Increase in Total Commitment................................................................................	47
	§2.12	Extension of Maturity Date....................................................................................	49
	§2.13	Defaulting Lenders.................................................................................................	50
§3.	REPAYMENT OF THE LOANS………………………………………………………….		53
	§3.1	Stated Maturity.......................................................................................................	53
	§3.2	Mandatory Prepayments.........................................................................................	54
	§3.3	Optional Prepayments............................................................................................	54
	§3.4	Partial Prepayments................................................................................................	54
	§3.5	Effect of Prepayments............................................................................................	55
§4.	CERTAIN GENERAL PROVISIONS…………………………………………………….		55
	§4.1	Conversion Options................................................................................................	55
	§4.2	Fees……………………………………………………………………………….	55
	§4.3	Funds for Payments................................................................................................	56
	§4.4	Computations..........................................................................................................	60
	§4.5	Suspension of LIBOR Rate Loans..........................................................................	61
	§4.6	Illegality.................................................................................................................	61
	§4.7	Additional Interest..................................................................................................	61
	§4.8	Additional Costs, Etc..............................................................................................	62
	§4.9	Capital Adequacy....................................................................................................	62
	§4.10	Breakage Costs.......................................................................................................	63
	§4.11	Default Interest; Late Charge.................................................................................	63
	§4.12	Certificate...............................................................................................................	63
	§4.13	Limitation on Interest.............................................................................................	63
	§4.14	Certain Provisions Relating to Increased Costs; Non-Consenting Lenders...........	64
§5.	COLLATRAL SECURITY; GUARANTORS…………………………………………….		65
	§5.1	Collateral................................................................................................................	65
	§5.2	Appraisal.................................................................................................................	65

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(continued)
Page

	§5.3	Addition of Credit Support Properties; Additional Collateral................................	66
	§5.4	Release of Credit Support Properties......................................................................	68
	§5.5	Additional Guarantors; Release of Guarantors.......................................................	69
	§5.6	Release of Collateral from Security Agreement.....................................................	70
	§5.7	Release of Collateral...............................................................................................	71
§6.	REPRESENTATIONS AND WARRANTIES……………………………………………..		71
	§6.1	Corporate Authority, Etc.........................................................................................	71
	§6.2	Governmental Approvals........................................................................................	72
	§6.3	Title to Properties...................................................................................................	72
	§6.4	Financial Statements...............................................................................................	73
	§6.5	No Material Changes..............................................................................................	73
	§6.6	Franchises, Patents, Copyrights, Etc......................................................................	73
	§6.7	Litigation................................................................................................................	74
	§6.8	No Material Adverse Contracts, Etc.......................................................................	74
	§6.9	Compliance with Other Instruments, Laws, Etc.....................................................	74
	§6.10	Tax Status...............................................................................................................	74
	§6.11	No Event of Default...............................................................................................	75
	§6.12	Investment Company Act.......................................................................................	75
	§6.13	Setoff, Etc...............................................................................................................	75
	§6.14	Certain Transactions...............................................................................................	75
	§6.15	Employee Benefit Plans.........................................................................................	75
	§6.16	Disclosure...............................................................................................................	76
	§6.17	Trade Name; Place of Business..............................................................................	76
	§6.18	Regulations T, U and X..........................................................................................	76
	§6.19	Environmental Compliance....................................................................................	76
	§6.20	Subsidiaries; Organizational Structure...................................................................	78
	§6.21	[Intentionally Omitted]...........................................................................................	78
	§6.22	Property...................................................................................................................	78
	§6.23	Brokers...................................................................................................................	79
	§6.24	Other Debt..............................................................................................................	79
	§6.25	Solvency.................................................................................................................	80
	§6.26	No Bankruptcy Filing.............................................................................................	80
	§6.27	No Fraudulent Intent...............................................................................................	80
	§6.28	Transaction in Best Interests of the Borrower and Guarantors; Consideration......	80
	§6.29	Contribution Agreement.........................................................................................	80
	§6.30	Representations and Warranties of Guarantors.......................................................	81
	§6.31	OFAC......................................................................................................................	81
	§6.32	Ground Lease..........................................................................................................	81
	§6.33	Guaranty; Security Agreement...............................................................................	82
	§6.34	Pembroke Regulatory Agreement...........................................................................	82
§7.	AFFIRMATIVE COVENANTS…………………………………………………………..		82
	§7.1	Punctual Payment...................................................................................................	82

(continued)
Page

	§7.2	Maintenance of Office............................................................................................	82
	§7.3	Records and Accounts............................................................................................	83
	§7.4	Financial Statements, Certificates and Information...............................................	83
	§7.5	Notices....................................................................................................................	86
	§7.6	Existence; Maintenance of Properties....................................................................	88
	§7.7	Insurance; Condemnation.......................................................................................	88
	§7.8	Taxes; Liens............................................................................................................	94
	§7.9	Inspection of Properties and Books........................................................................	94
	§7.10	Compliance with Laws, Contracts, Licenses, and Permits.....................................	95
	§7.11	Further Assurances.................................................................................................	95
	§7.12	Management...........................................................................................................	95
	§7.13	Leases of the Property.............................................................................................	96
	§7.14	Business Operations...............................................................................................	96
	§7.15	Registered Servicemark..........................................................................................	96
	§7.16	Ownership of Real Estate.......................................................................................	96
	§7.17	Distributions of Income to the Borrower................................................................	96
	§7.18	Plan Assets..............................................................................................................	97
	§7.19	Credit Support Properties.......................................................................................	97
	§7.20	[Intentionally Omitted]...........................................................................................	98
	§7.21	Sanctions Laws and Regulations............................................................................	98
	§7.22	Assignment of Interest Rate Protection..................................................................	99
	§7.23	Pembroke Regulatory Agreement...........................................................................	99
§8.	NEGATIVE COVENANTS……………………………………………………………….		99
	§8.1	Restrictions on Indebtedness..................................................................................	99
	§8.2	Restrictions on Liens, Etc.......................................................................................	100
	§8.3	Restrictions on Investments....................................................................................	102
	§8.4	Merger, Consolidation............................................................................................	104
	§8.5	Sale and Leaseback.................................................................................................	105
	§8.6	Compliance with Environmental Laws..................................................................	105
	§8.7	Distributions...........................................................................................................	107
	§8.8	Asset Sales..............................................................................................................	108
	§8.9	Restriction on Prepayment of Indebtedness...........................................................	108
	§8.10	Zoning and Contract Changes and Compliance.....................................................	108
	§8.11	[Intentionally Omitted]...........................................................................................	108
	§8.12	Transactions with Affiliates....................................................................................	108
	§8.13	Cross-Collateralized Debt.......................................................................................	109
	§8.14	Equity Pledges........................................................................................................	109
	§8.15	Management Fees...................................................................................................	109
§9.	FINANCIAL COVENANTS………………………………………………………………		109
	§9.1	Credit Support Property..........................................................................................	109
	§9.2	Consolidated Total Indebtedness to Gross Asset Value..........................................	109
	§9.3	Adjusted Consolidated EBITDA to Consolidated Fixed Charges..........................	109

(continued)
Page

	§9.4	Minimum Consolidated Tangible Net Worth..........................................................	109
	§9.5	Secured Indebtedness.............................................................................................	110
	§9.6	Maximum Secured Recourse Indebtedness............................................................	110
§10	CLOSING CONDITIONS…………………………………………………………………		110
	§10.1	Loan Documents.....................................................................................................	110
	§10.2	Certified Copies of Organizational Documents......................................................	110
	§10.3	Resolutions............................................................................................................	110
	§10.4	Incumbency Certificate; Authorized Signers..........................................................	110
	§10.5	Opinion of Counsel.................................................................................................	110
	§10.6	Payment of Fees......................................................................................................	111
	§10.7	Performance; No Default........................................................................................	111
	§10.8	Representations and Warranties..............................................................................	111
	§10.9	Proceedings and Documents...................................................................................	111
	§10.10	Eligible Real Estate Qualification Documents.......................................................	111
	§10.11	Compliance Certificate...........................................................................................	111
	§10.12	Appraisals..............................................................................................................	111
	§10.13	Consents................................................................................................................	111
	§10.14	Contribution Agreement.........................................................................................	111
	§10.15	Insurance.................................................................................................................	111
	§10.16	Other………………………………………………………………………….......	111
§11	CONDITIONS TO ALL BORROWINGS………………………………………………...		112
	§11.1	Representations True; No Default..........................................................................	112
	§11.2	Borrowing Documents............................................................................................	112
	§11.3	Endorsement to Title Policy....................................................................................	112
	§11.4	Future Advances Tax Payment...............................................................................	112
§12	EVENTS OF DEFAULT; ACCELERATION; ETC……………………………………...		113
	§12.1	Events of Default and Acceleration........................................................................	113
	§12.2	Certain Cure Periods; Limitation of Cure Periods..................................................	116
	§12.3	Termination of Commitments.................................................................................	117
	§12.4	Remedies................................................................................................................	117
	§12.5	Distribution of Collateral Proceeds........................................................................	118
	§12.6	Collateral Account..................................................................................................	119
§13	SETOFF……………………………………………………………………………………		120
§14	THE AGENT………………………………………………………………………………		120
	§14.1	Authorization.........................................................................................................	120
	§14.2	Employees and Agents...........................................................................................	121
	§14.3	No Liability.............................................................................................................	121
	§14.4	No Representations.................................................................................................	121
	§14.5	Payments.................................................................................................................	122
	§14.6	Holders of Notes.....................................................................................................	122
	§14.7	Indemnity...............................................................................................................	122
	§14.8	The Agent as Lender...............................................................................................	123

(continued)
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	§14.9	Resignation............................................................................................................	123
	§14.10	Duties in the Case of Enforcement.........................................................................	124
	§14.11	Request for Agent Action.......................................................................................	124
	§14.12	Bankruptcy.............................................................................................................	124
	§14.13	Reliance by the Agent.............................................................................................	125
	§14.14	Approvals................................................................................................................	125
	§14.15	The Borrower Not Beneficiary...............................................................................	126
	§14.16	Reliance on Hedge Provider...................................................................................	126
§15	EXPENSES………………………………………………………………………………...		126
§16	INDEMNIFICATION……………………………………………………………………..		127
§17	SURVIVAL OF COVENANTS, ETC……………………………………………………..		128
§18	ASSIGNMENT AND PARTICIPATION…………………………………………………		128
	§18.1	Conditions to Assignment by Lenders....................................................................	128
	§18.2	Register...................................................................................................................	129
	§18.3	New Notes..............................................................................................................	130
	§18.4	Participations.........................................................................................................	130
	§18.5	Pledge by Lender....................................................................................................	131
	§18.6	No Assignment by the Borrower............................................................................	131
	§18.7	Disclosure..............................................................................................................	131
	§18.8	Titled Agents...........................................................................................................	132
§19	NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATIONS…………………		132
§20	RELATIONSHIP………………………………………………………….……………….		134
§21	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE………………...		134
§22	HEADINGS…………………………………..……………………………………………		135
§23	COUNTERPARTS…………………………………………………………………………		135
§24	ENTIRE AGREEMENT, ETC……………………………………………………………..		135
§25	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS……….……………...		135
§26	DEALINGS WITH THE BORROWER…………………………………………………...		136
§27	CONSENTS, AMENDMENTS, WAIVERS, ETC………………………………………..		136
§28	SEVERABILITY…………………………………………………………………………..		137
§29	TIME OF THE ESSENCE…………………………………………………………………		138
§30	NO UNWRITTEN AGREEMENTS………………………………………………………		138
§31	REPLACEMENT NOTES…………………………………………………………………		138
§32	NO THIRD PARTIES BENEFITED………………………………………………………		138
§33	PATRIOT ACT…………………………………………………………………………….		139

v

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF JOINDER AGREEMENT
Exhibit B	FORM OF REVOLVING CREDIT NOTE
Exhibit C	FORM OF SWING LOAN NOTE
Exhibit D	FORM OF REQUEST FOR REVOLVING CREDIT LOAN AND SWING LOAN
Exhibit E	FORM OF LETTER OF CREDIT REQUEST
Exhibit F	FORM OF LETTER OF CREDIT APPLICATION
Exhibit G	FORM OF COMPLIANCE CERTIFICATE
Exhibit H	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
Exhibits I	FORMS OF U.S. TAX COMPLIANCE CERTIFICATES
Schedule 1.1	LENDERS AND COMMITMENTS
Schedule 1.2	INITIAL CREDIT SUPPORT PROPERTIES
Schedule 5.3	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS
Schedule 6.3	TITLE TO PROPERTIES
Schedule 6.5	NO MATERIAL CHANGES
Schedule 6.6	TRADEMARKS, TRADENAMES
Schedule 6.7	PENDING LITIGATION
Schedule 6.10	TAX STATUS
Schedule 6.14	CERTAIN TRANSACTIONS
Schedule 6.20(a)	SUBSIDIARIES OF THE REIT
Schedule 6.20(b)	UNCONSOLIDATED AFFILIATES OF THE REIT AND ITS SUBSIDIARIES
Schedule 6.22	PROPERTY
Schedule 6.24	OTHER DEBT

i